Exhibit 10.28

EXECUTION VERSION

Dated This 19th day of June 2009
By and Among
TPG Star Energy Ltd.
FAR East Energy Limited
MIE Holdings Corporation
and
MI Energy Corporation

SERIES A PREFERRED SHARES SUBSCRIPTION AND PUT OPTION AGREEMENT
relating to
the subscription of, and put option rights over, Series A Preferred Shares of
MIE HOLDINGS CORPORATION

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TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	SUBSCRIPTION OF THE SERIES A PREFERRED SHARES; COMPLETION	11
3.	WARRANTIES AND UNDERTAKINGS	14
4.	PRE-COMPLETION UNDERTAKINGS	17
5.	CONDITIONS PRECEDENT	19
6.	SURVIVAL AND INDEMNITIES	21
7.	PUT OPTION	23
8.	COVENANTS	26
9.	ANNOUNCEMENTS AND CONFIDENTIALITY	27
10.	RELEASE AND INDULGENCE	28
11.	NOTICES	28
12.	GOVERNING LAW AND PRIORITY	29
13.	ARBITRATION	29
14.	MISCELLANEOUS	30
SCHEDULES AND EXHIBITS

SCHEDULE 1	PARTICULARS OF THE SHAREHOLDERS IMMEDIATELY PRIOR TO THE COMPLETION AND IMMEDIATELY AFTER THE COMPLETION
SCHEDULE 2	WARRANTIES
SCHEDULE 3	PRC STATE ADMINISTRATION OF FOREIGN EXCHANGE REGISTRATIONS

EXHIBIT 1	RESTATED ARTICLES
EXHIBIT 2	SHAREHOLDERS’ AGREEMENT
EXHIBIT 3	RELEASE OF TRANSACTION FEES
EXHIBIT 4	SHARE CHARGE
EXHIBIT 5	FEEL SHAREHOLDERS UNDERTAKINGS
EXHIBIT 6	ZHANG RUILIN’S EMPLOYMENT CONTRACT TERM SHEET
EXHIBIT 7	STANDARD BANK CONSENT LETTER
EXHIBIT 8	ZHONG LUN LEGAL OPINION

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THIS SERIES A PREFERRED SHARES SUBSCRIPTION AND PUT OPTION AGREEMENT (this “Agreement”) is made on the 19th day of June 2009 by and among:
(1)	TPG Star Energy Limited, an exempted company incorporated with limited liability in the Cayman Islands, and/or one or more of its Affiliates (collectively, “TPG”);

(2)	Far East Energy Limited, a company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“FEEL”);

(3)	MIE Holdings Corporation, an exempted company incorporated with limited liability in the Cayman Island (the “Company”); and

(4)	MI Energy Corporation, an exempted company incorporated with limited liability in the Cayman Island (“MIE”).
(TPG, FEEL, the Company, and MIE are hereinafter referred to collectively as the “Parties” and individually as a “Party”).
WHEREAS, MIE has issued 50,000 ordinary shares, par value US$1.00 each, all of which are owned by the Company;
WHEREAS, the Company has issued 10,000,000 ordinary shares, par value US$0.01 each as at the date of this Agreement (the “Ordinary Shares”), of which 9,802,951 shares are owned by FEEL and 197,049 shares are owned by Standard Bank Plc (“Standard Bank”);
WHEREAS, the Company desires to allot and issue to TPG, and TPG desires to subscribe from the Company for, 2,145,749 Series A Preferred Shares, par value US$0.01 each (the “Series A Preferred Shares”), representing 17.667% of the total issued and outstanding share capital of the Company at the Completion (the “Subscription Shares”), on the terms and subject to the conditions contained in this Agreement;
WHEREAS, FEEL desires to grant to TPG a put option in respect of the Subscription Shares, on the terms and subject to the conditions contained in this Agreement; and
WHEREAS, the Parties have agreed to regulate their relationship inter se as direct or indirect shareholders of the Company and in the conduct of the business and affairs of the Company on the terms and subject to the conditions contained in, and adhere to, the Shareholders’ Agreement.
NOW THEREFORE, in consideration of the premises and of the representations and warranties hereinafter contained, and upon the terms and subject to the conditions stated herein, the Parties agree as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions. In this Agreement the following words or expressions have the following meanings:

“2007 Accounts”	has the meaning given such term in Schedule 2, Clause 21.

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“2008 Accounts”	has the meaning given such term in Schedule 2, Clause 21.

“Accounts”	has the meaning given such term in Schedule 2, Clause 21.

“Action”	means any action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding at law or in equity, labor dispute, arbitral action, governmental audit or governmental investigation.

“Affiliate”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any general partner, officer, director, member, manager or employee of such Person and any investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person; provided, that (i) with respect to TPG, Affiliate shall include any other person that controls, is controlled by, or is under common control with TPG Star, L.P. and/or its Affiliates and (ii) with respect to FEEL and the Company, Affiliate shall include Zhang Ruilin and Zhao Jiangwei and each of their respective Affiliates.

“Agreement”	has the meaning given such term in the Preamble.

“Allocable Indemnity Payment”	means, in respect of any Put Share, an amount equal to (i) the aggregate indemnity payments made by the Warrantors to TPG under this Agreement which have resulted in a reduction in the purchase price of the Put Shares in accordance with International Financial Reporting Standards divided by (ii) the total number of Put Shares held by TPG.

“Amended Standard Bank Option Agreement”	means the Standard Bank Option Agreement as amended by the parties thereto to provide for the additional rights granted to Standard Bank set forth in the Standard Bank Consent Letter, provided that the total number of outstanding Shares shall not change as a result of transactions contemplated therein.

“Amended Standard Bank SPA”	means the Standard Bank SPA as amended by the parties thereto to provide for the additional rights granted to Standard Bank set forth in the Standard Bank Consent Letter, provided that the total number of outstanding Shares shall not change as a result of transactions contemplated therein.

“Business Day”	means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the

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Hong Kong SAR or the PRC.

“CFC”	has the meaning given such term in Schedule 2, Clause 34.

“Circular 75”	means the Notice of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investment via Overseas Special Purpose Companies (Hui Fa [2005] No. 75), issued by the PRC State Administration of Foreign Exchange on October 21, 2005.

“Company”	has the meaning given such term in the Preamble.

“Company Board”	means the board of directors for the time being of the Company or the Directors present or deemed present at a duly convened meeting of the Directors at which a quorum is present.

“Company Warranties”	means each of the statements set forth in Clause 3.1 and Schedule 2.

“Completion”	has the meaning given such term in Clause 2.2(a).

“Completion Date”	has the meaning given such term in Clause 2.2(a).

“Consent”	means any authorisation, waiver, release, exemption, consent or other approval of, from or imposed by, any Person (other than a Governmental Authority).

“Contract”	means any written agreement, contract, commitment, note, loan, indenture, evidence of mortgage, security interest, evidence of indebtedness, purchase or sales order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument or obligation.

“Debt Settlement Transactions”	has the meaning given such term in the Zhong Lun Legal Opinion.

“Directors”	means the directors for the time being of the Company.

“Disclosure Letter”	means the letter dated the date of this Agreement from the Warrantors to TPG setting out information constituting exceptions to the Warranties.

“Early Put Option Trigger Event”	means any of the following events or circumstances:

(a) the FEEL Shareholders do not comply with any provision in Clause 2 of the FEEL Shareholders

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Undertakings;

(b) FEEL does not comply with any provision in Clause 13.3 of the Shareholders’ Agreement;

(c) FEEL or the Company does not comply with any provision in Clause 13.4 of the Shareholders’ Agreement; or

(d) any of FEEL, the Company or MIE commences a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation, compulsory composition or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any of them or for any substantial part of its property, or ceases to carry on the whole or substantially the whole of its business or makes any general assignment for the benefit of creditors, or enters into any composition with its creditors, or takes corporate action in furtherance of any such action.

“Election Notice”	has the meaning given such term in Clause 7.1(b).

“Employee Benefit Plans”	means any bonus, incentive or deferred compensation, employee loans, pension, statutory social welfare funds, housing funds, profit sharing, severance, retention, change of control, stock option, employee, stock purchase, other equity-based performance or other employee or retiree benefit or compensation plan, agreement or arrangement that provides benefits or compensation in respect of any current or former employee, and to which MIE or the Company is or has been obligated or required to contribute or is or was bound under applicable laws or regulations or under any other written or oral agreement.

“Encumbrance”	means any deed to secure debt, assignment, security interest, security right, pledge, lien, charge, option, encumbrance and claim or right of any kind of third Persons, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and in relation to shares in the issued shares capital of a company, any right to appoint a proxy, exercisable by any party other than the holder of such shares.

“Escrow Shares”	has the meaning given such term in Clause 8.2(b).

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“Fair Value”	means the fair value of any Put Share as of the date of the Put Exercise Notice, as agreed between TPG and FEEL, or in the absence of any such agreement within 15 days of the date of the Put Exercise Notice, as determined (based on the assumption that the Put Shares (or the Series A Preferred Shares), on an as-converted basis, have the same per-share value as fully paid up Ordinary Shares, and that the Company is a going concern and attributing no discount for the fact that the Put Shares represent a minority interest) by an independent international evaluator (who shall make such determination within 30 days after the date of selection, and whose decision, in the absence of manifest error, shall be final and binding on TPG and FEEL), mutually agreed between TPG and FEEL (or in the absence of such agreement, selected by TPG from three (3) independent international evaluators nominated by FEEL), with significant experience in valuation of international oil and gas businesses and shall take into account equity market comparables at the time on Recognised Stock Exchanges.

“FEEL”	has the meaning given such term in the Preamble.

“FEEL Shareholders”	means Zhang, Zhao and Shang (each, a “FEEL Shareholder”).

“FEEL Warranties”	means each of the statements set forth in Clause 3.4.

“FEEL Shareholders Undertakings”	means the undertakings letter agreement dated the date of this Agreement from the FEEL Shareholders to TPG in the form attached hereto as Exhibit 5.

“General Warranty Expiration Date”	has the meaning given such term in Clause 6.1.

“GOC”	means Global Oil Corporation.

“Governmental Authority”	means any national or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, juridical, public, regulatory, legislative or statutory instrumentality, authority, body, agency, department, bureau or entity (including any zoning authority or any comparable authority) or any arbitrator with authority to bind a Person at law.

“Governmental Rule”	means any law, rule, regulation, ordinance, order, code, Permit, interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority having the effect and force of law.

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“HKIAC”	has the meaning given such term in Clause 11.2(a).

“IFRS”	means the International Financial Reporting Standards.

“Indebtedness”	means all (i) funded indebtedness of the Company and its Subsidiaries, including, (A) all funded obligations for borrowed money, (B) funded obligations evidenced by bonds, notes, debentures, loan agreements or similar instruments, (C) otherwise as an account party in respect of or arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (ii) the aggregate amount required to be capitalized under leases under which the Company or any of its Subsidiaries is the lessee, (iii) obligations of the Company or any of its Subsidiaries for deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (iv) all accrued and unpaid interest on any of the foregoing.

“Indemnity Cap”	means an amount equal to 45% of the Subscription Price.

“Indonesia JVs”	means:

(a) PT. MI Energy Indonesia, a limited liability company domiciled in Jakarta and formed in 2007 by MIE, Sinofar Limited (a company domiciled in Singapore), Mr. Zhang Huien, Mr. Zhang Ruilin and PT. Sartika Raya (a company domiciled in Jakarta); and

(b) a joint venture established pursuant to a joint venture agreement dated May 3, 2007 between PT. MI Energy Indonesia and PT. Petro Muba;

(c) a joint venture established pursuant to a joint venture agreement dated 2007 between PT. MI Energy Indonesia and Perusahaan Daerah Sarana Pembangunan Muara Enim; and

(d) PT. Excel Delight International Energy, a limited liability company domiciled in Jakarta and formed in 2007 by MIE, Darfield International Limited, Zhang Huien, Zhang Ruilin and PT. Sartika Raya.

“Installment Purchase”	has the meaning given such term in Clause 7.1(b).

“Intercompany Agreements”	has the meaning given such term in Schedule 2, Clause 16.

“IPO Return Deficiency”	has the meaning given such term in Clause 8.2.

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“Lease”	has the meaning given such term in Schedule 2, Clause 32(b).

“Losses”	has the meaning given such term in Clause 6.2.

“Material Adverse Effect”	means a material adverse effect on the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the effects of (i) any changes or developments generally affecting the industry in which the Company or any of its Subsidiaries operates, which changes or developments do not disproportionately affect the Company or any of its Subsidiaries relative to other participants in such industry in any material respect, (ii) any changes or developments in connection with general economic, political or regulatory conditions, which changes do not disproportionately affect the Company or any of its Subsidiaries and (iii) any changes or proposed changes in IFRS.

“Microbes”	means Microbes, Inc.

“MIE”	has the meaning given such term in the Preamble.

“MIE Articles”	means the Memorandum and Articles of Association of MIE.

“MIE Board”	means the board of directors for the time being of MIE or the directors of MIE present or deemed present at a duly convened meeting of the board of directors of MIE at which a quorum is present.

“MIE Group”	means the Company, its Subsidiaries and other entities controlled directly or indirectly by the Company.

“MIE Intellectual Property”	means all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, domain names, mask works, information or other proprietary rights and processes as are used in MIE’s business as now conducted.

“MIE Loan”	means the loan owing from FEEL to MIE in the principal amount of US$61,873,432 as of the date of this Agreement.

“Notices”	has the meaning given such term in Clause 9.

“OFAC”	has the meaning given such term in Schedule 2, Clause 26.

“Ordinary Shares”	has the meaning given such term in the second Recital.

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“Parties” or “Party”	has the meaning given such term in the Preamble.

“Per Share IPO Price”	has the meaning given such term in Clause 8.1.

“Per Share Subscription Price”	means the amount equal to the Subscription Price divided by the total number of Subscription Shares, or US$24.699 per Series A Preferred Share.

“Permits”	means all licences, permits, franchises, approvals, authorisations, notices, reports, assessments, consents, waivers, exemptions, variances or orders of, registrations or filings by any Party and required by, or otherwise issued by, any Governmental Authority.

“Person”	means any natural person, individual, partnership, joint venture, company, corporation, trust, estate, juridical entity, firm, association, statutory body, unincorporated organization, or Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“PFIC”	has the meaning given such term in Schedule 2, Clause 34.

“PRC”	means the Peoples’ Republic of China.

“Pre-Approved Affiliate Transaction”	means the transactions set forth in Schedule 3.16 of the Disclosure Letter.

“Proceeding”	means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Production Sharing Contracts”	means collectively, the (i) Petroleum Contract for Development and Production of the Daan Oil Field of Jilin Province, PRC between GOC and China National Petroleum Corporation on December 16, 1997, as amended on October 25, 2000 and December 20, 2001, as amended, modified and supplemented; (ii) Petroleum Contract for Development and Production of the Miao3 Oil Field of Jilin Province, PRC between GOC and China National Petroleum Corporation on December 16, 1997, as amended on October 25, 2000 and December 20, 2001, as amended, modified and supplemented; and (iii) Petroleum Contract for Development and Production of the Moliqing Oil Field of Jilin Province, PRC between GOC and China National Petroleum Corporation on September 25, 1998 and amended on October 25, 2000 and December 20, 2001, as amended, modified and supplemented, and “Production

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Sharing Contract” means any one of them.

“Put Exercise Notice”	has the meaning given such term in Clause 7.1(a).

“Put Option”	has the meaning given such term in Clause 7.1(a).

“Put Option Period”	means the period commencing on the earlier of (i) the day following the date falling twenty-four (24) months after the Completion and (ii) date of the occurrence of an Earlier Put Option Trigger Event and ending on the earlier of (A) the day following the date falling sixty (60) months after the Completion and (B) the closing date of the Qualified IPO in accordance with the provisions of Clause 8.2 of this Agreement.

“Put Price”	means a price per Put Share equal to the greater of:

(i) the Fair Value of such Put Share as of the date of the Put Exercise Notice; and

(ii) an amount equal to the sum of (A) the difference between the Subscription Price minus the Transaction Fees divided by the number of Subscription Shares plus (B) 15% per annum on such amount compounded on an annual basis from the Completion Date on which such Put Share was issued through the date of the Put Exercise Notice (such greater amount, the “Base Put Amount”), less,

(A) the aggregate amount of any and all distributions made in respect of such Put Share plus 15% per annum from the date of such distribution compounded on an annual basis through the date of the Put Exercise Notice, less

(B) the Allocable Indemnity Payment in respect of such Put Share plus 15% per annum from the date of such payment compounded on an annual basis through the date of the Put Exercise Notice,

plus, interest on the Base Put Amount at 15% per annum compounded on an annual basis from the date of the Put Exercise Notice through the date on which such Put Shares are purchased and fully paid.

“Put Purchase Date”	has the meaning given such term in Clause 7.1(b)(ii).

“Put Shares”	has the meaning given such term in Clause 7.1(a).

“Qualified IPO”	means an underwritten public offering by the Company of its Shares on a Recognised Stock Exchange pursuant to a prospectus or offering circular under applicable securities

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laws resulting in a portion of the shares of the Company becoming freely tradable.

“Recognised Stock Exchange”	means NASDAQ, the New York Stock Exchange, the Toronto Stock Exchange, the Australian Securities Exchange, the Euronext Paris, the Tokyo Stock Exchange, the Deutsche Borse, or the main board of any of the Stock Exchange of Hong Kong Limited, the Singapore Stock Exchange, or the London Stock Exchange, or any other stock exchange of equal standing reasonably agreed by TPG.

“Refinancing Letter Agreement”	means a letter agreement dated the date of this Agreement among MIE, the Company, FEEL and TPG.

“Register of Members”	means the Register of Members of the Company maintained in the Cayman Islands.

“Related Party”	has the meaning given such term in Schedule 2, Clause 16.

“Release of Transaction Fees”	means the release to be executed by TPG substantially in the form attached hereto as Exhibit 3, under which TPG will irrevocably release the Company from paying a transaction fee of US$3,000,000 (the “Transaction Fees”), the amount of which is owed by the Company to TPG pursuant to a letter dated January 24, 2009 among TPG, FEEL, the Company and MIE.

“Restated Articles”	means the Amended and Restated Memorandum and Articles of the Company, in substantially the form of Exhibit 1 (as may be amended from time to time).

“Returns”	has the meaning given such term in Schedule 2, Clause 13.

“Series A Preferred Shares”	has the meaning given such term in the third Recital.

“Shang”	means the individual whose passport number is .

“Shareholders’ Agreement”	means the shareholders’ agreement to be entered into by and among TPG, FEEL, MIE and the Company substantially in the form attached hereto as Exhibit 2 and as may be amended from time to time.

“Share Charge”	has the meaning given such term in Clause 8.1.

“Shares”	means the Ordinary Shares and Series A Preferred Shares, and any other shares of the Company, whether fully or partly paid.

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“Single Purchase”	has the meaning given such term in Clause 7.1(b).

“Specific Indemnities”	has the meaning given such term in Clause 6.4.

“Standard Bank”	has the meaning given such term in the second Recital.

“Standard Bank Consent Letter”	has the meaning given such term in Clause 5.1(xiii).

“Standard Bank Equity Agreements”	means collectively, the Standard Bank SPA, the Amended Standard Bank SPA, the Standard Bank Option Agreement and the Amended Standard Bank Option Agreement, and a “Standard Bank Equity Agreement” means any one of them; for the avoidance of doubt, any Standard Bank Equity Agreement shall not include such agreement as amended, modified or supplemented from time to time and any document which amends, modifies or supplements such agreement.

“Standard Bank Facility”	means the Borrowing Base Facility Agreement, dated 29 October 2007 by and between MIE, Standard Bank Asia Limited, as Arranger, Agent, Security Trustee and Technical Bank, Standard Bank Plc as the Offshore Account Bank and the Original Lenders (as such term is defined therein), as amended, and any agreement to renew, replace or repay any amounts outstanding under the Standard Bank Facility pursuant to the Refinancing Letter Agreement.

“Standard Bank Option Agreement”	has the meaning set forth in Clause 3.4(b).

“Standard Bank SPA”	has the meaning set forth in Clause 3.4(b).

“Subscription Price”	means US$53,000,000, being the aggregate subscription price for the Subscription Shares.

“Subscription Shares”	has the meaning given such term in the third Recital.

“Subsidiary”	means, with respect to any Person:

(a) any company or corporation more than 50% of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the Directors of such company or corporation (irrespectively of whether or not at the time shares of any class or classes of such company or corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more

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Subsidiaries of such Person; and

(b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“Surviving Warranties”	has the meaning given such term in Clause 6.1.

“Third Party Claim”	has the meaning given such term in Clause 6.5.

“TPG”	has the meaning given such term in the Preamble.

“TPG Anticipated IPO Return ”	has the meaning given such term in Clause 8.2.

“Trade Sale”	means a sale of all of the Shares.

“Transaction Agreements”	means this Agreement, the Disclosure Letter, the Shareholders’ Agreement, the FEEL Shareholders Undertakings, the Release of Transaction Fees, the Refinancing Letter Agreement, the Share Charge, the Restated Articles, and the Standard Bank Consent Letter.

“UNCITRAL Rules”	has the meaning given such term in Clause 13.2(a).

“Unpaid IPO Return Deficiency Amount”	has the meaning given such term in Clause 8.2(b).

“US”	means the United States of America.

“US$”	means the lawful currency of the United States of America.

“Warranties”	means each of the Company Warranties and the FEEL Warranties.

“Warrantors”	means the Company and FEEL (each, a “Warrantor”).

“Warranty Claims”	has the meaning given such term in Clause 6.2.

“Warranty Expiration Date”	has the meaning given such term in Clause 6.1.

“Zhang”	means the individual whose passport number is .

“Zhao”	means the individual whose passport number is .

“Zhong Lun Legal Opinion”	means the legal opinion from Zhong Lun Law Firm, PRC

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counsel to the Company, addressed to the Company and copied to TPG for its reliance in form attached hereto as Exhibit 8.
1.2	Other Defined Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3	Principles of Construction.
(a)	Any document expressed to be in “agreed form” means a document in or substantially in the form approved by, and signed for identification purposes by or on behalf of, all the Parties.

(b)	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	The words “include,” “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of similar import.

(d)	Unless the context clearly requires otherwise, “or” is not exclusive.

(e)	All references herein to a Party’s “knowledge” shall mean, with respect to the matter in question, if such Party (or any of the executive officers of such Party) has, or would reasonably be expected to have, after conducting a reasonable investigation, actual knowledge of the matter.

(f)	Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to the Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

(g)	References to the Preamble, Recitals, Clauses, Schedules and Exhibits are to the preamble, recitals and clauses of and schedules and exhibits to this Agreement.

(h)	The headings are for convenience only and shall not affect the interpretation hereof.

(i)	Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate.

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(j)	The Transaction Agreements are the result of negotiations between, and have been reviewed by, the respective parties to each such agreement. Accordingly, each such agreement shall be deemed to be the product of all parties thereto, and there shall be no presumption that an ambiguity should be construed in favor of or against any of the Parties, as the case may be, thereto solely as a result of such party’s actual or alleged role in the drafting of any such agreement.

(k)	Any reference in this Agreement to a Transaction Agreement shall include any schedules and exhibits attached thereto and shall include that Transaction Agreement as amended, modified or supplemented from time to time and any document which amends, modifies or supplements that Transaction Agreement.

(l)	This Agreement may be translated into one or more languages other than English. In the event of any inconsistency or contradiction between the texts, this English text shall prevail.
2.	SUBSCRIPTION OF SERIES A PREFERRED SHARES; COMPLETION
2.1	Subscription of Series A Preferred Shares. Upon the terms and subject to the conditions of this Agreement, and in reliance on the Warranties and other covenants and undertakings on the part of the Company, FEEL and the FEEL Shareholders, at the Completion, TPG shall subscribe for and the Company shall allot and issue to TPG the Subscription Shares for a total subscription price equal to the Subscription Price.
2.2	Completion.
(a)	The issuance and subscription of the Subscription Shares shall be consummated (the “Completion”) at the offices of White & Case LLP, China Central Place, Tower 1, 19th Floor, 81 Jian Guo Road, Beijing on the earlier of (i) July 31, 2009 and (ii) the date falling twelve (12) Business Days after the date of satisfaction or waiver by the Company or TPG, as the case may be (except for those conditions which by their nature cannot be satisfied until the Completion), of the conditions precedent set out in Clause 5.1, or such other date as the Parties may reasonably and mutually agree (such date, the “Completion Date”).

(b)	At the Completion, the Company shall deliver to TPG a share certificate representing the Subscription Shares in the name of TPG, and a certified copy of the Register of Members reflecting the subscription by TPG of the Subscription Shares against (i) payment by TPG of US$50,000,000 by wire transfer to an account in the name of the Company which account details shall be provided to TPG no later than three (3) Business Days prior to the Completion Date, and (ii) delivery by TPG of the Release of Transaction Fees.
3.	WARRANTIES AND UNDERTAKINGS

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3.1	Warranties of the Warrantors. Each Warrantor hereby acknowledges that it has made the Company Warranties to TPG and that each statement in the Company Warranties is true and correct as of the date hereof and as of the Completion Date, and TPG has relied upon such Company Warranties to enter into this Agreement. The Company Warranties are subject to the matters disclosed in the Disclosure Letter. Each of the Companies Warranties shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any provision in this Agreement.

3.2	Updating to Completion. During the period from the date of this Agreement until the Completion, each Warrantor shall notify TPG in writing immediately if it becomes aware of a fact or circumstance which would cause any Warranty to be unfulfilled, untrue, inaccurate or misleading in any material respect if given in respect of the facts or circumstances as at any time on or prior to the Completion (such written notice, “Updating to Completion”). Such Updating to Completion shall not affect any of the conditions precedent to TPG’s obligations or satisfaction thereof.

3.3	Warranties by TPG. TPG hereby warrants to the Company that:
(a)	it is a company, corporation, limited partnership or financial institution, as the case may be, duly organized and validly existing under the laws of the jurisdiction in which it is organized;

(b)	it has the full corporate power and authority and full legal capacity to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party and each of such Transaction Agreements will be or have been duly executed and delivered and constitute or will constitute a valid and binding obligation of TPG enforceable in accordance with its terms, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity;

(c)	the execution, delivery and performance of the Transaction Agreements to which it is a party, and the subscription and acceptance of the Subscription Shares by TPG, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) any Governmental Rule or order of any Governmental Authority or any court, domestic or foreign, having jurisdiction over TPG or any Subsidiary of TPG or any of their respective properties, (ii) any material agreement or instrument to which TPG or any such Subsidiary is a party or by which TPG or any such Subsidiary is bound or to which any of the properties of TPG or any such Subsidiary is subject, or (iii) the organizational documents of TPG or any such Subsidiary other than, in each case, where such breach, violation or default has not and is not reasonably likely to have a material adverse effect on TPG’s ability to perform its obligations under any of the Transaction Agreements;

(d)	it is not and will not be required to give any notice or to make any filing with or obtain any Permit, consent, waiver or other authorisation from any

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governmental or regulatory authority or other Person in connection with the execution, delivery and performance of the Transaction Agreements;

(e)	there is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or, to the knowledge of TPG, threatened, against TPG that challenges the validity or performance of this Agreement or the other Transaction Agreements to which it is a party or which, if successful, could hinder or prevent TPG from performing its obligations hereunder or thereunder; and

(f)	it has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or the other Transaction Agreements.
TPG hereby acknowledges that each statement in this Clause 3.3 is true and correct as of the date hereof and as of the Completion Date, and the Company has relied upon such statements to enter into this Agreement. Each statement in this Clause 3.3 shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any provision in this Agreement.
3.4	Warranties by FEEL. FEEL warrants to TPG that:
(a)	it is a company duly organized and validly existing under the laws of the jurisdiction in which it is organized;

(b)	it is not a party to any contract creating rights in respect of any Shares in any third Person or relating to the voting of such Shares or which would otherwise restrict its ownership of such Shares except pursuant to the Shares Purchase Agreement dated as of January 12, 2009 by and among Standard Bank, Zhang, Zhao, Shang, and FEEL (“Standard Bank SPA”) and the Option Agreement dated as of January 12, 2009 by and between FEEL and Standard Bank (the “Standard Bank Option Agreement”);

(c)	it has not traded and has no liabilities or obligations (whether in the form of debts or otherwise) other than its paid up share capital and those liabilities or obligations imposed upon it solely by virtue of its incorporation;

(d)	it has the full power and authority and full legal capacity to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party and each of such Transaction Agreements will be or have been duly executed and delivered and constitute or will constitute a valid and binding obligation of FEEL enforceable in accordance with its terms, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity;

(e)	the execution, delivery and performance of the Transaction Agreements to which it is a party, and the subscription and acceptance of the Subscription Shares by TPG, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) any Governmental Rule or order

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of any Governmental Authority or any court, domestic or foreign, having jurisdiction over FEEL or any Subsidiary of FEEL or any of their respective properties, (ii) any material agreement or instrument to which FEEL or any such Subsidiary is a party or by which FEEL or any such Subsidiary is bound or to which any of the properties of FEEL or any such Subsidiary is subject, or (iii) the organizational documents of FEEL or any such Subsidiary, other than, in each case, where such breach, violation or default has not had, and is not reasonably likely to have, a material adverse effect on FEEL’s ability to perform its obligations under any of the Transaction Agreements, except as disclosed in the first paragraph of the disclosure under Clause 10 of Schedule 2 of the Disclosure Letter;

(f)	it is not and will not be required to give any notice or to make any filing with or obtain any Permit, consent, waiver or other authorization from any governmental or regulatory authority or other Person in connection with the execution, delivery and performance of the Transaction Agreements;

(g)	there is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or, to the knowledge of FEEL, threatened, against FEEL that challenges the validity or performance of this Agreement or the other Transaction Agreements to which it is a party or which, if successful, could hinder or prevent FEEL from performing its obligations hereunder or thereunder;

(h)	it is not engaged in any litigation or arbitration proceedings and there are no such proceedings pending or threatened by it;

(i)	it is not aware of anything which is likely to give rise to any litigation or arbitration proceedings by or against it;

(j)	it is not the subject of any investigation, inquiry or enforcement proceedings or process by any governmental, administrative or regulatory body nor is it aware of anything which is likely to give rise to any such investigation, inquiry, proceedings or process; and

(k)	it has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or the other Transaction Agreements.
FEEL hereby acknowledges that each statement in this Clause 3.4 is true and correct as of the date hereof and as of the Completion Date, and TPG has relied upon such statements to enter into this Agreement. Each statement in this Clause 3.4 shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any provision in this Agreement.
4.	PRE-COMPLETION UNDERTAKINGS
4.1.	During the period from the date of this Agreement until the Completion, each of FEEL and the Company will, and will cause MIE to, continue to conduct its business

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in the ordinary course consistent with the manner as it was conducted on the date of this Agreement. Without limiting the foregoing, during the period from the date of this Agreement until the Completion, each of FEEL and the Company will not, and will cause MIE to not, take any of the following actions unless it has obtained the prior written consent of TPG (such consent not to be unreasonably withheld or delayed, and such consent shall be deemed to have been given if TPG does not affirmatively withhold its consent within five (5) Business Days of having been notified in writing of the intention of FEEL, the Company or MIE to take such action):
(a)	Any Trade Sale, merger, consolidation, reorganization or acquisition, or any other transaction that would constitute a change of control, of the Company or any Material Subsidiary;

(b)	Any sale of all or substantially all of the business of the Company or any Material Subsidiary;

(c)	Any material change in the scope of business of the Company or MIE;

(d)	The creation, grant or issuance of any equity securities by the Company or of any shares or rights to subscribe for, or options, warrants or other securities convertible into or exercisable or exchangeable for, equity securities of any member of the MIE Group (other than any creation, grant or issuance of a new series of preferred shares of the Company (the “New Preferred Shares”) or the agreements to grant or issue shares to Standard Bank under the applicable Standard Bank Equity Agreements); provided that, (i) the New Preferred Shares shall only be issued to a third party investor (other than FEEL or any of its Affiliate) which is a leading reputable international institutional investor, (ii) the aggregate principal amount, face amount or liquidation preference amount of the New Preferred Shares shall not exceed US$20,000,000 at any time outstanding, (iii) the per share subscription price of the New Preferred Shares shall be equal to or higher than the Per Share Subscription Price, and (iv) the terms and conditions of, or rights relating to, the New Preferred Shares (whether pursuant to the Restated Articles, contractual or otherwise) are not more favorable than those applicable to the Series A Preferred Shares taking into consideration the percentage of shareholding represented by the New Preferred Shares;

(e)	Any redemption or repurchase by the Company of any equity securities of the Company, other than a redemption of the Put Shares or a redemption of any Shares held by Standard Bank pursuant to the put option granted to Standard Bank under the Standard Bank SPA;

(f)	Change in any rights attaching to any securities issued by the Company or granting of any right to the holders of any securities issued by the Company if (i) the holder(s) of such rights is FEEL or any of its Affiliates (other than as may be required to consummate the transactions contemplated under the Standard Bank Equity Agreements) or (ii) such rights are superior to the rights of the holders of the Series A Preferred Shares;

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(g)	Any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares, except for the deemed dividend distribution referred to in Clause 5.1(a)(xiv) of the SPA and any additional deemed dividend distribution (which shall not involve any cash distribution) in connection with any additional equity investment by one or more third parties in the Company in an aggregate amount not to exceed US$12,000,000 for the sole purpose of forgiving or writing off the MIE Loan;

(h)	Any repayment by MIE of any loan from a direct or indirect Shareholder (other than Standard Bank);

(i)	Incurring any additional Indebtedness (other than any Indebtedness incurred under the Standard Bank Facility) exceeding in the aggregate US$20,000,000 during the 12-month period following the Completion and US$40,000,000 during the 24-month period following the Completion;

(j)	Entry by any member of the MIE Group into any transaction with any Person involving the making of payments by or obligations or liabilities of any member of the MIE Group outside the ordinary course of business in excess of US$15,000,000;

(k)	Entry by any member of the MIE Group into any transaction with any Affiliate or any Shareholder, director, officer or shareholder of the Company or Affiliate of any Shareholder, director, officer or shareholder of the Company outside the ordinary course of business, including but not limited to the waiver or release of any rights of such member of the MIE Group and the write-off or forgiveness of any Indebtedness owed to such member of the MIE Group (other than (i) the write-off or forgiveness of the MIE Loan as contemplated by the SPA or under paragraph (g) above, (ii) any Pre-Approved Affiliate Transaction, and (iii) any transaction between the Company and MIE to transfer to MIE the proceeds from the sale of 2,145,749 Series A Preferred Shares to TPG);

(l)	Amendment of the Article of Association, Bylaws or other governing documents of any member of the MIE Group to the extent such amendment would adversely affect the rights already granted to the holders of Series A Preferred Shares;

(m)	Any liquidation, winding up, dissolution, receivership, bankruptcy or any like scheme or arrangement of the Company or any Material Subsidiary;

(n)	Any appointment or removal of the auditors of the Company or any Material Subsidiary;

(o)	Any material change to the accounting or tax policies of the Company or any Material Subsidiary, other than any material change implemented to be in compliance with any relevant laws, rules and regulations applicable to the Company;

(p)	The creation of any Encumbrance over any material asset or group of assets of, or over substantially all the undertaking of, any member of the MIE Group

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(save for Encumbrances that (i) arise by operation of law, (ii) which any member of the MIE Group is obliged to create under the terms of the Standard Bank Facility) or the giving by any member of the MIE Group of any guarantee or indemnity in respect of the obligation of any person (other than any guarantee or indemnity given by a member of the MIE Group in respect of the obligations of the Company or of a wholly-owned subsidiary of the Company or any guarantee or indemnity given by a member of the MIE Group under the terms of the Standard Bank Equity Agreements);

(q)	(i) Acquisition of the whole or any significant part of any business or undertaking or any shares in the capital, of a company, or formation of any subsidiary company or subsidiary undertaking, (ii) entering into any joint venture or partnership with any person, or (iii) engagement in any kind of overseas expansion, in each case, exceeding US$20,000,000 in total expenditure or purchase price, as the case may be;

(r)	Any settlement of any material litigation, arbitration or administrative proceeding involving any member of the MIE Group in excess of US$3,000,000; and

(s)	The delegation of any authority of the Board, or the agreement with any Person, conditionally or otherwise, to do any of the foregoing.
4.2.	During the period from the date of this Agreement until the Completion, FEEL shall not transfer (or create or permit any Encumbrance over) any interest in any of the shares in FEEL, the Company or MIE, or allow the creation, grant or issuance of new shares by FEEL or of any shares or rights to subscribe for, or options, warrants or other securities convertible into or exercisable or exchangeable for the shares in FEEL except for (i) the creation of Encumbrances over the shares in FEEL, the Company and MIE pursuant to the terms of the Standard Bank Facility, (ii) any transfer or agreement to transfer, grant or issue Shares to Standard Bank in accordance with the Standard Bank Equity Agreements, and (iii) the creation of Encumbrances over Shares pursuant to the terms of the Amended Standard Bank Option Agreement.

4.3.	During the period from the date of this Agreement until the Completion, each of FEEL and the Company shall notify TPG immediately if it becomes aware of a fact or circumstance which constitutes a breach of Clause 4.1 or 4.2.

5.	CONDITIONS PRECEDENT; DELIVERIES AT COMPLETION

5.1.	Conditions Precedent at Completion.
(a)	The obligation of TPG to subscribe for the Subscription Shares at the Completion is conditioned upon the fulfilment of the following conditions (unless otherwise waived by TPG):
(i)	each of the Company Warranties shall be true and correct in all material respects as of the Completion as if given at the Completion (irrespective of any updating given to TPG pursuant to Clause 3.2) except that (A) those warranties which address matters as of a

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particular date shall remain true and correct as of such date, (B) those warranties which by their terms are qualified by materiality or “Material Adverse Effect” and words of similar import shall be true and correct in all respects and (c) the warranties contained in Clauses 1, 2, 3, 7, 8 (with respect to the first paragraph only), 10 and 20 of Schedule 2 shall be true and correct in all respects;

(ii)	each of the FEEL Warranties shall be true and correct in all material respects as of the Completion as if given at the Completion except that (A) those warranties which address matters as of a particular date shall remain true and correct as of such date, (B) those warranties which by their terms are qualified by materiality or “Material Adverse Effect” and words of similar import shall be true and correct in all respects and (c) the warranties contained in paragraphs (a), (b), (d), (e), (g), (h) and (l) of Clause 3.4 of this Agreement shall be true and correct in all respects;

(iii)	each of warranties given by the FEEL Shareholders in the FEEL Shareholders Undertakings shall be true and correct in all material respects as of the Completion as if given at the Completion (irrespective of any updating given to TPG) except that (A) those warranties which address matters as of a particular date shall remain true and correct as of such date, (B) those warranties which by their terms are qualified by materiality or “Material Adverse Effect” and words of similar import shall be true and correct in all respects and (c) the warranties contained in paragraphs (a) to (g) of Clause 1.1 of the FEEL Shareholders Undertakings shall be true and correct in all respects;

(iv)	each Party (other than TPG) shall have performed and complied with all covenants, agreements, and undertakings contained in this Agreement that are required to be performed or complied with that Party on or before the Completion;

(v)	there are no circumstances, acts or omissions that would be likely to result in the cancellation, forfeiture or suspension of any of the Production Sharing Contracts or any part of the Production Sharing Contracts and there are no circumstances, events or conditions occurring or arising since the date of this Agreement and on or prior to the Completion Date which has resulted or would be reasonably likely to result in a Material Adverse Effect;

(vi)	each FEEL Shareholder shall have performed and complied with all covenants, agreements, and undertakings contained in the FEEL Shareholders Undertakings that are required to be performed or complied with that FEEL Shareholder on or before the Completion;

(vii)	receipt of certified true copies of the resolutions of the board of directors of FEEL approving the terms of the Transaction Agreements to which FEEL is a party and the transactions contemplated therein;

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(viii)	receipt of certified true copies of the shareholder resolutions of the Company approving each of the matters in the resolutions of the Company Board referred to in sub-paragraph (a)( ix) of this Clause 5.1;

(ix)	receipt of certified true copies of the resolutions of the Company Board:
(A)	approving the terms of the Transaction Agreements to which the Company is a party;

(B)	approving the increase of the share capital of the Company to 18,000,000 divided into 15,000,000 Ordinary Shares and 3,000,000 Series A Preferred Shares;

(C)	approving the adoption of the Restated Articles;

(D)	authorising the issuance of the relevant share certificates in respect of the Subscription Shares in favour of TPG;

(E)	approving the entry of TPG’ name in the Register of Members as holders of the Subscription Shares; and

(F)	approving the appointment of a Person to be designated by TPG as a director of the Company;
(x)	receipt of certified true copies of the resolutions of the board of directors of MIE (and any other requisite documents under Cayman law) (a) approving the terms of the Transaction Agreements to which MIE is a party and the transactions contemplated therein; (b) approving the incurrence of a subordinated loan from the Company in the amount of US$50,000,000 in accordance with the terms of the Standard Bank Consent Letter; and (c) declaring a dividend distribution (by book-entry) to the Company in the amount of US$50,000,000;

(xi)	receipt of certified true copies of Consents as may be required to enable TPG to be registered as holder of the Subscription Shares;

(xii)	receipt of a certified true copy of the executive director services agreement between Zhang Ruilin and the Company on substantially the terms set forth on Exhibit 6 and such other terms as agreed by the parties;

(xiii)	receipt of a letter executed by Standard Bank (as the original lender and the first investor) and Standard Bank Asia Limited (as the agent and the security trustee) on the terms set forth on Exhibit 7 (the “Standard Bank Consent Letter”), and such letter shall remain in full force and effect on the Completion Date;

(xiv)	receipt of certified true copies of the resolutions of the Company Board

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(and any other requisite documents under Cayman law) evidencing that, at or simultaneously with the Completion, the Company shall make a subordinated loan to MIE in the amount of US$50,000,000 in accordance with the terms of the Standard Bank Consent Letter; upon receipt of a dividend distribution (by book-entry) by MIE in the amount of US$50,000,000, the Company shall declare a dividend distribution (by book-entry) of US$50,000,000 in favor of FEEL (and not to Standard Bank) and such dividend shall have been used to repay the MIE Loan, resulting in the outstanding principal amount of the MIE Loan being US$11,873,432 after giving effect to such dividend;

(xv)	receipt of the Zhong Lun Legal Opinion;

(xvi)	each of the Transaction Agreements shall have been duly executed and delivered by each of the parties thereto (other than TPG);

(xvii)	receipt of certified true copies of the Amended Standard Bank SPA and the Amended Standard Bank Option Agreement which have been duly executed and delivered by each of the parties thereto; and

(xviii)	receipt of a certificate from an authorized officer of the Company certifying the satisfaction of the conditions listed in Clauses 5.1(a)(i), and (iv) to (v), a certificate from an authorized officer of FEEL certifying the satisfaction of the condition listed in Clause 5.1(a)(i), (ii) and (iv) and a certificate from each of the FEEL Shareholders, certifying the satisfaction of the condition listed in Clause 5.1(a)(iii) and (vi).
(b)	The obligation of the Company to allot and issue the Subscription Shares to TPG at the Completion is further conditioned upon the fulfilment of the following conditions (unless otherwise waived by the Company):
(i)	the warranties given by TPG in Clause 3.3 shall be true and correct as of the Completion as if given at the Completion;

(ii)	TPG shall have performed and complied with all covenants, agreements, and undertakings contained in this Agreement that are required to be performed or complied with by it on or before the Completion;

(iii)	irrevocable wire transfer instruction to an account designated by the Company reflecting the payment of US$50,000,000;

(iv)	each of the Transaction Agreements to which TPG is a party shall have been duly executed and delivered by TPG; and

(v)	receipt by the Company of a certificate from TPG executed by an authorized officer of TPG, certifying the satisfaction of the conditions listed in Clauses 5.1(b)(i) and (ii).

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5.2.	Satisfaction of the Conditions Precedent.
(a)	Each of the Parties hereby undertakes to the other Parties to use its reasonable endeavours to fulfil all the conditions set out in Clause 5.1 on or prior to July 31, 2009.

(b)	If any of the applicable conditions set out in Clause 5.1 shall not have been fulfilled (or waived or modified by TPG, FEEL or the Company, as the case may be) on or prior to July 31, 2009, TPG (in the case of the conditions set out in Clause 5.1(a)), or FEEL or the Company (in the case of the conditions set out in Clause 5.1(b)) shall be entitled to (i) terminate this Agreement, (ii) without prejudice to any other rights of the Parties, effect the Completion so far as practicable having regard to the defaults which have occurred, or (iii) fix a new day for the Completion.

(c)	In the event of termination of this Agreement by TPG, FEEL or the Company, as the case may be, pursuant to this Clause 5.2, no Party shall have any claim against any other Party save for fraud or any wilful breach of this Agreement occurring prior to termination.
6.	SURVIVAL AND INDEMNITIES

6.1.	Survival. The warranties of the Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Completion until the date falling on the earlier of (a) the expiration date of the lock-up period applicable to TPG following the Qualified IPO and (b) the date falling thirty-six (36) months from the Completion Date (the “General Warranty Expiration Date”), provided that the warranties set out in paragraphs 1 to 5 and 7 of Schedule 2 and those in Clauses 3.3 and 3.4 (the “Surviving Warranties”) shall survive indefinitely and the warranties in Schedule 2 relating to taxation shall survive until the date that is one (1) month after the expiration of the relevant statute of limitations relating to tax matters (each, including the General Warranty Expiration Date, a “Warranty Expiration Date”).

6.2.	Warranty Indemnities. Subject to and as from Completion, the Warrantors shall jointly and severally indemnify and hold harmless TPG from and against any damages, deficiencies, losses (including loss of value of the Shares), costs, liabilities and expenses (“Losses”) resulting directly or indirectly from or arising in connection with any claims for breach of any of the Warranties (the “Warranty Claims”) brought prior to the relevant Warranty Expiration Date or breach of obligations under the Transaction Agreements; provided however, that (i) the Warrantors shall have no obligation to indemnify and hold harmless TPG for any Losses after full payment of the Warrantors’ obligations under the Put Option in Clause 7 and (ii) the Company shall have no obligation to indemnify and hold harmless TPG for any Losses resulting directly or indirectly from or arising in connection with any claims for breach of any of the FEEL Warranties.

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6.3.	Limitations. Notwithstanding Clause 6.1 and 6.2, the Warrantors shall not be liable for any Losses in respect of a Warranty Claim:
(a)	unless notice of the claim is given in writing by TPG to the Warrantors setting out so far as reasonably practicable the details of the matter in respect of which the claim is made before the relevant Warranty Expiration Date, and any such claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn six (6) months after such notice is given unless legal proceedings in respect thereof have been commenced;

(b)	to the extent that the aggregate amount of Losses in respect of (i) any breach of the Company Warranties for which the Warrantors would otherwise be liable and (ii) the Specific Indemnities exceed the Indemnity Cap; and

(c)	unless and until the aggregate amount of Losses in respect of breach of the Warranties for which the Warrantors would otherwise be liable exceeds US$500,000.
6.4.	Specific Indemnities. Subject to and as from the Completion, the Warrantors shall jointly and severally indemnify and hold harmless TPG from and against any Losses whether arising before or after Completion to the extent resulting from:
(a)	any claims made pursuant to or in connection with the Amendment to Stock Purchase Agreement dated as of May 19, 2008 by and among Microbes, MIE and FEEL against the Company or MIE (other than any claim that the Company did not loan to FEEL US$20,000,000 in time to enable FEEL to meet the payment amount payable under such agreement), including Losses accrued against MIE prior to the date of this Agreement, and all other claims by Microbes against the Company, MIE or the Investors relating to Microbes’ investment in MIE. Any payment made by MIE or the Company to Microbes (or its affiliated parties) shall be applied against, and result in a reduction of, MIE’s liability vis-a-vis FEEL;

(b)	the arbitration proceedings brought by GOC on 14 May 2003 and 27 April 2004, respectively, in relation to an operating agreement entered into between Microbes and GOC dated 25 September 2000 and the subject matter of those proceedings;

(c)	Fullfame Enterprise Ltd.’s previous shareholding in MIE, including but not limited to its rights to disproportionate dividend distributions and other governance rights or otherwise, any rights granted pursuant to the cooperation agreement and the share transfer agreement between FEEL, MIE and Fullfame Enterprise Ltd. dated 30 June 2005 and 22 September 2005 respectively, and any claims brought by current or previous holders or beneficial owners of shares in, or directors of, Fullfame Enterprise Ltd. (or by anyone who alleges to be such a person);

(d)	any contravention of laws or regulation in the PRC by MIE or FEEL relating to loans, guarantees given by Zhang, debt settlements, or transactions having similar effect made between MIE, the Company, FEEL and/or Zhang or any

25

other national or resident of the PRC;

(e)	the failure or delay by the Company or MIE or any of the current or previous holders or owners of shares or other securities in FEEL, the Company or MIE in obtaining any required SAFE registrations or approvals (including roundtripping approvals);

(f)	any claim for taxes of MIE (which term shall cover taxes and duties of any kind, amounts withheld on account of taxation of any person, social security charges and similar, fines and late payment interest charges and penalties, duties, and claw-back of relief previously granted) that were incurred, or which relate to any period, prior to the Completion Date and not paid by MIE before such date, save to the extent provided for as a specific accrual in the 2008 Accounts or in any management accounts relating to a period after 31 December 2008 which have been provided to TPG prior to the date of this Agreement and save for taxation accruing in the ordinary course on MIE’s trading activities undertaken since 31 December 2008; and

(g)	MIE’s direct or indirect interests in any of the Indonesia JVs, including but not limited to any claims against MIE in relation to (i) any operations, business, assets, liabilities or obligations of any of the Indonesia JVs, (ii) MIE’s obligation to provide any funds or financial assistance of any kind to any of the Indonesia JVs or any third parties in connection with MIE’s investment in the Indonesia JVs and/or (iii) any termination, liquidation or winding-up of MIE’s direct or indirect interests in any of the Indonesia JVs
(collectively, the “Specific Indemnities”); provided, however, that the Warrantors shall have no obligation to indemnify or hold harmless TPG for any such claims to the extent that the aggregate amount of Losses in respect of (i) the Specific Indemnities for which the Warrantors would otherwise be liable and (ii) any breach of the Warranties exceeds the Indemnity Cap.

6.5.	Procedure for Indemnification (Third Party Claims).
(a)	If TPG receives written notice of the commencement of any Proceeding by a third party (a “Third Party Claim”), and TPG intends to seek indemnity pursuant to this Clause 6, TPG shall as promptly as practicable provide each Warrantor with notice in writing of the Third Party Claim; provided, however, that no delay on the part of TPG in notifying such Warrantor will relieve such Warrantor from any obligation hereunder unless (and then solely to the extent) such Warrantor is materially and actually prejudiced as a result thereof. Such Warrantor shall be entitled to assume the defense of such Third Party Claim at its own expense; provided that such Warrantor shall not be entitled to assume the defense of a Third Party Claim to the extent that TPG reasonably determines that it has defenses, claims or positions that are unique, separate or distinct from the defenses, claims or positions that might be available to other Persons relating to such Third Party Claim (such as jurisdictional defenses). Such defense shall be conducted through counsel selected by such Warrantor, which counsel shall be satisfactory to the TPG. Should such Warrantor so elect to assume the defense of a Third Party Claim, such Warrantor will not be

26

liable to TPG for any legal or other expenses subsequently incurred by TPG in connection with the defense thereof. If such Warrantor is conducting the defense of the Third Party Claim, TPG shall be entitled, at its own expense, to retain separate counsel and participate in the defense of such Third Party Claim. Such Warrantor will keep TPG informed of all material developments relating to or arising in connection with such Third Party Claim.

(b)	In the event that (i) the relevant Warrantor(s) fail to so assume the defense of any Third Party Claim within 30 days after receipt of notice thereof from TPG, (ii) the relevant Warrantor(s) and TPG are both parties to or subjects of the proceedings and TPG shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to an actual or potential conflict of interest between them or (iii) in any event, to the extent the Third Party Claim seeks an order, injunction, non-monetary or other equitable relief against TPG which, in the reasonable judgment of TPG, if successful, is reasonably likely to establish a precedential custom or practice that is materially detrimental to the continuing business interests of TPG, TPG shall have the right to undertake the defense of such Third Party Claim and, if such Third Party Claim is one for which TPG is entitled to be indemnified under this Clause 6, such defense of such Third Party Claim shall be at the expense and for the account of the Warrantors.

(c)	Each Warrantor shall be required to obtain the prior written consent of TPG (such consent not to be unreasonably withheld, delayed or conditioned) before consenting to any judgment, entering into or making any settlement, compromise or discharge of any Third Party Claim or any liability in respect thereof.

(d)	Each Warrantor shall not be entitled to control (but shall be entitled to participate at its own expense in) the defense of any Third Party Claim as to which such Warrantor fails to assume the defense within 30 days after receipt of notice thereof from TPG; provided, however, that TPG shall make no settlement, compromise, discharge, admission, or acknowledgment that would give rise to any liability on the part of any Warrantor without the prior written consent of such Warrantor (such consent not to be unreasonably withheld, delayed or conditioned).

(e)	The reimbursement of fees, costs and expenses required by this Clause 6 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.
6.6.	Procedure for Indemnification (Direct Claims).

In any case in which TPG seeks indemnification hereunder which is not subject to Clause 6.5 because no Third Party Claim is involved, TPG shall notify each Warrantor in writing as promptly as reasonably practicable of any Losses which TPG claims are subject to indemnification under the terms hereof. The failure of TPG to exercise promptness in such notification shall not amount to a waiver of such claim unless and to the extent the resulting delay materially and actually prejudices the position of such Warrantor with respect to such claim.

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7.	PUT OPTION

7.1.	Put Option.
(a)	At any time during the Put Option Period, TPG shall have the option, exercisable in its sole discretion and exercisable only once (the “Put Option”), to require FEEL to purchase some or all of the Series A Preferred Shares (the “Put Shares”) then owned by TPG (at the Put Price multiplied by the applicable number of Put Shares) by delivering written notice thereof to FEEL (with a copy to MIE and the Company) (the “Put Exercise Notice”) specifying the number of Put Shares to be purchased. FEEL shall pay the aggregate Put Price for the Put Shares to TPG in full within one (1) year of the date of the Put Exercise Notice. MIE and the Company shall be jointly and severally liable with FEEL for the obligations of FEEL set forth in this Clause 7.

(b)	Upon delivery by TPG of the Put Exercise Notice, FEEL shall elect whether it wishes to purchase the Put Shares (i) in one (1) installment (a “Single Purchase”) or (ii) in three (3) evenly spaced installments (with the installments being as nearly as practicable of equal numbers of Put Shares and the final installment being on a date no later than one (1) year after the date of the Put Exercise Notice) (an “Installment Purchase”). The first installment in an Installment Purchase shall be made no later than ninety (90) days after the date of the Put Exercise Notice.

No later than ten (10) days after the date of the Put Exercise Notice, FEEL shall notify TPG by written notice (the “Election Notice”) of (x) the election of a Single Purchase or an Installment Purchase, (y) if FEEL elects an Installment Purchase, the dates of each installment (each, a “Put Purchase Date”) and the number of Put Shares to be purchased on each Put Purchase Date, and (z) the time and place in Beijing for the closing of the sale and purchase of the Put Shares to be sold on each Put Purchase Date.

No later than five (5) days after the date on which the Put Price must be finally determined in accordance with this Agreement, FEEL shall notify TPG by written notice of the Put Price payable on each Put Purchase Date, together with details of the method of calculation of the Put Price.

If FEEL elects a Single Purchase or an Election Notice is not given in accordance with the foregoing provisions, FEEL shall be deemed to have elected a Single Purchase on such date (which shall be treated as the Put Purchase Date but which shall not be later than five (5) days after the date on which the Put Price must be finally determined in accordance with this Agreement) and at such time and place in Beijing as TPG shall notify FEEL (with a copy to MIE and the Company).

(c)	Notwithstanding any other provisions in this Agreement, if the aggregate Put Price for the Put Shares has not been paid to TPG in full within one (1) year after the date of the Put Exercise Notice:

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(i)	TPG shall first sell, transfer or assign any unpurchased Put Shares to any third party notwithstanding the provisions in Clauses 2.1, 2.2, and 2.3 of the Shareholders’ Agreement;

(ii)	if the net proceeds from the sale by TPG of unpurchased Put Shares are less than the aggregate Put Price of the unpurchased Put Shares plus any additional Losses TPG may incur as a result of such failure by MIE, the Company and/or FEEL to pay the aggregate Put Price of the unpurchased Put Shares (such deficiency, the “Put Return Deficiency”), TPG’s rights under the Share Charge shall then become immediately enforceable solely for the purpose of recovering the amount of the Put Return Deficiency, including but not limited to the right to exercise the power of sale and all other powers, rights and benefits conferred by law and the Share Charge; and

(iii)	if the net proceeds recovered pursuant to paragraph (ii) above are insufficient for TPG to recover the Put Return Deficiency, then FEEL, MIE and the Company shall jointly and severally indemnify TPG for the unpaid amount of the Put Return Deficiency (the date on which any such unpaid amount is paid to TPG, the “Put Return Deficiency Payment Date”), to the extent that any of FEEL, MIE and the Company has from time to time lawfully available funds to do so and that it will be in compliance (after paying such unpaid amount) with all of the terms of the Standard Bank Facility under which it has outstanding obligations on the relevant Put Return Deficiency Payment Date (“Compliance with Financing Agreements”) provided, that if any of FEEL, MIE and the Company does not fulfill its obligations to pay any part of such unpaid amount of the Put Return Deficiency on the relevant Put Return Deficiency Payment Date as a result of the application of the restrictions set forth in this paragraph (iii), it shall remain subject to the obligation to pay the balance of the Put Return Deficiency as soon as it is able to pay in a manner that complies with such restrictions.
7.2.	Completion.
(a)	A Put Share shall only be transferred to FEEL if and to the extent that the relevant Put Price for such Put Share has been paid in full, and until payment of the relevant Put Price has been made in full, TPG shall maintain all its right, title and interest in such Put Share.

(b)	On or before the relevant Put Purchase Date, TPG shall surrender the certificate or certificates representing the Put Shares to be purchased on such Put Purchase Date (or, if TPG alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to FEEL, MIE or the Company, in the manner and at the place designated in the Election Notice against payment in full of the relevant Put Price in immediately available funds to the order of TPG. In the event that

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less than all of the Series A Preferred Shares represented by a certificate are purchased, a new certificate representing the balance of the unsold Series A Preferred Shares shall promptly be issued to TPG by the Company and a certificate for the Put Shares so purchased shall be issued to FEEL, MIE or the Company (as the case may be).
8.	COVENANTS

8.1.	Security for Claims. At the Completion, FEEL shall charge by way of first ranking charge 2,064,777 Ordinary Shares, representing 17% of the total number of issued and outstanding Shares immediately after the Completion, in the form attached hereto as Exhibit 4, in favor of TPG (the “Share Charge”) as security for the indemnities contained in Clauses 6 and 7. The foregoing security shall be released at the latest to occur of (i) the General Warranty Expiration Date, (ii) the final settlement of all claims from TPG which may be outstanding on such Warranty Expiration Date in respect of the indemnities under Clause 6, and (iii) the payment of the Put Return Deficiency.

8.2.	Initial Public Offering.
(a)	If the final price per Ordinary Share of the Company in the Qualified IPO (the “Per Share IPO Price”) multiplied by the total number of Ordinary Shares which TPG would hold (on an as-converted basis in accordance with the Restated Articles) upon the Qualified IPO is less than the sum of (i) the difference between the Subscription Price minus the Transaction Fees, plus (ii) 30% per annum on such amount compounded on an annual basis from the Completion Date through the closing date of the Qualified IPO (the “TPG Anticipated IPO Return”), the Company shall compensate TPG for such deficiency (the “IPO Return Deficiency”). MIE and FEEL shall be jointly and severally liable with the Company for the obligations of the Company set forth in this Clause 8.2.

(b)	The obligations of the Company, MIE and/or FEEL to compensate TPG for the IPO Return Deficiency shall be satisfied in the following manners and order of priority:
(i)	first, prior to the execution of the underwriting agreement, the Company and/or MIE shall pay in cash an amount equal to the IPO Return Deficiency plus any costs and expenses of the escrow account in an escrow account for the benefit of TPG with an escrow agent which shall be irrevocably instructed to transfer the IPO Return Deficiency amount by wire transfer of immediately available funds in U.S. Dollars to an account specified by TPG immediately upon the closing of the Qualified IPO without the need for any further action or instruction on the part of any Person;

(ii)	second, if any of the IPO Return Deficiency amount is not paid to the escrow account in accordance with paragraph (i) above prior to the execution of the underwriting agreement (the “Unpaid IPO Return Deficiency Amount”), FEEL shall, prior to the execution of the underwriting agreement, pay in cash an amount equal to the Unpaid

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IPO Return Deficiency Amount (or in lieu thereof or in combination therewith, deposit the number of Ordinary Shares equal to the Unpaid IPO Return Deficiency Amount divided by the Per Share IPO Price (rounded up to the nearest share, the “Escrow Shares”) along with all transfer documents reasonably requested by TPG or the escrow agent to effect the transfer of a valid and marketable title in the Escrow Shares to TPG in accordance therewith) plus any costs and expenses in escrow for the benefit of TPG with an escrow agent which shall be irrevocably instructed to transfer the Unpaid IPO Return Deficiency Amount or the Escrow Shares to TPG (or any nominees nominated by TPG) immediately upon closing of the Qualified IPO without the need for any further action or instruction on the part of any Person;

(iii)	third, if any of the IPO Return Deficiency amount is not paid to the escrow account in accordance with paragraph (i) and/or (ii) above prior to the execution of the underwriting agreement, the Company shall (x) include in the underwriting agreement a provision stating that part of the proceeds from the Qualified IPO equal to the Unpaid IPO Return Deficiency Amount plus any costs and expenses of the escrow account shall be placed in an escrow account for the benefit of TPG with an escrow agent acceptable to TPG which shall be irrevocably instructed to transfer the Unpaid IPO Return Deficiency Amount by wire transfer of immediately available funds in U.S. Dollars to an account specified by TPG immediately upon the closing of the Qualified IPO without the need for any further action or instruction on the part of any Person, and (y) undertake to and with the other parties to the underwriting agreement to do all things reasonably within its power which are necessary or reasonably desirable to give full effect to the provision in the underwriting agreement referred to in sub-paragraph (x) above.
(c)	The Company, MIE and/or FEEL shall bear any and all costs and expenses of any escrow account or escrow agent referred to in this Clause 8.2. TPG shall select the escrow agent referred to in this Clause 8.2 (upon reasonable consultation with the Company).
8.3.	Circular 75 SAFE Registrations. Each of the Company, MIE and FEEL shall:
(a)	in respect of the approvals and registrations set forth in (1) of Schedule 3, within 14 days of the Completion, and in respect of the approvals and registrations set forth in (2) of Schedule 3, within 14 days of the date of any change in the shareholding in the Company resulting therefrom, (i) prepare all forms and documents for the application necessary or required for such approvals and registrations, (ii) submit such forms and documents to SAFE or its local counterpart and (iii) provide copies of such forms and documents to TPG; and

(b)	in respect of the approvals and registrations set forth in Schedule 3, (i) supply as promptly as practicable any additional information and documentary material that may be requested by SAFE or its local counterpart, (ii) promptly inform TPG of any communication and supply to TPG any written communication received by it from, or given by such party to, SAFE or its

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local counterpart and (iii) take all other actions necessary, proper or advisable to cause such approvals and registrations to be obtained as soon as promptly as practicable.
8.4.	Further Assurances. Each Party shall promptly and duly execute and deliver such documents and take, and cause any relevant Person to take, such further action as may be required or reasonably desirable in order to carry out effectively and accomplish the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created under this Agreement, including but not limited to the registration with SAFE or its local branches in connection with the transactions contemplated by this Agreement.

9.	ANNOUNCEMENTS AND CONFIDENTIALITY

9.1.	Announcements. No announcement, press release or circular in connection with the existence or the subject matter of the Transaction Agreements shall be made or issued by or on behalf of any Party without prior consent of the other Parties (such consent not to be unreasonably withheld or delayed). This shall not affect any announcement, press release or circular required by law or any regulatory body or the rules of any relevant stock exchange but the Party with an obligation to make an announcement or issue a press release or circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

9.2.	Confidentiality. Subject to Clause 9.3, each Party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into the Transaction Agreements (or any agreement entered into pursuant to the Transaction Agreements) which relates to the provisions of the Transaction Agreements and any agreement entered into pursuant to the Transaction Agreements or the negotiations relating to the Transaction Agreements (and such other agreements); provided, however, that the Company may disclose such information to its lenders under the Standard Bank Facility.

9.3.	Exceptions to Confidentiality. Clause 9.2 shall not prohibit disclosure or use of any information if and to the extent that:
(a)	the disclosure or use is required by law, any regulatory body or the rules and/or regulations of any relevant stock exchange, including any disclosure or use in an announcement, press release or circular required to be made or issued pursuant to Clause 9.1;

(b)	the disclosure or use is required for the purpose of any judicial or regulatory proceedings arising out of the Transaction Agreements or any other agreement entered into under or pursuant to the Transaction Agreements or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing Party;

(c)	the disclosure is made to employees, directors, officers, agents, Affiliates, fund investors and professional advisors, including financial advisors, consultants, accountants and legal counsel, of a Party or bona fide prospective purchasers of the Shares on terms that such employees, directors, officers,

32

agents, Affiliates, fund investors, professional advisors and bona fide purchasers undertake to comply with the provisions of Clause 9.2 in respect of such information as if they were a party to the Transaction Agreements;

(d)	the information becomes publicly available (other than by breach of any of the Transaction Agreements); or

(e)	the other Parties have given prior written approval to the disclosure or use.
10.	RELEASE AND INDULGENCE

Any liability to any Party may in whole or in part be released, compounded or compromised or time or indulgence given by any other Party in writing in their absolute discretion, as regards any of the Parties under such liability without in any way prejudicing or affecting their rights against any other Party or Parties under the same or a like liability whether joint and several or otherwise.

11.	NOTICES

All notices, consents, and other communications under or pursuant to this Agreement (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the Parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate as to itself by not less than five (5) Business Days notice to the other Parties):

if to TPG, to	:	TPG Star Energy Ltd.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Fax: (817) 871-4001
Attention: Mr. Clive D. Bode

with a copy to:

TPG Growth Capital (Asia) Limited
57th Floor, Two International Finance Centre
8 Finance Street, Central, Hong Kong
Fax: (852) 3515-8999
Attention: Mr. Stephen Law

and

Cleary Gottlieb Steen & Hamilton LLP
Bank of China Tower
One Garden Road, Hong Kong
Fax: (852) 2160-1008

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Attention: Mr. Sang Jin Han

if to FEEL, the Company or MIE, to	:	Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 10010
PRC
Attention: Mr. Zhang Ruilin
                   Mr. Forrest Dietrich
Facsimile: (8610) 5123 8866

with a copy to:

White & Case LLP
19th Floor, Tower 1 of China Central Place
81# Jianguo Lu, Chaoyang District, Beijing
100025, China
Facsimile: (8610) 5969 5760
Attention: Mr. Li Xiaoming
Ms. Vivian Tsoi
12.	GOVERNING LAW AND PRIORITY

12.1.	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

12.2.	Priority. The Parties hereby agree that in the event of any conflict, discrepancy or inconsistency between (i) the Shareholders’ Agreement and/or the Restated Articles and (ii) this Agreement, the terms hereof shall prevail for all purposes of this Agreement. In the event of any such conflict, discrepancy or inconsistency, each Party shall exercise all powers and rights available to it to procure the convening of all meetings, the giving of all waivers and consents and the execution and delivery of all documents to the extent necessary to give effect to the provisions of this Agreement.

13.	ARBITRATION

13.1.	Amicable Settlement. Any and all disputes, controversies and conflicts between the Parties arising out of or relating to or in connection with this Agreement and the performance or non-performance of the obligations set forth herein shall, so far as is possible, be settled amicably between the Parties within thirty (30) days after written notice of such dispute, controversy or conflict has been given by one Party to the other Parties.

13.2.	Arbitration Procedure.
(a)	Failing an amicable settlement thereof within the thirty (30)-day period specified in Clause 13.1, any and all disputes, controversies and conflicts arising out of or in connection with this Agreement or its performance

34

(including the validity of this Agreement) shall be settled by three (3) arbitrators under the rules of the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement. The place of arbitration shall be Hong Kong and the language used in the arbitral proceedings shall be English. The HKIAC shall act as the administering institute.

(b)	The arbitrators shall be appointed by mutual consent of the Parties involved in the arbitration in accordance with the procedures set out in the UNCITRAL Rules regarding the appointment of arbitrators, failing which the appointing authority shall be HKIAC.

(c)	The arbitral proceeding shall accord to each of the Parties the right to provide witnesses, including expert witnesses, the right of cross-examination of witnesses and the right to make both written and oral submissions.

(d)	The arbitral award made and granted by the arbitrator shall be final, binding and incontestable and may be used as a basis for judgement thereon. All costs of arbitration (including, without limitation, those incurred in the appointment of the arbitrator) shall be apportioned in the arbitral award.
13.3.	Court Action. By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary remedy in aid of arbitration, or order any interim injunction. A request for such provisional remedy or interim injunction by the parties to a court shall not be deemed a waiver of this agreement to submit to arbitration.

13.4.	Continued Performance During Arbitration. During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

13.5.	Survival. The provisions contained in this Clause 13 shall survive the termination or expiration of this Agreement.

14.	MISCELLANEOUS

14.1.	Fees and Expenses. Each Party shall bear its own expenses in connection with legal and other advisors retained by it in connection with the transaction.

14.2.	Successors and Assigns. This Agreement has been made solely for the benefit of the Parties and their respective successors, personal representatives, heirs and estates and permitted assigns and nothing herein is intended to confer any rights or remedies under or by reason of this Agreement to any other Person.

14.3.	Assignment. The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties and their respective successors and permitted assigns.

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Notwithstanding the foregoing, none of the Parties may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other Parties, except that TPG are permitted to assign their rights to purchase Series A Preferred Shares and TPG may also assign its rights under this Agreement, in whole or in part, to any Person who acquires Shares held by TPG.

14.4.	Further Assurances. Each Party undertakes to and with each other Party to do all things reasonably within its power which are necessary or desirable to give full effect to the spirit and intent of this Agreement.

14.5.	Amendments and Waivers. All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the Parties.

14.6.	No Waiver. The failure of a Party at any time to require observance or performance by any other Party of any of the provisions of this Agreement shall in no way affect the Party’s right to require such observance or performance at any time thereafter, nor shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

14.7.	Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of all remaining provisions contained herein shall not in any way be affected or impaired thereby; and the invalid, illegal or unenforceable provisions shall be interpreted and applied so as to produce as near as may be the legal, economic and commercial result intended by the Parties.

14.8.	Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instruments.

14.9.	Entire Agreement. This Agreement and the other Transaction Agreements contain the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede and cancel all prior oral and written agreements or representations, if any, among the Parties or any of them relating to the subject matter thereof.
[Signature page follows]

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IN WITNESS WHEREOF this Agreement has been duly executed as of the date and year first written above.

TPG STAR ENERGY LTD.
By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President & Secretary

FAR EAST ENERGY LIMITED
By:
Name:
Title:

MIE HOLDINGS CORPORATION
By:
Name:
Title:

MI ENERGY CORPORATION
By:
Name:
Title:

IN WITNESS WHEREOF this Agreement has been duly executed as of the date and year first written above.

TPG STAR ENERGY LTD.

By:
Name:
Title:

FAR EAST ENERGY LIMITED
By:	/s/ Zhang Ruilin
	Name:	ZHANG RUILIN
	Title:	Director

MIE HOLDINGS CORPORATION
By:	/s/ Zhang Ruilin
	Name:	ZHANG RUILIN
	Title:	Director

MI ENERGY CORPORATION
By:	/s/ Forrest Dietrich
	Name:	Forrest Dietrich
	Title:	Director

SCHEDULE 1
PARTICULARS OF THE SHAREHOLDERS OF THE COMPANY
IMMEDIATELY PRIOR TO THE COMPLETION

	No. of Ordinary	No. of Preferred
	Shares legally and	Shares legally and
	beneficially owned by	beneficially owned
	the Shareholder	by the Shareholder	Percentage of
Name of Shareholder/	Immediately Prior to	Immediately Prior	Issued Share
Address and Fax Number	Completion	to Completion	Capital
Far East Energy Limited Suite 406, Block C, Grand Place 5 Hui Zhong Road, Chaoyang District Beijing 100101, PRC Fax: (8610) 5123 8866	9,802,951		98.03%
Standard Bank Plc Cannon Bridge House 25 Dowgate Hill London EC 4R 2SB Fax: +852 2822 7947	197,049		1.97%

Total	10,000,000		100%

PARTICULARS OF THE SHAREHOLDERS OF THE COMPANY
IMMEDIATELY AFTER THE COMPLETION

	No. of Ordinary
	Shares legally and	No. of Series A Preferred	Percentage of
	beneficially owned	Shares legally and	Issued Share
	immediately by the	beneficially owned by the	Capital
Name of Shareholder/	Shareholder after the	Shareholder immediately	(on as-converted
Address and Fax Number	Completion	after the Completion	basis)
Far East Energy Limited Suite 406, Block C, Grand Place 5 Hui Zhong Road, Chaoyang District Beijing 100101, PRC Fax: (8610) 5123 8866	9,802,951	-0-	80.71096%
Standard Bank Plc Cannon Bridge House 25 Dowgate Hill London EC 4R 2SB Fax: +852 2822 7947	197,049	-0-	1.62237%
TPG Star Energy Ltd. 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102 Fax: (817) 871-4001	-0-	2,145,749	17.66667%

Total	10,000,000	2,145,749	100%

SCHEDULE 2
COMPANY WARRANTIES
1.	Corporate Existence. Each of the Company and MIE is duly organised and validly existing and in good standing under the laws of the Cayman Islands, and has all corporate power to own, lease and operate all of its property and to carry on its business as it is now being conducted.

2.	Authority. Each of the Company and MIE has full power and authority and full legal capacity to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party. The execution and delivery by each of the Company and MIE of this Agreement and the other Transaction Agreements to which it is a party has been or will be, on or prior to the Completion Date, authorised by all necessary corporate action; and this Agreement is, and each of the other Transaction Agreements to which it is a party will be, when duly executed and delivered, a valid and binding obligation of the Company and MIE respectively, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganisation, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.	Capitalisation.
(a)	The authorised share capital of the Company, (i) as of the date of this Agreement, consists of 10,000,000 shares of Ordinary Shares, all of which are issued and outstanding, and (ii) immediately prior to the Completion, consists of 15,000,000 shares of Ordinary Shares, 10,000,000 of which are issued and outstanding, and 3,000,000 shares of Series A Preferred Shares, none of which are issued and outstanding. All the Shares in the issued share capital of the Company are duly and validly authorized and issued, fully paid and non-assessable, and there is no Encumbrance over or affecting any of such shares. The particulars relating to the shareholders of the Company (x) immediately prior to the Completion and (y) immediately after the Completion set forth in Schedule 1 to this Agreement are true and accurate.

(b)	The authorised share capital of MIE on the date of this Agreement consists of 50,000 ordinary shares, all of which are issued and outstanding. All the ordinary shares of MIE in the issued share capital of MIE are duly and validly issued, fully paid and non-assessable and there is no Encumbrance over or affecting any of such shares. The Company is the sole shareholder of MIE as of the date of this Agreement and at the Completion.
4.	Valid Issuance of Shares. The Subscription Shares, when issued, sold and/or delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly and validly issued, fully paid, non-assessable and free of restrictions on transfer other than restrictions on transfer under the Restated Articles and the Transaction Agreements. Assuming the accuracy of the warranties of TPG, the Subscription Shares will be issued, sold and/or transferred in compliance with all applicable securities laws. The Ordinary Shares issuable upon conversion of the Subscription Shares have been duly reserved for issuance and upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid, non-assessable and free of restrictions on transfer or preemptive rights other than restrictions on transfer and preemptive rights under the Transaction Agreements and applicable securities laws.

5.	No Options. Neither the Company nor MIE has any outstanding commitment, obligation, options, warrants, rights (including conversion, pre-emption rights or rights of first refusal) to sell or to cause to be issued any share capital or any securities convertible into or exchangeable for, or rights to acquire, any share capital, other than as contemplated by the Transaction Agreements. No agreement or arrangement exists providing for the present or future allotment, issue or transfer of any share capital of the Company. Except for this Agreement and the other Transaction Agreements, there is no agreement, arrangement or obligation of any kind (and no authorization therefor has been given) obligating the Company or MIE or any other Person to repurchase, redeem or otherwise acquire any outstanding shares of its share capital or any securities convertible into or ultimately exchangeable or exercisable for any share capital. Neither the Company nor MIE is a party or subject to any agreement, understanding or contractual rights, and, to the knowledge of the Company and MIE, there is no agreement, understanding or contractual rights with any Person, which affects or relates to distribution of dividends or the voting or giving of written consents with respect to any security or by a director of the Company or MIE.

6.	Subsidiaries. Other than the Indonesia JVs, MIE has not and has never had any Subsidiaries and is not and has never been a legal or beneficial owner of any share or equity interests in any Person. The Company has no assets, and has not had any assets, other than cash and shares in MIE.

7.	Governmental Consents and Filings. No consent, approval, order or authorisation of, or registration, qualification, designation, declaration or filing with, any foreign, national, federal, state or local Governmental Authority is required on the part of the Company or MIE in connection with the execution, delivery and performance by the Company and MIE of this Agreement and such other Transaction Agreements to which it is a party or the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, except for all necessary filings with the Registrar of Companies of the Cayman Islands of the transactions contemplated under the Agreement. To the knowledge of the Company and MIE, none of such filings and qualifications are subject to any pending or threatened attack by appeal or direct proceeding or otherwise.

8.	Litigation. There is no legal, administrative, arbitration or other Action or proceeding or governmental investigation pending, or, to the knowledge of the Company or MIE, threatened, against the Company or MIE or their respective activities, properties or assets, or to the knowledge of the Company and MIE, against any officer, director or key employee of the Company or MIE in connection with such officer’s director’s or key employee’s relationship with, or action taken on behalf of, the Company or MIE, including but not limited to any legal, administrative, arbitration or other Action or proceeding or governmental investigation that questions the validity of this

Agreement or the other Transaction Agreements, or the right of the Company or MIE to enter into this Agreement or the other Transaction Agreements, or the consummation of the transactions contemplated hereby or thereby, or that would result in a Material Adverse Effect or any change in the current equity ownership of the Company and MIE, nor is the Company or MIE aware that there is any basis for the foregoing.

So far as the Company and MIE are aware, there are no circumstances which are likely to give rise to any litigation, arbitration or alternative dispute resolution proceedings by or against MIE. There is no Action, suit, proceeding or investigation by MIE currently pending or which MIE presently intends to initiate. There is no legal, administrative, arbitration or other Action or proceeding or governmental investigation pending, or, to the knowledge of the Company and MIE, threatened, against the Company. So far as the Company and MIE are aware, there are no circumstances which are likely to give rise to any litigation, arbitration or alternative dispute resolution proceedings by or against the Company. There is no Action, suit, proceeding or investigation by the Company currently pending or which the Company presently intends to initiate. To the knowledge of the Company and MIE, there is no material legal, administrative, arbitration or other Action or proceeding or governmental investigation pending or threatened (or any basis therefor known to the Company or MIE) involving the prior employment of any of the Company’s or MIE’s employees, their use in connection with the Company’s or MIE’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Company nor MIE is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

MIE has been fully discharged and released from all claims, liabilities and losses arising under or in connection with the arbitration proceedings brought by GOC on 14 May 2003 and 27 April 2004, respectively, in relation to an operating agreement entered into between Microbes and GOC dated 25 September 2000.

9.	Intellectual Property.
(a)	MIE has sufficient title and ownership of or rights to use all MIE Intellectual Property without any known conflict with, or known infringement of, the rights of any other Person. To the knowledge of MIE, all MIE Intellectual Property is owned or licensed free and clear of all liens and Encumbrances. To the knowledge of MIE, the patents and patent applications of MIE have not been challenged, cancelled, expired or abandoned and are valid and enforceable.

(b)	MIE has not received any written or, to its knowledge, oral, communication alleging that MIE has violated any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other Person.

(c)	MIE has not granted to any Person licenses or other rights over the MIE Intellectual Property.

(d)	MIE does not use any intellectual property (including but not limited to patents, trademarks, service marks, trade names, copyrights, trade names, copyrights, trade secrets, domain names, mask works, information or other proprietary rights and processes, including such property rights where registration is pending) owned by Microbes, registered in the name of Microbes, or pursuant to which usage rights derive from Microbes.

(e)	MIE is not aware that that any of the MIE Intellectual Property is being infringed by third Person.

(f)	MIE has at all times used commercially reasonable efforts to protect its trade secrets and confidential information in its possession and has not disclosed any trade secrets or confidential information to any third party except under written terms which provide full protection for MIE’s commercial interests.
10.	Non-Contravention.

The execution and delivery by each of the Company and MIE of this Agreement and the other Transaction Agreements to which it is a party do not, and the performance by it of its obligations hereunder and thereunder will not, (i) conflict with any of, or require the Consent of any Person under, the terms, conditions or provisions of its Restated Articles or the MIE Articles (as the case may be) or any Governmental Rule or applicable law; (ii) violate any Governmental Rule or any provision of applicable law, or require any Permit of any Governmental Authority having jurisdiction over the Company or MIE (as the case may be); (iii) conflict in any way with, result in a breach of, constitute a default under (whether with the giving of notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any Consent under, any indenture, mortgage, lien, lease, agreement or instrument to which the Company or MIE is a party (as the case may be) or by which it is bound or to which any of its property is subject; or (iv) result in the creation of any Encumbrance upon the assets of the Company or MIE (as the case may be) under any such indenture, mortgage, lien, lease, agreement or instrument.

11.	No Default. Neither the Company nor MIE is in violation or default, and to the Company’s and MIE’s knowledge no condition exists that with the giving of notice or lapse of time or both would constitute a violation or default, under, (i) the Restated Articles or the MIE Articles (as applicable), (ii) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which the Company or MIE is a party or by which it or any of its properties is bound, (iii) any lease or material Contract to which it is a party, (iv) any provision of any decree, or order to which the Company or MIE is a party or by which it is bound, any statute, rule or Governmental Rule applicable to the Company or MIE, or (v) any judgement or injunction of any court, arbitrator or Governmental Authority, the violation of which would, either individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

12.	Rights of Registration and Voting Rights. The Company is not under any obligation to register under any applicable securities law any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Except as contemplated in the Shareholders’ Agreement, no shareholder of the Company has entered into any agreements with respect to the voting of the Shares.

13.	Taxation. Each of the Company and MIE has timely filed or caused to be timely filed with the appropriate taxing authorities all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and informational tax returns) for taxes (“Returns”) that are required to be filed by, or with respect to, the Company and MIE (as the case may be). The Returns have accurately reflected and will accurately reflect all liability for taxes of the Company and MIE (as the case may be) for periods covered thereby. All taxes and assessments (including interest and penalties) payable by, or due from, the Company or MIE (as the case may be) have been fully paid, and no deficiency for any material amount of tax has been asserted or assessed against the Company or MIE. There is no pending or, to the Company’s or MIE’s knowledge, threatened tax examination, audit or investigation of the Company or MIE or other action in respect of any taxes owed by the Company or MIE.

14.	Insurance. All insurance policies maintained by MIE are in full force and effect, all premiums thereon have been paid, and MIE is otherwise in compliance in all material respects with the terms and provisions of such policies. MIE is not in default under any of such insurance policies and, to MIE’s knowledge, there exists no event, occurrence, condition or act (including the subscription of the Subscription Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder or give an insurer the right to refuse indemnity in whole or in part in respect of any claim under such policies. MIE has not received any notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policies or arrangements been threatened, and, to MIE’s knowledge, there exists no event, occurrence, condition or act (including the subscription of the Subscription Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies or give an insurer the right to refuse indemnity in whole or in part in respect of any claim under such policies. MIE is, and has at all relevant times been, adequately covered against risks normally insured against by persons carrying on the same classes of business as MIE.

15.	Material Contracts. No material Contract entered into by MIE (a) relates to the conduct or proposed conduct of operations by MIE outside of the PRC (other than the Indonesia JVs); (b) is outside the ordinary and proper course of business or is otherwise unusual; or (c) has been entered into other than by way of a bargain at arm’s length. Each material Contract is in full force and effect and there exists no (i) default or event of default by MIE or, to the knowledge of MIE, any other party to any such Contract with respect to any material term or provision of any such Contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by MIE or, to the knowledge of MIE, any other party thereto, with respect to any material term or provision of any such Contract, except for those which would not be reasonably expected to result in a Material Adverse Effect. The Company and MIE, as applicable, have duly performed all their obligations under each material Contract to the extent that such obligations to perform have accrued. All Production Sharing Contracts, including their amendments or supplements, have been duly approved by relevant competent Governmental Authority. Consummation of the transactions contemplated by this Agreement and the other Transaction Agreements will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, the Company or MIE under any material Contract. There is no default, alleged default, threat of termination or exercise by PetroChina of its rights under Clause 8.9 of the Production Sharing Contracts.

16.	Transactions with Affiliates.
(a)	Other than (i) the Pre-Approved Affiliate Transactions and Indonesia JVs, (ii) the MIE Loan, and (iii) regular arm’s length salary payments and fringe benefits under an individual’s compensation package with MIE, no employee, officer or Director of the Company, FEEL or MIE, no shareholders of FEEL and no spouse, parent, sibling, child or Affiliate of any employee, officer or Director of MIE, FEEL or the Company or of any shareholders of FEEL, or FEEL itself (each, a “Related Party”) has any Contract or proposed transaction with, or is indebted to MIE or the Company, nor is MIE or the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the knowledge of MIE, no Related Party has any direct or indirect ownership interest in any firm or corporation with which the Company or MIE is affiliated or with which the Company or MIE has a Contract, or any firm or corporation that competes with the Company or MIE.

(b)	In relation to each of the Repayment Agreements dated September 18, 2007, the Intercompany Loan Agreement dated June 26, 2008, the Tripartite Agreement dated December 31, 2008, and the Guarantee dated January 12, 2009 (collectively, the “Intercompany Agreements”), (i) each of the parties thereto has the full power and authority and full legal capacity or has been duly authorized by all necessary corporate action (as the case may be) to execute, deliver and perform such Intercompany Agreement, (ii) such Intercompany Agreement is a valid and binding agreement of each of the parties thereto, enforceable against such party in accordance with its terms, and (iii) the execution and delivery of it by the parties thereto do not, and the performance of the obligations thereunder by the parties thereto will not, (x) conflict with any of, or require any other Consent of any Person under, the terms, conditions or provisions of the articles of association and any other corporate constitution documents of the parties thereto or any Governmental Rule or applicable law, or (y) violate any Governmental Rule or any provision of applicable law, or require any Permit of any Governmental Authority having jurisdiction over the parties thereto.
17.	Environmental and Health and Safety Matters.
(a)	The Company and MIE and their respective activities and operations have been and are in compliance with all applicable EHS Laws. The Company and

MIE maintain and have been and are in compliance with all Environmental Permits required for their activities and operations and has timely filed all applications for such Environmental Permits and their renewal. The Company and MIE are not aware of any facts, circumstances or conditions, that would require changes to current or planned activities or operations of the Company or its subsidiaries or expenditures in excess of US$500,000.

(b)	There has been and is no judgment, order, proceeding, lawsuit, claim, citation, notice or complaint against the Company or MIE, and no such matter is pending or threatened, relating to: (i) noncompliance with EHS Laws or Environmental Permits; (ii) liabilities or obligations pursuant to EHS Laws or Environmental Permits; or (iii) the presence of or exposure to Hazardous Substances.

(c)	There are no conditions or circumstances, including without limitation the presence, release or disposal of any Hazardous Substances or other contamination of the environment (including without limitation soil or groundwater), whether or not at the current or former properties or facilities of the Company or MIE, reasonably anticipated to result in liabilities or obligations to the Company or MIE, or requirements for notification, investigation or remediation, pursuant to EHS Laws.

(d)	No underground storage tanks have been or are present at, in, on or under the current or former properties or facilities of the Company or MIE.

(e)	Any off-site facilities engaged in the storage, treatment, recycling or disposal of Hazardous Substances generated by the Company or MIE or transported from their properties or facilities (i) maintain all required Environmental Permits and operate in compliance with all applicable EHS Laws and Environmental Permits in all material respects, and neither the Company nor MIE has been identified as a potentially responsible party respecting the storage, treatment, recycling or disposal of Hazardous Substances.

(f)	The Company and MIE have provided to TPG all assessments, audits, investigations, and sampling or similar reports relating to the environment or the presence or release of any Hazardous Substances, to the extent applicable to the former, current or prospective properties, facilities, activities or operations of the Company or MIE.

(g)	No liens pursuant to EHS Laws have been or are imposed on any facilities or operations of the Company or MIE, and no such liens have been threatened.

(h)	For purposes of this Clause 17, the following defined terms have the meanings set forth below:

“EHS Laws” means all laws, statutes, ordinances, codes, orders, decisions, judgments, permits, approvals, rules, regulations, standards or requirements of China, relating to: (i) protection, preservation or cleanup of the environment or natural resources; (ii) any Release or threatened Release, including, without limitation, control, investigation, study, assessment, testing, monitoring, containment, removal, remediation, cleanup or abatement of such Release or threatened Release; (iii) the management, manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, registration, use, treatment, handling, storage, disposal, transportation, re-use, recycling or reclamation of any Hazardous Substance; or (iv) health and safety.

“Environmental Permit” means Permit issued or required by a Governmental Authority pursuant to applicable EHS Laws.

“Hazardous Substances” means any chemical substances, pollutants, or toxic, hazardous or deleterious materials, wastes or agents, including without limitation petroleum or any fraction thereof, asbestos, and polychlorinated biphenyls.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or other release of any Hazardous Substances or noxious noise or odor, at, in, on, into or onto the environment, including, without limitation, the migration of any Hazardous Substances through or in the environment, the abandonment or discard of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Substances, or any release, emission or discharge as those terms are defined in any applicable EHS Laws.
18.	Compliance with Laws; Permits. Each of the Company and MIE is in compliance in with all laws, regulations, orders, judgments and decrees applicable to it. Each of the Company and MIE has obtained and possesses all required Permits necessary for it to conduct its business as currently conducted from, or has made all required, material registrations, qualifications, designations, declarations and filings with, any foreign, national, provincial or local Governmental Authority related to the ownership, lease or use of its properties or the operation of its assets and business as currently conducted, the lack of which would not have a Material Adverse Effect. All such Permits are in full force and effect, and each of the Company and MIE is in compliance in all material respects with all such Permits, and it is not aware that any of such required Permits will not be renewed on or prior to its termination date, and the consummation of the transactions contemplated under the Transaction Agreements will not result in the termination or revocation of any of such Permits. MIE does not require any consent, approval, authorization, registration or qualification of or with SAFE or any other Persons in order to remit its revenue from the Daan oil field and the Miao-3 oil field to its offshore accounts.

19.	Insolvency, Winding up, Etc. No order or petition has been presented or resolution passed for the administration, winding-up, dissolution or liquidation of MIE or the Company and no administrator, receiver or manager has been appointed in respect thereof. Neither MIE nor the Company has commenced any other proceeding under any bankruptcy, reorganization, composition, arrangement, adjustment of debt, release of debtors, dissolution, insolvency, liquidation or similar law of any jurisdiction and there has not been commenced against MIE or the Company any such proceeding.

20.	No Brokers and Finders. Neither the Company nor MIE has retained any investment banker, broker or finder in connection with the transactions contemplated by this Agreement and any of the other Transaction Agreements, and there are no finder fees due and payable in connection with this Agreement and any of the other Transaction Agreements as a result of any action by the Company or MIE.

21.	Accounts and Financial Statements.
(a)	MIE has furnished TPG with the audited financial statements of MIE as of December 31, 2007 as certified by MIE’s accountants (the “2007 Accounts”). The 2007 Accounts, including the footnotes thereto, except as described therein, have been prepared in accordance with IFRS consistently followed throughout the periods indicated. The 2007 Accounts fairly present the financial condition and the profit and loss of MIE as at the date thereof and the related statements of income, shareholders’ equity, retained earnings, and cash flows of MIE and the changes in its financial condition for the periods indicated and contain specific provisions, accruals or credits adequate to cover, or full particulars in notes, of all taxation (including deferred taxation) and other liabilities (whether quantified, contingent or otherwise) of MIE for the periods indicted, and are not affected by unusual or non-recurring items. At 31 December 2007 all the assets included in the 2007 Accounts were owned by MIE and full and accurate particulars of all fixed assets acquired or agreed to be acquired by MIE since 31 December 2007 are set out in the Disclosure Letter. MIE has furnished TPG with the audited financial statements of MIE as of December 31, 2008 as certified by MIE’s accountants (the “2008 Accounts” and together with the 2007 Accounts, the “Accounts”). The 2008 Accounts, including the footnotes thereto, except as described therein, have been prepared in accordance with IFRS consistently followed throughout the periods indicated. The 2008 Accounts fairly present the financial condition and the profit and loss of MIE as at the date thereof and the related statements of income, shareholders’ equity, retained earnings, and cash flows of MIE and the changes in its financial condition for the periods indicated and contain specific provisions, accruals or creditors adequate to cover, or full particulars in notes, of all taxation (including deferred taxation) and other liabilities (whether quantified, contingent or otherwise) of MIE for the periods indicted, and are not affected by unusual or non-recurring items. At 31 December 2008 all the assets included in the 2008 Accounts were owned by MIE and full and accurate particulars of all fixed assets acquired or agreed to be acquired by MIE since 31 December 2008 are set out in the Disclosure Letter.

(b)	All of the accounts receivable and notes receivable owing to Company or MIE, including without limitation all accounts receivable and notes receivable set forth on the Accounts, constitute valid and enforceable claims other than accounts receivable and notes receivable which individually and in the aggregate are not material, and are good and collectible in the ordinary course of business in all material respects, net of any reserves shown on the Accounts

(which reserves are adequate and were calculated on a basis consistent with IFRS), and no further goods or services are required to be provided in order to complete the sales and to entitle such person or entity to collect in full. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to the Company or MIE to the knowledge of the Company and MIE.
22.	Liabilities. MIE does not have any claims, obligations, liabilities or Indebtedness, whether absolute, accrued, contingent or otherwise, except for (i) claims, obligations, liabilities or Indebtedness set forth in the 2007 Accounts and as of the Completion Date, the 2008 Accounts, or specifically disclosed in the footnotes thereto, (ii) accounts payable to trade creditors and accrued expenses incurred subsequent to the date of the Accounts in the ordinary course of business consistent with past practice and (iii) obligations under Contracts and commitments incurred in the ordinary course of business and not required under IFRS to be reflected in the Accounts, which, in any case, individually and in the aggregate, would not have a Material Adverse Effect on MIE. The Company has no obligations or liabilities of any nature, whether actual, contingent, contractual or otherwise, save for obligations and liabilities imposed by the terms of the Transaction Agreements.

23.	Books and Records. The minute books of each of the Company and MIE, as previously made available to TPG and its representatives are true, correct and complete, and contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) its Board of Directors. Neither the Company nor MIE has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of MIE or the Company (as the case may be).

24.	Personal Property. MIE has good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Encumbrances, all of the tangible and intangible personal property and assets reflected in the Accounts or thereafter acquired, except for properties and assets disposed of in the ordinary course of business, consistent with past practice, since the date of the Accounts. MIE owns or has the exclusive right to use all of the tangible personal properties and assets necessary for the conduct of their business as currently conducted. All of the tangible personal property used in the business of MIE is in good operating condition and repair, ordinary wear and tear excepted, and, in the aggregate, is adequate and suitable for the purposes for which it is presently being used.

25.	Employee Benefits. MIE has complied in all material aspects with all applicable employment laws including, without limitation, those relating to wages, work hours and Employee Benefit Plans. MIE has not experienced any material work stoppage or any other labor difficulty during the past five (5) years. The Accounts adequately reflect amounts paid, or have adequate provisions, for all employee claims. MIE has paid all amounts required or has made adequate provision in the Accounts for all Employee Benefit Plans. MIE has not been and is not delinquent in paying any current or former employee, officer, consultant, independent contractor or agent, statutory social welfare funds and housing funds operated under applicable laws. All contributions and payments required to be made by any employees, officers, consultants, independent contractors or agents of MIE in connection with such statutory social welfare funds and housing funds have been fully deducted and paid to the relevant Governmental Authority, and no such deductions have been challenged or disallowed by any Governmental Authority or any employee, officer, consultant, independent contractor or agent of MIE. MIE is not a party to, and has never issued any shares or options over any shares to any of its employees pursuant to, any plan providing incentives to any of its employees involving securities or which are securities based, in which any employees of MIE can participate, including share option plans, long term incentive plans, restricted share plans and share incentive plans.

26.	OFAC. Neither the Company nor MIE has conducted or entered into a contract to conduct any transaction with the governments or any of sub-division thereof, agents or representatives, residents of, or any entity based or resident in the countries that are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and neither the Company nor MIE has financed the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

27.	Business Practices. (a) Neither of MIE, the Company, FEEL, the shareholders of FEEL nor any of their respective officers, employees, directors, representatives or agents has offered, promised, authorized or made, directly or indirectly, (i) any unlawful payments or (ii) payments or other inducements (whether lawful or unlawful) to any government official, with the intent or purpose of: (A) influencing any act or decision of such government official in his official capacity; (B) inducing such government official to do or omit to do any act in violation of the lawful duty of such government official; (C) securing any improper advantage; or (D) inducing such government official to use his influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization; in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person. (b) Neither MIE, the Company, FEEL, the shareholders of FEEL nor any of their respective officers, employees, directors, representatives or agents has offered, promised, authorized or made, directly or indirectly, any payments or other inducements specified in this Clause 27 to government officials in violation of either Cayman Islands or PRC law against improper payments. (c) Notwithstanding anything else in this Clause 27, any facilitating or expediting payment made to a government official for the purpose of expediting or securing the performance of a routine governmental action by a government official shall not constitute a breach of the representation made in this Clause 27.

28.	Operations MIE is not conducting any operations outside the PRC. Other than the Indonesia JVs, MIE has not entered into any joint venture, operational or project contracts, or any other arrangements or understandings relating to any operations, outside of the PRC. None of the Indonesia JVs has (i) conducted any operations or business since its of establishment (whether inside or outside of the PRC) or (ii) any assets, liabilities and obligations (whether contingent or otherwise). None of the Company, MIE, FEEL and the FEEL Shareholders has provided or is under any obligation to provide any funds or financial assistance of any kind to any of the Indonesia JVs or any third parties in connection with MIE’s investment in the Indonesia JVs, other than the funds used by MIE to subscribe for the equity interests in the Indonesia JVs. MIE’s involvement in each of the Indonesia JVs did not, do not, and will not, have any adverse impact on MIE’s profit and loss accounts.

29.	Dividends and Distributions No dividend or other distribution of profits or assets has been agreed to be declared, made or paid by MIE or the Company since 31 December 2008, and all dividends or other distributions of profits or assets declared, made or paid by MIE or the Company since its date or incorporation have been declared, made and paid in accordance with law and its constitutional documents.

30.	Offering. Assuming the accuracy of the warranties of TPG, the offer, sale and issuance of the Series A Preferred Shares as contemplated by this Agreement are exempt from the registration or any other filing requirements of any applicable laws, and neither the Company, MIE nor any authorized agent acting on their respective behalf has taken or will take any action hereafter that would cause the loss of such exemption.

31.	Disclosure. The Company and MIE have fully provided TPG with all the information that TPG has requested for deciding whether to subscribe for the Subscription Shares. No part of any document or information provided to TPG or their legal advisors throughout the course of the Parties’ communications and negotiations leading up to the Completion contained any untrue statements, omitted any material facts or was provided with any intention to mislead TPG, and the Company and MIE have acted in good faith and with due and careful consideration in providing such documents and information, and believing the same to be true in all material aspects at the time of provision of such documents and information and as of the Completion.

32.	Real Property.
(a)	Neither the Company nor MIE owns or has legal or equitable title or other right or interest in any real property other than as held pursuant to a Lease (as defined below) or used under a Production Sharing Contract.

(b)	Each leasehold interest pursuant to which the Company or MIE holds any real property (a “Lease”), constitutes the entire agreement to which the Company or MIE is party with respect to the property demised thereunder, and a true and complete copy of each such Lease has been delivered to TPG or their legal advisors, together with all amendments, modifications, alterations and other changes thereto. Each Lease is valid and subsisting, enforceable against the parties thereto in accordance with its terms. As of the date hereof, all conditions precedent to the enforceability of each Lease have been satisfied and there exists no breach or default, nor state of facts which, with the passage of time, notice, or both, would result in a breach or default on the part of any party to the Lease. The Company or MIE has accepted possession of the property demised pursuant to each Lease and is in actual possession thereof and has not sublet, assigned or hypothecated its leasehold interest.

(c)	Neither the Company nor MIE uses any real property in the conduct of its business except insofar as it has secured a Lease with respect thereto or has secured the rights to use such real property under a Production Sharing Contract. No default or event of default on the part of the Company or MIE or event which, with the giving of notice or passage of time or both, would constitute a default or event of default has occurred and is continuing unremedied or unwaived under the terms of any of the Leases. There exists no pending or threatened condemnation, confiscation, dispute, claim, demand or similar proceeding with respect to, or which materially and adversely affects, the continued use and enjoyment of any real property granted under a Lease or a Production Sharing Contract and neither the Company nor MIE are aware of anything that might reasonably give rise to any such thing. The Leases are valid and subsisting and are enforceable in accordance with the terms contained therein in all material respects.

(d)	PetroChina has all land use rights and other licenses which MIE needs to have but does not have itself in order for MIE to conduct its business in the manner now carried on. MIE is entitled to conduct its business on the basis of those rights and licenses and those rights and licenses are for a term not less than the term of the Production Sharing Contracts. MIE and the Company are not aware of any reason why those rights and licenses might be revoked. All land use rights and other licenses which MIE needs (as at the date of this Agreement) to have for it to conduct its business in the manner now carried on, and the approval status (as at the date of this Agreement) of such land use rights and other licenses are set forth in Schedule 2 to the Disclosure Letter.
33.	State Assets. None of the assets owned or leased by the Company or MIE constitute state-owned assets and, inasmuch, are not required to undergo any form of valuation under applicable laws of the PRC.

34.	US Securities and Tax Matters. Neither the Company nor MIE is an “investment company” within the meaning of the United States Investment Company Act of 1940, a “public utility company” or a “holding company”, as such terms are defined in the United States Public Utility Holding Company Action of 1935. Neither the Company nor MIE is a passive foreign investment company (“PFIC”) within the meaning of Section 1296 of the Code or a controlled foreign corporation (“CFC”) within the meaning of Section 957(a) or 957(b) of the Code, and neither the Company nor MIE will, after giving effect to the transactions contemplated herein, become a PFIC or a CFC.

35.	Absence of Change. Since December 31, 2008, there has not been any event or development that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, any Material Adverse Effect.

36.	Liabilities relating to Yi-64 Project. Neither the Company nor MIE has any outstanding liabilities, contingent or otherwise, relating to the Yi-64 project or resulting from the abandonment of the Yi-64 project.

37.	Vulnerable Prior Transactions. There has been no transaction pursuant to or as a result of which (i) any of the Shares or (ii) any asset owned, purportedly owned or otherwise held by MIE is liable to be transferred or re-transferred to another Person or which gives or may give rise to a right of compensation or other payment in favour of another Person under the law of any relevant jurisdiction.

SCHEDULE 3
PRC STATE ADMINISTRATION OF
FOREIGN EXCHANGE REGISTRATIONS
1.	SAFE Registration by Zhang, Zhao and Shang as shareholders of FEEL with respect to (i) the transfer of 1.9% interest in the Company to Standard Bank and (ii) the transfer of 17.66667% interest in the Company to TPG, pursuant to Circular 75.

2.	(For so long as TPG holds any interest in the Company) SAFE Registration by Zhang, Zhao and Shang as shareholders of FEEL with respect to any changes in shareholding of the Company after the Completion Date, pursuant to Circular 75.

18

EXHIBIT 1
RESTATED ARTICLES

Company No.: MC-207100
SECOND AMENDED AND RESTATED
MEMORANDUM
AND
ARTICLES OF ASSOCIATION
OF
MIE Holdings Corporation
(Adopted by Special Resolution dated July 9, 2009)
Incorporated on the 20th day of March, 2008
INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW(2007 Revision)
OF THE CAYMAN ISLANDS
Exempted Company Limited by Shares
SECOND AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
MIE Holdings Corporation
(Adopted by Special Resolution dated July 9, 2009)
1.	The name of the Company is MIE Holdings Corporation.

2.	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:
(a)	(i)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

	(ii)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.
(b)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(c)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(f)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.
In the interpretation of this Amended and Restated Memorandum of Association in general and of this Article 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this Article or elsewhere in this Amended and Restated Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.	Except as prohibited or limited by the Companies Law (as amended) and by the Amended and Restated Articles of Association of the Company, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Company considered necessary or convenient in the manner set out in the Amended and Restated Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid provided, that the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

6.	The share capital of the Company is US$180,000 divided into (i) 15,000,000 Ordinary Shares of a par value of US$0.01 each and (ii) 3,000,000 Series A Preferred Shares of a par value of US$0.01, each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (as amended) and the Amended and Restated Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained, provided that, notwithstanding any provision to the contrary contained in this Amended and Restated Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates. Each share in the Company confers upon the Member those rights set forth in the Amended and Restated Articles of Association.

7.	The Company shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (2007 Revision)
OF THE CAYMAN ISLANDS
Company Limited by Shares
SECOND AMENDED AND RESTATED ARTICLES OF
ASSOCIATION
OF
MIE Holdings Corporation
(Adopted by Special Resolution dated July 9, 2009)
1.	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Additional Securities”	has the meaning ascribed to it in Article 7(d)(v)(A).

“Affiliate”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any general partner, officer, director, member, manager or employee of such Person and any investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person; provided, that (i) with respect to TPG, Affiliate shall include any other person that controls, is controlled by, or is under common control with TPG Star, L.P. and/or its Affiliates, and (ii) with respect to FEEL, Affiliate shall include Zhang Ruilin and Zhao Jiangwei and each of their respective Affiliates.

“Annual General Meeting”	has the meaning ascribed to it in Article 40(a).

“Articles”	means these Articles as from time to time altered by Special Resolution and duly filed with the Registrar of Companies.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board”	means the board of directors of the Company.

“Business Day”	means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Hong Kong SAR or the People’s Republic of China.

“Chairman”	has the meaning ascribed to it in Article 92.

“Class”	means any class of shares as may from time to time be issued by the Company.

“Company”	means MIE Holdings Corporation.

“Company Employee Share Option Scheme”	means any employee incentive scheme pursuant to which the Company may issue Shares or options for Shares constituting up to 5% of the share capital of the Company as of the date hereof pursuant to a plan approved by the Board.

“control”	means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person (whether through ownership interest, by contract or otherwise); provided, however, that, in any event, any Person that owns directly or indirectly more than fifty percent (50%) of the ordinary voting interests in such other Person shall be deemed to control such other Person.

“Conversion Price”	means the Original Conversion Price applicable to the Series A Preferred Shares, subject to adjustment as provided below in Article 7(d)(v).

“Conversion Rate”	means the number of Ordinary Shares into which a Series A Preferred Share is convertible.

“Conversion Rights”	has the meaning ascribed to it in Article 7(d).

“Cut-Off Date”	has the meaning ascribed to it in Article 10(b)(ii).

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the directors for the time being of the Company.

“dividend”	includes an interim dividend and bonus.

“Electing Offeree” and “Electing Offerees”	have the meaning ascribed to them in Article 10(b)(ii).

“Encumbrance”	means any deed to secure debt, assignment, security right, pledge, lien, charge, option, encumbrance and claim or right of any kind of third persons, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and in relation to shares in the issued shares capital of a company, any right to appoint a proxy, exercisable by any party other than the holder of such shares.

“Excluded Shares”	means (i) Ordinary Shares issued and outstanding on the date hereof; (ii) Series A Preferred Shares issued and outstanding on the date hereof; (iii) Series A Preferred Shares issuable in accordance with the Standard Bank Equity Agreements, (iv) Ordinary Shares issued or deemed to have been issued pursuant to a stock grant, stock option, option plan, purchase plan or other employee stock incentive program or agreement, in each case, where the grant of such options is approved by the Board; (v) Ordinary Shares issued or issuable upon conversion of the Series A Preferred Shares; (vi) all Shares issued as a dividend or distribution on Series A Preferred Shares; (vii) Ordinary Shares issued or issuable in a Qualified IPO; and (viii) Ordinary Shares or any class of preferred shares issued or deemed to have been issued as a result of any liquidation or winding up of the Company.

“Extended Cut-Off Date”	has the meaning ascribed to it in Article 10(b)(iii).

“Extended Preemption Cut-Off Date”	has the meaning ascribed to it in Article 6(b)(ii).

“FEEL”	means Far East Energy Limited, a company incorporated in the Special Administration Region of Hong Kong.

“Indebtedness”	means all (i) funded indebtedness of the Company and its Subsidiaries, including, (A) all funded obligations for borrowed money, (B) funded obligations evidenced by bonds, notes, debentures, loan agreements or similar instruments, (C) otherwise as an account party in respect of or arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (ii) the aggregate amount required to be capitalized under leases under which the Company or any of its Subsidiaries is the lessee, (iii) obligations of the Company or any of its Subsidiaries for deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (iv) all accrued and unpaid interest on any of the foregoing.

“JMC Budget”	has the meaning as ascribed to it in Article 98 (c)(ix).

“Liquidation Preference”	has the meaning as ascribed to it in Article 7(c)(i).

“Material Subsidiary”	means MIE and any other member of the MIE Group having more than 10% of the assets of the MIE Group as shown in the latest financial statements of that entity.

“Member”	means each person whose name is, from time to time and for the time being, entered in the register of Members as the holder of one or more Shares.

“Memorandum”	means the Memorandum of Association of the Company as amended from time to time altered by Special Resolution and duly filed with the Registrar of Companies.

“MIE”	means MI Energy Corporation, an exempted company incorporated with limited liability in the Cayman Islands.

“MIE Group”	means the Company, its Subsidiaries and other entities controlled directly or indirectly by the Company.

“Minimum Shareholding Percentage”	means a Shareholding Percentage of not less than five percent (5%).

“month”	means calendar month.

“New Securities”	means Shares or rights, options, warrants or other securities convertible into or exercisable or exchangeable for Shares issued by the Company, other than Shares issued or issuable:

(a) pursuant to the Company Employee Share Option Scheme;

(b) upon conversion of the Series A Preferred Shares;

(c) as a dividend or other distribution on the Series A Preferred Shares;

(d) pursuant to a Qualified IPO;

(e) in connection with any stock split or stock dividend; and

(f) pursuant to the Standard Bank Equity Agreements.

“Non-Offering Members”	has the meaning ascribed to it in Article 10(b)(i).

“Offered Shares”	has the meaning ascribed to it in Article 10(b)(i).

“Offering Member”	has the meaning ascribed to it in Article 10(b)(i).

“Ordinary Directors”	has the meaning ascribed to it in Article 70.

“Ordinary Resolution”	means a resolution passed by a simple majority of the votes of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

“Ordinary Shares”	means the ordinary shares in the capital of the Company, of par value US$0.01 each.

“Ordinary Shares Equivalents”	has the meaning ascribed to it in Article 7(d)(v)(A).

“Original Conversion Price”	means an amount equal to the Series A Preferred Shares Purchase Price.

“paid-up”	means paid-up and/or credited as paid-up.

“Participant”	has the meaning ascribed to it in Article 10(c)(ii).

“Person”	means any natural person, individual, partnership, joint venture, company, corporation, trust, estate, juridical entity, firm, association, statutory body, unincorporated organization, or governmental authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Preemption Cut-Off Date”	has the meaning ascribed to it in Article 6(b)(i).

“Proposed Transfer”	means any Transfer of any Shares (or any interest therein) proposed by any Member.

“Prospective Transferee”	means any Person to whom a Member proposes to make a Proposed Transfer, including a Proposed Transfer by FEEL pursuant to Article 10(e).

“Qualified IPO”	means an underwritten public offering by the Company of its Shares on a Recognised Stock Exchange pursuant to a prospectus or offering circular under applicable securities laws resulting in the shares of the Company becoming freely tradable.

“Recognized Stock Exchange”	means NASDAQ, the New York Stock Exchange, the Toronto Stock Exchange, the Australian Securities Exchange, the Euronext Paris, the Tokyo Stock Exchange, the Deutsche Borse, or the main board of any of the Stock Exchange of Hong Kong Limited, the Singapore Stock Exchange, or the London Stock Exchange, or any other stock exchange of equal standing reasonably agreed by TPG.

“registered office”	means the registered office for the time being of the Company.

“Remaining New Securities”	has the meaning ascribed to it in Article 6(b)(iii).

“Scheduled Completion Date”	has the meaning ascribed to it in Article 10(b)(v).

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Preferred Shares”	means the Series A preferred shares in the capital of the Company, of par value US$0.01 each.

“Series A Preferred Shares Purchase Price”	means US$24.6999.

“Shareholders’ Agreement”	means the shareholders agreement dated July 9, 2009 by and among TPG, FEEL, MIE, the Company and certain other shareholders of the Company, as amended or supplemented from time to time.

“Shareholding Percentage”	means, with respect to any Member, the ratio (expressed as a percentage) of the number of Shares owned, directly or indirectly, by such Member and its Affiliates to the aggregate number of all the issued Shares. For the purposes of determining the number of Shares held by the Members, all Series A Preferred Shares shall be deemed to have been converted into Ordinary Shares at the then-applicable conversion ratio.

“Shares”	means the Ordinary Shares and Series A Preferred Shares, and any other shares of the Company, whether fully or partly paid.

“SPA”	means the series A preferred shares subscription and put option agreement dated June 19, 2009 by and among TPG, FEEL, the Company and MIE, as amended or supplemented from time to time.

“Special Board Approval”	means the approval of a majority of the directors of the Board present and voting at a duly convened meeting, provided that the TPG Director shall not have voted against such action.

“Special Resolution”	has the same meaning as specified in Article 63 and includes a unanimous written resolution.

“Standard Bank”	means Standard Bank Plc, a financial institution incorporated in England, and/or one or more of its Affiliates.

“Standard Bank Facility”	means the Borrowing Base Facility Agreement, dated 29 October 2007, by and among MIE, Standard Bank Asia Limited, as Arranger, Agent, Security Trustee and Technical Bank, Standard Bank Plc, as the Offshore Account Bank and the Original Lenders (as such term is defined therein), as amended, and any agreement to renew, replace or repay any amounts outstanding under the Standard Bank Facility pursuant to the Refinancing Letter Agreement (as defined in the SPA).

“Standard Bank Option Agreement”	has the same meaning ascribed to it in the SPA.

“Standard Bank SPA”	has the same meaning ascribed to it in the SPA.

“Standard Bank Equity Agreements”	has the same meaning ascribed to it in the SPA.

“Statute”	means the Companies Law (2007 Revision) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary”	means, with respect to any Person:

(a)  any company or corporation more than fifty percent (50%) of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such company or corporation (irrespectively of whether or not at the time shares of any class or classes of such company or corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person; and

(b)  any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Tag-Along Notice”	has the meaning ascribed to it in Article 10(c)(i).

“Tag-Along Offer”	has the meaning ascribed to it in Article 10(c)(i).

“Tag-Along Seller”	has the meaning ascribed to it in Article 10(c)(i).

“TPG”	means TPG Star Energy Ltd., an exempted company incorporated with limited liability in the Cayman Islands, and/or one or more of its Affiliates.

“TPG Director”	has the meaning ascribed to it in Article 70.

“Trade Sale”	means a sale of all of the Shares.

“Transfer”	means the direct or indirect sale, offer to sell, pledge, mortgage, encumbrance, gift, assignment, transfer or disposition of Shares, or any rights or interest therein or afforded thereby, or entering into any contract or agreement to do any of the foregoing, voluntarily or involuntarily.

“Transfer Notice”	has the meaning ascribed to it in Article 10(b)(i).

“written” and “in writing”	include all modes of representing or reproducing words in visible form.
Words importing the singular number only include the plural number and vice versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons also include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the Shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.
CERTIFICATES FOR SHARES
4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors and shall be issued to all persons who hold shares of the Company. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process. Each certificate representing the Shares or any other securities issued in respect of the Shares upon any stock splits, stock dividend, recapitalisation, merger or similar event, shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legends required by agreement or by applicable securities laws):

THE SHARES REPRESENTED BY THIS SHARE CERTIFICATE ARE SUBJECT TO AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE SHAREHOLDERS’ AGREEMENT DATED AS OF JULY 9, 2009, AMONG THE HOLDER OF THIS CERTIFICATE, CERTAIN OTHER SHAREHOLDERS OF THE COMPANY, MI ENERGY CORPORATION AND THE COMPANY.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.
ISSUE OF SHARES
6.	(a)	Subject to the provisions, if any, in that behalf in the Memorandum and these Articles and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper; provided, always that, notwithstanding any provision to the contrary contained in these Articles, the Company shall be precluded from issuing bearer shares, warrants, coupons or certificates.

(b)	Preemption Rights. Each Member shall have the right to purchase a pro rata portion (based on its Shareholding Percentage) of New Securities that the Company may, from time to time propose to sell and issue. The preemption rights granted under this Article 6(b) shall be subject to the following provisions:
(i)	In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Member written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. Each Member shall have thirty (30) days after receipt of such notice (the “Preemption Cut-Off Date”) to agree to purchase up to its pro rata portion (based on its Shareholding Percentage) of such New Securities at the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If a Member fails to exercise the right to purchase its full pro rata portion (based on its Shareholding Percentage) of the New Securities, each of the other participating Members may exercise an additional right to purchase, on a pro rata basis (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the participating Members), the New Securities not previously purchased.

(ii)	If some (but not all) of the Members do not elect to purchase their pro rata portion of such New Securities by the Preemption Cut-Off Date, each of the participating Members shall have the right, exercisable for a period of fifteen (15) days after the Preemption Cut-Off Date (the last day of which shall be the “Extended Preemption Cut-Off Date”), to purchase all or any portion of the New Securities not purchased by the participating Members pursuant to Article 6(b)(i) pro rata (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the other participating Members).

(iii)	If none of the Members have exercised their right to purchase the New Securities by the end of the Preemption Cut-Off Date or the collective participating Members have not offered to purchase all of the New Securities by the end of the Extended Preemption Cut-Off Date (such unpurchased New Securities, the “Remaining New Securities”), then the Company may sell all (but not less than all) of the Remaining New Securities to a third Person.

(iv)	Regardless of whether the Members exercise their preemption rights granted under this Article 6(b) by the Preemption Cut-Off Date or the Extended Preemption Cut-Off Date (as the case may be), the Company shall have sixty (60) days after the Extended Preemption Cut-Off Date to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) the New Securities at a price and upon terms no more favourable to the purchasers thereof than specified in the Company’s notice to the Members, provided that such purchaser(s) shall agree to be bound by the terms hereof and shall thereby become bound by the terms and conditions of these Articles. In the event the Company has not sold the New Securities within such 60-day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of such agreement) the Company shall not thereunder issue or sell any New Securities without first offering such New Securities to the Members in the manner provided above. The completion of the sale of New Securities to the participating Members and other purchasers shall occur simultaneously.

(c)	Termination. The preemption rights granted under Article 6(b) shall expire immediately upon the occurrence of a Qualified IPO or a Trade Sale.
SERIES A PREFERRED SHARES
7.	The rights, preferences, privileges and restrictions granted to and imposed upon the Series A Preferred Shares and the holders thereof are as follows:
(a)	Voting Rights. Except as required by law or as provided to the contrary herein, the holders of the Series A Preferred Shares and the holders of the Ordinary Shares shall for voting purposes be deemed to be members of the same class of share capital and shall vote together. Each Series A Preferred Share shall have such number of votes equal to the number of Ordinary Shares into which such Series A Preferred Shares is convertible at the time the vote is taken.

(b)	Dividends. The Series A Preferred Shares shall accrue dividends as determined by the Board. Notwithstanding the foregoing, the holders of the Series A Preferred Shares shall be entitled to participate pro rata in any dividends paid on the Ordinary Shares on an as-if-converted basis, in which case, the Series A Preferred Shares shall confer upon the holders thereof the right, in priority to any rights of the holders of any other class of Shares (including the Ordinary Shares), to receive such dividends.

(c)	Liquidation Preference.
(i)	In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of the Series A Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class of shares of the Company ranked junior to the Series A Preferred Shares (including the Ordinary Shares) by reason of such holder’s ownership thereof, the greater of: (A) the sum of (x) the Series A Preferred Shares Purchase Price (as adjusted for any share dividends, combinations, splits, recapitalizations or the like on, of or affecting the Series A Preferred Shares), for each Series A Preferred Share then held by such holder and (y) any and all declared but unpaid dividends on each such Series A Preferred Shares and (B) such amount per Series A Preferred Share as would have been payable had all Series A Preferred Shares been converted into Ordinary Shares immediately prior to such liquidation, dissolution or winding up (such amount payable, the “Liquidation Preference”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series A Preferred Shares in proportion to the Liquidation Preference each such holder is otherwise entitled to receive. If any holder of Series A Preferred Shares shall be deemed to have converted Series A Preferred Shares into Ordinary Shares pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Series A Preferred Shares that have not converted (or have not been deemed to have converted) into Ordinary Shares.

(ii)	After the payment of the Liquidation Preference to the holders of the Series A Preferred Shares, the remaining assets shall be distributed ratably to the holders of the Ordinary Shares.

(iii)	Unless the holders of a majority of the Series A Preferred Shares then outstanding shall elect or determine otherwise by written consent, a consolidation or merger of the Company with or into any other Person in which the holders of the Shares as of immediately prior to such merger or consolidation do not continue to hold at least a fifty percent (50%) interest in the surviving entity or a Trade Sale shall be deemed to be a liquidation for purposes of payment of the Liquidation Preference and shall entitle the holders of the Series A Preferred Shares to receive in cash, securities or other property (with any non-cash amounts being valued as provided in Article 7(c)(iv)) in the amounts specified in Article 7(c)(i) and (ii).

(iv)	Subject to the following provisions of this Article 7(c)(iv), the value of any assets, securities or other property (other than cash) to be received by the Members pursuant to Articles 7(c)(i), 7(c)(ii) and/or 7(c)(iii), shall be equal to the fair market value thereof, as determined in good faith by the Board, if any (taking into account, if applicable, any restrictions on the free marketability of such assets, securities or other property, arising under applicable securities laws or otherwise, other than restrictions arising solely by virtue of a Member’s status as an Affiliate of the Company or the entity surviving or resulting from a change of control of the Company), except that any securities to be distributed to Members of the Company in any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or a change of control of the Company, shall be valued as follows.
(A)	The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:
(I)	if the securities are then traded on a Recognised Stock Exchange (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

(II)	if the securities are then actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the distribution; and

(III)	if there is no active public market for the securities, then the value shall be the fair market value thereof, as determined in good faith by the Board.
(B)	The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (A)(I), (A)(II), or (A)(III) of this Article 7(c)(iv) to reflect the approximate fair market value thereof, as determined in good faith by the Board.
(d)	Conversion of Series A Preferred Shares into Ordinary Shares. The Series A Preferred Shares shall have conversion rights into Ordinary Shares as follows (the “Conversion Rights”):
(i)	Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time, into such number of fully paid Ordinary Shares as is determined by dividing the Original Conversion Price applicable to such Series A Preferred Shares by the Conversion Price applicable to the Series A Preferred Shares in effect at the time of conversion. The initial Conversion Rate for each Series A Preferred Share shall be 1.00 and the Conversion Price shall be subject to adjustment as described below.

(ii)	Each Series A Preferred Share shall automatically convert (or if automatic conversion is not legally possible, then each holder thereof shall request the conversion of its Series A Preferred Shares) into such number of fully paid Ordinary Shares as is determined by the Conversion Rate applicable to the Series A Preferred Shares at the time, (i) immediately prior to the consummation of a Qualified IPO, (ii) on the date upon which the Company obtains the consent of the holders of at least eighty-five percent (85%) of the then outstanding Series A Preferred Shares, voting as a single class, or (iii) forty-eight (48) months after the date of the completion of the Company’s initial Series A Preferred Shares financing.

(iii)	Before any holder of Series A Preferred Shares shall be entitled to convert the same into Ordinary Shares and to receive a certificate or certificates therefor, such holder shall deliver one or more share transfer certificates duly executed by it together with any share certificate(s) representing the Series A Preferred Shares to be converted, at the office of the Company or of any transfer agent for the Series A Preferred Shares, and shall give written notice to the Company at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Article 7(d)(ii), the outstanding Series A Preferred Shares shall be converted automatically without any further action by the holders of such shares and whether or not duly executed share transfer certificate(s) are delivered or the certificate(s) representing such shares are surrendered to the Company or its transfer agent; and provided, further, that the Company shall not be obligated to issue certificate(s) evidencing Ordinary Shares issuable upon such automatic conversion unless the duly executed share transfer certificate(s) and share certificate(s) evidencing such Series A Preferred Shares are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such share certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed share certificate(s). The Company shall, as soon as practicable after such delivery, or after execution of such agreement in the case of lost, stolen or destroyed certificate(s), issue and deliver at such office to such holder of Series A Preferred Shares, a certificate or certificates for the number of Ordinary Shares to which the holder shall be entitled and a check or a wire transfer payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such delivery of the share transfer certificates or such surrender of the Series A Preferred Shares to be converted, or in the case of automatic conversion, on the date of closing of the Qualified IPO, on the date of consent of the holders of 85% of the then outstanding Series A Preferred Shares, voting as a single class, or on the date falling forty-eight (48) months after the date of the completion of the Company’s initial Series A Preferred Shares financing, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of the Ordinary Shares on such date.

(iv)	No fractional Ordinary Shares shall be issued upon conversion of Series A Preferred Shares. In lieu of any fractional shares to which the holder of any Series A Preferred Shares would otherwise be entitled, the Company shall pay cash to such holder equal to such fraction multiplied by the fair market value of one such Series A Preferred Share as determined in good faith by the Board. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Series A Preferred Shares of each holder at the time converting into Ordinary Shares and the aggregate number of Ordinary Shares issuable upon such conversion.

(v)	The Conversion Price shall be subject to adjustment from time to time as follows:
(A)	If the Company at any time sells or issues (or, pursuant to this Article 7(d)(v), is deemed to have issued) any unissued Ordinary Shares or preferred shares or other Shares, warrants, options or other rights to purchase or otherwise acquire Shares (on an as converted basis) of the Company or securities convertible into or exchangeable for additional Shares of the Company, other than Excluded Shares (collectively, the “Additional Securities”), for a consideration per share less than the Conversion Price then in effect, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price in effect on the date of and immediately prior to such issue by a fraction, (1) the numerator of which shall be the sum of (A) the number of Ordinary Shares issued and outstanding immediately prior to such issue, (B) the number of Ordinary Shares issuable upon conversion of all Series A Preferred Shares issued and outstanding immediately prior to such issue, (C) the number of Ordinary Shares issuable upon conversion or exercise of convertible securities (other than the Series A Preferred Shares), options, and warrants outstanding immediately prior to such issue (collectively, with (A) and (B), the “Ordinary Shares Equivalents”), and (D) the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Securities so issued would purchase at the Conversion Price in effect on the date of and immediately prior to such issue; and (2) the denominator of which shall be the sum of (A) the Ordinary Shares Equivalents, and (B) the number of such Additional Securities so issued.
(I)	For the purposes of any adjustment of any Conversion Price pursuant to this Article 7(d)(v)(A), the consideration received by the Company for the issue of any Additional Securities shall be determined as follows:
(a)	In the case of the issuance of Ordinary Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any offering discounts, commissions, compensation or expenses paid or incurred by the Company in connection with the issuance and sale thereof.

(b)	In the case of the issuance of Ordinary Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board.

(c)	In the case of the issuance of (i) options to purchase or rights to subscribe for or purchase Ordinary Shares (other than Excluded Shares), (ii) securities by their terms convertible into or exchangeable for Ordinary Shares (other than Excluded Shares), or (iii) options to purchase or rights to subscribe for or purchase such convertible or exchangeable securities:
(i)	the aggregate maximum number of Ordinary Shares issuable upon exercise of such options to purchase or rights to subscribe for Ordinary Shares shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration, if any, received or to be received by the Company upon the issuance of such options or rights plus the additional minimum consideration, if any, received or to be received by the Company for the exercise of such options or rights for the Ordinary Shares covered thereby;

(ii)	the aggregate maximum number of Ordinary Shares deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received or to be received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, received or to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights.

(iii)	on any change in the number of Ordinary Shares deliverable upon exercise of any such options or rights, or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum consideration for such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, then, upon such change becoming effective, such Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had such change been in effect upon the original issuance of such options, rights or securities; and

(iv)	on the expiration of any such options or rights, the termination of any such rights to convert or exchange, or the expiration of any options or rights related to such convertible or exchangeable securities, or upon any redemption or repurchase of any such options, rights or securities, such Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities, or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of Ordinary Shares actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities, or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.
(II)	All outstanding Excluded Shares (including shares issuable upon conversion of the Series A Preferred Shares) shall be deemed to be outstanding for all purposes of the computations of this Article 7(d)(v)(A).
(B)	If the number of Ordinary Shares outstanding at any time is increased by a share dividend payable in Ordinary Shares or by a subdivision or split-up of Ordinary Shares, then, on the date such payment is made or such change is effective, the Conversion Price applicable to the Series A Preferred Shares shall be appropriately decreased so that the number of Ordinary Shares issuable on conversion of any Series A Preferred Shares shall be increased in proportion to such increase of outstanding shares.

(C)	If the number of Ordinary Shares outstanding at any time is decreased by a combination of the outstanding Ordinary Shares, then, on the effective date of such combination, the Conversion Price applicable to the Series A Preferred Shares shall be appropriately increased so that the number of Ordinary Shares issuable on conversion of any Series A Preferred Shares shall be decreased in proportion to such decrease in outstanding shares.

(D)	Subject to the provisions of Article 7(c), at any time, if there shall occur any reorganization, recapitalization or any reclassification of the Shares (other than as a result of a share dividend or subdivision, split-up or combination of shares as provided above), or the consolidation or merger of the Company with or into another Person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Ordinary Shares), the Series A Preferred Shares shall, after such reorganization, recapitalization, reclassification, consolidation or merger, be convertible (in lieu of the Ordinary Shares) into the kind and number of shares or other securities or property of the Company or otherwise to which such holder would have been entitled if immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger, such holder had converted its Series A Preferred Shares into Ordinary Shares. The provisions of this Article shall similarly apply to successive reorganizations, recapitalizations, reclassifications, consolidations or mergers.

(E)	In the event that the Company at any time shall declare a cash dividend upon its Ordinary Shares payable otherwise than out of retained earnings or shall distribute to holders of its Ordinary Shares share capital (other than Ordinary Shares), shares or other securities of other Persons, evidences of indebtedness issued by the Company or other Persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Ordinary Shares or other securities of the Company convertible into or exchangeable for Ordinary Shares), then, in each such event, the holders of the Series A Preferred Shares shall, concurrent with the distribution to holders of the Ordinary Shares, receive a like distribution based upon the number of Ordinary Shares into which the Series A Preferred Shares are then convertible.

(F)	All calculations under this Article 7(d)(v) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.
(vi)	No adjustment in a Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than US$0.01. Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.01 or more in a Conversion Price.

(vii)	The Company will not through any reorganization, recapitalization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Article 7(d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Shares against impairment. This provision shall not restrict the Company’s right to amend these provisions with the requisite Member consent in accordance with these Articles.

(viii)	Upon the occurrence of each adjustment or readjustment of the Conversion Rate applicable to the Series A Preferred Shares pursuant to this Article 7(d), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each affected holder of Series A Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of any holder of Series A Preferred Shares furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rates applicable to each Series A Preferred Share at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Series A Preferred Shares.

(ix)	The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Series A Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(x)	No Series A Preferred Shares that have been converted into Ordinary Shares after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized but unissued shares of the Company.
ORDINARY SHARES
8.	The Ordinary Shares shall have the following rights:
(a)	Voting Rights. Each holder of Ordinary Shares (in person or by telephone or by proxy or corporate representative) shall have the right to one vote on a show of hands and the holder of each Ordinary Share shall have the right to one vote on a poll for each Ordinary Share held, and shall be entitled to notice of any general meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

(b)	Dividends. Subject to Article 7(b), the holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors in accordance with Article 7(b).

(c)	Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets of the Company shall be distributed as provided in Article 7(c).
REGISTER OF MEMBERS
9.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES
10.	Restrictions on Transferability.
(a)	Transfer Restrictions.
(i)	No Member may Transfer any Shares held by such Member except in accordance with the provisions of these Articles.

(ii)	Prior to the date falling one (1) year after the completion of the initial Series A financing, no Member shall Transfer any of its Shares; provided, however, that:
(A)	TPG and its Affiliates may Transfer Shares to one (1) or more limited partners of TPG Star, L.P. or its Affiliates for a minimum of US$10,000,000 per Person, so long as, after giving effect to all such Transfers, TPG and its Affiliates hold Shares having a Shareholding Percentage of at least six percent (6%),

(B)	Standard Bank and its Affiliates may Transfer Shares to one (1) or more Person so long as, after giving effect to such Transfer, Standard Bank and its Affiliates hold Shares having a Shareholding Percentage of at least one percent (1%), AND

(C)	Any Transfer effected by any Member in accordance with the Article 10 (b), (c) and (e) of these Articles, Clause 7 or 8.2 of the SPA or the Standard Bank Equity Agreements shall be permitted.
(iii)	On and after the date falling one (1) year after the completion of the initial Series A financing, no Member or any Affiliate of such Member shall Transfer any of its Shares; provided, however, that subject to Clause 13.3 of the Shareholders’ Agreement, any Transfer effected by any Member in accordance with the Article 10 (b), (c) and (e) of these Articles, Clause 7 or 8.2 of the SPA or the Standard Bank Equity Agreements shall be permitted.

(iv)	At any time but subject to Clause 13.3 of the Shareholders’ Agreement, FEEL may Transfer (i) Shares having an aggregate Shareholding Percentage of up to five percent (5%) to persons who are bona fide directors, officers or employees of the Company or MIE as of the date hereof, but any such Transfer of Shares to any one director, officer or employee shall not result in any one such transferee holding an aggregate Shareholding Percentage exceeding two percent (1%).
(b)	Right of First Refusal.
(i)	Except for a Transfer in accordance with Article 10(a)(ii), (iii) or (iv), 10(c) or 10(e) of these Articles, Clause 7 or 8.2 of the Shareholders’ Agreement, or the Standard Bank Equity Agreements if at any time, any Member (the “Offering Member”) desires to Transfer all or part of its Shares (the “Offered Shares”) to a Prospective Transferee, the other Members (the “Non-Offering Members”) shall have the right of first refusal to purchase the Offered Shares upon the terms and subject to the conditions hereinafter provided. Prior to any Proposed Transfer of Offered Shares, the Offering Member shall deliver to each Non-Offering Member (with a copy to the Company) a written irrevocable bona fide offer to sell the Offered Shares to the Non-Offering Members stating the number of Shares to be sold, the price and terms thereof (which shall not include any warranties or indemnities (other than capacity and authority) from the transferee) and the identity of the Prospective Transferee (a “Transfer Notice”).

(ii)	Each Non-Offering Member shall have a period of thirty (30) days after receipt of a Transfer Notice within which to elect to purchase its pro rata share (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of all Non-Offering Members) of any or all such Offered Shares on the terms offered to the Prospective Transferee in the Transfer Notice, which election shall be made by an irrevocable written notice delivered by each electing Non-Offering Member to the Offering Member (with a copy to the Company and each of the other Non-Offering Members). The last day of such 30-day period is hereinafter referred to as the “Cut-Off Date”. Any new terms, conditions or price offered by the Offering Member to any Non-Offering Member during such 30-day period shall be offered to each Non-Offering Member and shall be set forth in a new Transfer Notice to each such Non-Offering Member, which new Transfer Notice shall trigger a new 30-day period as provided above. Any election to purchase the Offered Shares must be in accordance with the terms of the Transfer Notice then in effect, and otherwise must be unconditional (except that such purchase may be subject to the prior receipt of statutory or regulatory approvals necessary to complete such purchase). Non-Offering Members who elect to purchase the Offered Shares pursuant to this Article 10(b)(ii) are hereinafter referred to individually as an “Electing Offeree” and collectively as the “Electing Offerees”.

(iii)	If some, but not all, of the Non-Offering Members do not elect to purchase their pro rata share of the Offered Shares by the Cut-Off Date, each of the Electing Offerees shall have the right, exercisable for a period of fifteen (15) days after the Cut-Off Date (the last day of which shall be the “Extended Cut-Off Date”), to purchase all or any portion of the Offered Shares not purchased by the Electing Offerees pursuant to Article 10(b)(ii) pro rata (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the other Electing Offerees).

(iv)	The consideration for such Offered Shares shall be paid in full in cash, or in such other form as may be agreed between the Offering Member and the Electing Offerees.

(v)	The completion of each such purchase shall take place on the thirtieth (30th) day after the Cut-Off Date or Extended Cut Off Date (as the case may be), or if such day is not a Business Day, then on the next such Business Day (the “Scheduled Completion Date”). The Scheduled Completion Date may be amended upon the mutual agreement of the Offering Member and the Electing Offerees, and in any case shall be extended to the extent necessary in order to comply with applicable laws and regulations (including obtaining any necessary governmental approvals for the Transfer of such Offered Shares). On or before the relevant Scheduled Completion Date, the Offering Member shall surrender the certificate or certificates representing the Offered Shares to be purchased on such Scheduled Completion Date (or, if such Offering Member alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Electing Offerees, against payment in full of the consideration for such Offered Shares in accordance with the provisions in this Article 10 (b).

(vi)	Upon any election of the right to purchase such Offered Shares by an Electing Offeree, the Offering Member and such Electing Offeree shall use their reasonable best efforts to secure any approvals required in connection therewith.

(vii)	Notwithstanding the foregoing, if the Non-Offering Members have not exercised their right to purchase all the Offered Shares by the end of the Cut-Off Date or the collective Electing Offerees have not offered to purchase all of the Offered Shares by the end of the Extended Cut-Off Date, then the Non-Offering Members shall be deemed to have forfeited any right to purchase such Offered Shares, and the Offering Members shall be free to sell all, but not less than all, of the Offered Shares to the Prospective Transferee substantially on the terms and conditions set forth in the Proposed Transfer Notice not later than the sixtieth (60th) day after the Cut-Off Date or the Extended Cut-Off Date, as the case may be.
(viii)	If the Electing Offeree(s) fail(s) to complete the purchase of all of the Offered Shares on the Scheduled Completion Date in accordance with the terms of these Articles and the applicable Transfer Notice and such failure is not remedied within seven (7) days of the Scheduled Completion Date, then the Offering Member may sell all (but not less than all) of the Offered Shares to the Prospective Transferee not later than the sixtieth (60th) day after the Scheduled Completion Date. If the necessary governmental approvals to an Electing Offeree’s purchase of any Offered Shares are not obtained within a reasonable period of time after the end of the 60-day period following the Cut-Off Date or the Extended Cut-Off Date, as the case may be, such Offered Shares must be re-offered to the Non-Offering Members (other than the Electing Offeree) as Offered Shares under this Article 10(b).

(ix)	Any sale to a Prospective Transferee pursuant to either Article 10(b)(vii) or Article 10(b)(viii) shall be on terms and conditions (including, without limitation, the price per Share) no more favourable to such Prospective Transferee than those set forth in the applicable Transfer Notice received by the Non-Offering Members and the Offering Member must sell all of the Offered Shares and not some only.

(x)	If all of the Offered Shares are not sold to any Person within the 60-day period specified in Article 10(b)(vii) or Article 10(b)(viii), then the rights of the other Members under this Article 10(b) shall be fully restored and reinstated as if such offer had never been made and the Offering Member must again follow the procedures set forth in this Article 10(b) prior to the sale of any of its Shares to any Person, except for Transfers otherwise permitted by these Articles.
(c)	Tag-Along Rights
(i)	Except for a Transfer pursuant to Article 10 (a) (ii) (iii) (iv) and 10(e) of these Articles or Clause 7 or 8.2 of the SPA, and subject always to Article 10(b), if at any time FEEL (“Tag-Along Seller”) proposes to Transfer Shares to a Prospective Transferee that, when aggregated with all other Shares Transferred by such Tag-Along Seller and its Affiliates, would result in such Tag-Along Seller owning less than fifty percent (50%) of the then outstanding Shares, such Tag Along Seller shall promptly give written notice to the Company (“Tag-Along Notice”) and each of the other Members at least forty-five (45) days prior to the completion of such Transfer and shall cause the Prospective Transferee to make an offer for all of the Shares of such other Members on the same terms and conditions of the Proposed Transfer (provided that TPG shall only provide customary representations of title and capacity excluding any representations or warranties with respect to the business, assets or liabilities or financial condition of the Company) (the “Tag-Along Offer”), except that the price per Share pursuant to the Tag-Along Offer shall be the Tag-Along Offer Purchase Price. The Tag-Along Notice shall describe in reasonable detail the Proposed Transfer including, without limitation, the class and number of Shares to be sold, the price and terms thereof and the identity of the Prospective Transferee and attach a copy of the Tag-Along Offer. Any subsequent Transfers of Shares by persons other than TPG shall be subject to the same tag-along right under this Article 10(c).

(ii)	Each non-Transferring Member shall have a period of twenty (20) days after receipt of a Tag-Along Notice within which to accept the Tag-Along Offer, which acceptance shall be made by an irrevocable written notice delivered by each electing non-Transferring Member (each, a “Participant”) to the Tag-Along Seller and the Prospective Transferee (with a copy to the Company and each of the other non-Transferring Members). No holders of Series A Preferred Shares shall be entitled to sell Series A Preferred Shares pursuant to this Article 10(c), but shall be permitted to convert or exercise its applicable portion of Series A Preferred Shares for Ordinary Shares concurrently with, and subject to, the consummation of the Proposed Transfer, in which case each of the other Members shall take all such steps necessary to be taken by each of them respectively in order to give effect to such conversion or exercise.
(iii)	Each Participant shall effect its participation in the Transfer by delivering to the Tag-Along Seller (to hold in trust as agent for such Participant), at least three (3) Business Days prior to the date scheduled for such Transfer as set forth in the Tag-Along Notice, one (1) or more share transfer certificate(s) duly executed by the Participant, together with any share certificates, representing the Shares which such Participant is entitled to Transfer in accordance with Article 10(c)(ii). Such certificate or certificates or other instruments, as applicable, shall be delivered by the Tag-Along Seller to the Proposed Transferee on the date scheduled for such Transfer in consummation of the Transfer pursuant to the terms and conditions specified in the Transfer Notice and such Proposed Transferee shall remit to each such Participant the portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale. The completion of the Transfer by the Tag-Along Seller and the Transfer by each Participant shall occur simultaneously. The Tag-Along Seller and the Participants shall be responsible for their respective pro rata portions of the aggregate transaction costs and expenses incurred by the Tag-Along Seller and the Participants in connection with such Transfers and the Tag-Along Seller and the Participants shall reimburse the other to the extent required to give effect to such expense allocation. For purposes of this Article 10(c)(iii), “pro rata portion” shall mean for each Participant a fraction, the numerator of which is the number of Shares to be Transferred by such Participant pursuant to this Article 10(c) and the denominator of which is the total number of Shares to be Transferred pursuant to this Article 10(c).

(iv)	The non-exercise of the rights of any of the non-Transferring Members to participate in one (1) or more Transfers of Shares under this Article 10(c) shall not adversely affect its right to participate in subsequent Transfers of Shares subject to this Article 10(c).

(v)	The Tag-Along Seller shall not be permitted to Transfer Shares in circumstances where Article 10(c) is applicable unless the sale of Shares by Participants exercising their rights under this Article 10(c) is effected simultaneously, and any attempted Transfer by the Tag-Along Seller in violation hereof shall be null and void.

(vi)	Notwithstanding anything contained in this Article 10(c) to the contrary, there shall be no liability on the part of the Tag-Along Seller to any other Member in the event no Shares are sold (by any of the Tag-Along Seller or any Participant) to the Proposed Transferee even if the provisions of this Article 10(c) have been triggered.
(d)	Authorization; Effect of Failure to Comply.
(i)	The Members shall cause the Company to take any and all steps for and on behalf of a transferring Member to give effect to the Transfer of Shares pursuant to this Article 10.

(ii)	Any Proposed Transfer not made in compliance with the requirements of these Articles shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.

(iii)	If any Member becomes obligated to sell any Offered Shares to any Exercising Offeree under these Articles and fails to deliver a share transfer certificate duly executed by the Member, together with any share certificates, representing such purchased Offered Shares and Transfer the Offered Shares in accordance with the terms of these Articles, such Exercising Offeree may, at its option, in addition to all other remedies it may have, send to such Member the purchase price for such Offered Shares as is herein specified and request the Company to redeem and cancel on its books the relevant Shares to be sold and issue the relevant Shares to such Exercising Offeree.
(e)	Exempt Transfers.
(i)	Notwithstanding anything to the contrary herein, the foregoing provisions of this Article 10 shall not apply to a Transfer by a Member of all or part of its Shares to an Affiliate provided, however, that any such Transfer shall be in accordance with each of the following terms:
(A)	such Member shall provide written notice of such Transfer to each other Member;

(B)	the transferee to whom the Member is to Transfer the Shares is a Non-Competing Person; and

(C)	if any such transferee Affiliate shall cease to be an Affiliate of such Member, any Shares held by such transferee shall be promptly retransferred to such Member or transferred to another of such Member’s Affiliates.
(ii)	Notwithstanding anything to the contrary herein, the provisions of this Article 10 shall not apply to (i) the sale of Shares pursuant to a Qualified IPO or any Transfer after a Qualified IPO; and (ii) the creation of Encumbrance over the Shares pursuant to the Standard Bank Facility.
11.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

12.	Subject to Article 10(d)(i), the Directors may in their absolute discretion decline to register any Transfer of shares without assigning any reason therefor. If the Directors refuse to register a Transfer they shall notify the transferee within two (2) months of such refusal.

13.	The registration of Transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided, always that such registration shall not be suspended for more than forty-five (45) days in any year.

14.	Each Member shall agree to customary market stand-off or lock-up restrictions required by the managing underwriter of the Qualified IPO.
REDEEMABLE SHARES
15.	(a)	Subject to the provisions of the Statute and the Memorandum, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

	(b)	Subject to the provisions of the Statute and the Memorandum, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Company in general meeting and may make payment therefor in any manner authorised by the Statute, including out of capital.
CLASS RIGHTS AND VARIATION OF RIGHTS OF SHARES

16.	(a)	Class Rights. Whenever the capital of the Company is divided into different Classes, the rights attached to any such Class may (unless otherwise provided by the terms of issue of the Shares of that Class) only be materially and adversely varied or abrogated with the consent in writing of the holders of not less than a majority of the issued shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such Class, by a majority of the votes cast at such a meeting, but not otherwise, provided that the rights attached to the Series A Preferred Shares may only be materially and adversely varied or abrogated with the consent in writing of the holders of no less than sixty-six and two-thirds percent (66 2/3%) of the issued Series A Preferred Shares or with the sanction of a resolution passed at a separate meeting of the of the holders of the Series A Preferred Shares by sixty-six and two-thirds percent (66 2/3%) of the votes cast at such meeting . To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more persons at least holding or representing by proxy a majority in nominal or par value amount of the issued shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum) and that, subject to the terms of issue of the shares of that Class, every Member of the Class shall on a poll have one vote for each share of the Class held by him.

	(b)	For the purposes of convening and holding a meeting pursuant to this Article, the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration but in any other case shall treat them as separate Classes.

	(c)	The rights conferred upon the holders of the Series A Preferred Shares shall be deemed to be materially adversely varied or abrogated by the following acts of the Company:
(i)	any change to the name of the Company;

(ii)	any amendment to the Memorandum and these Articles or other constitutive documents of the Company, to the extent such amendment would adversely affect the rights already granted to the holders of the Series A Preferred Shares;

(iii)	any liquidation, winding up, dissolution, receivership, bankruptcy or any like scheme or arrangement of the Company; or

(iv)	any split, subdivision, conversion, reclassification or modification of any type of outstanding shares or securities of the Company to the extent it would impair or reduce the rights of the holders of Series A Preferred Shares.
COMMISSION ON SALE OF SHARES
17.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

18.	[Reserved].
LIEN ON SHARES
19.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a Transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.
20.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

21.	To give effect to any such sale the Directors may authorise some person to Transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such Transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

22.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.
CALL ON SHARES
23.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

	(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

	(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.
24.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent (10%) per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

25.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

26.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.
27.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.
(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.
FORFEITURE OF SHARES
28.	(a)	If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

	(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

	(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.
29.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

30.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

31.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.
REGISTRATION OF EMPOWERING INSTRUMENTS
32.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.
TRANSMISSION OF SHARES
33.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.
34.	(a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

	(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.
35.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company provided however that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.
AMENDMENT OF MEMORANDUM, CHANGE OF LOCATION OF REGISTERED
OFFICE & ALTERATION OF CAPITAL
36.	(a)	Subject to and in so far as permitted by the provisions of the Statute and these Articles, the Company may from time to time by ordinary resolution:
(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without nominal or par value;

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.
(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Without prejudice to Article 16 hereof and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute and Article 16, the Company may by Special Resolution: liquidate, wind up, dissolve, enter into receivership or declare bankruptcy or any like scheme or arrangement.
CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE
37.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

38.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

39.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.
GENERAL MEETING
40.	(a)	Annual General Meeting. Subject to paragraph (c) hereof, a general meeting of the Members (the “Annual General Meeting”) shall be held within one (1) year of incorporation of the Company and thereafter, once in every calendar year and not later than fifteen (15) months after the holding of the last preceding Annual General Meeting. The Annual General Meeting shall be held at such time and place as the Directors shall specify in the notice. At these meetings the report of the Directors (if any) shall be presented.

	(b)	Extraordinary Meeting. Extraordinary meetings of the Members shall be held upon the request of the Chairman, the TPG Director or any two Directors (or as otherwise required pursuant to the provisions of the Statute) upon at least fourteen (14) days written notice (containing the agenda, date, time and place of the meeting) to all Members and shall be held at such time and place designated in such notice, with attendance in person or by telephone or by proxy or corporate representative; provided, however, that, subject to applicable law, such fourteen (14) day notice requirement may be waived by Members having an aggregate Shareholding Percentage of not less than ninety percent (90%) in a particular case. Any notice period referred to above shall exclude both the day on which the notice is served or deemed to be served and the day for which the notice is given.

	(c)	If the Company is exempted as defined in the Statute, it may but shall not be obliged to hold an annual general meeting.

41.	(a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the

Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.
(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one (21) days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.
NOTICE OF MEETINGS OF THE MEMBERS
42.	General Meeting. At least five (5) days’ notice shall be given of an Annual General Meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 41 have been complied with, be deemed to have been duly convened if it is so agreed:
(a)	in the case of a general meeting called as an Annual General Meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority in nominal value or in the case of shares without nominal or par value a majority of the shares in issue, or their proxies.
43.	[Reserved].

44.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.
PROCEEDINGS AT GENERAL MEETINGS
45.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. The quorum for any meeting of the Members shall be Members whose aggregate Shareholding Percentage is not less than sixty-six and two-thirds percent (66 2/3%) of the Shares entitled to vote present personally or by duly appointed proxy, attorney or representative, provided, however, that for the general meeting to be validly convened, TPG shall be present or represented. If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the Members. If at the adjourned meeting no quorum is present within half an hour from the time appointed for the meeting, Members whose Shareholding Percentage is not less than sixty-six and two-thirds percent (66 2/3%) of the Shares entitled to vote present or represented at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.

46.	Except as otherwise required by applicable law, a resolution (including a Special Resolution) in writing (circulated to all the Members) approved and signed by all the Members shall be valid and effectual as if it had been a resolution passed at a general meeting of the Members duly convened and held.

47.	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

48.	The Chairman for the time being shall also preside as chairman at any general meeting.

49.	If the Chairman is absent at any general meeting, a Director shall act as the chairman.

50.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

51.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by telephone or by proxy or corporate representative.

52.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

53.	The demand for a poll may be withdrawn.

54.	Except as provided in Article 56, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

55.	In no event, whether on a show of hands or on a poll, shall the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded be entitled to a second or casting vote.

56.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.
VOTES OF MEMBERS
57.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member of record present in person or by telephone or by proxy or corporate representative at a general meeting shall have one vote and on a poll every Member of record present in person or by telephone or by proxy or corporate representative shall have one vote for each share registered in his name in the register of Members.

58.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by telephone or by proxy or corporate representative, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.
59.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

60.	No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

61.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

62.	On a poll or on a show of hands votes may be given either personally or by proxy.
MEMBER APPROVAL
63.	(a)	Except as required by applicable law, any action by the Members at any general meeting or extraordinary meeting shall require the approval of Members having an aggregate Shareholding Percentage of more than fifty percent (50%) present and voting at a validly held meeting, and all Special Resolutions by the Members shall require the approval of Members having an aggregate Shareholding Percentage of more than sixty-six and two-thirds percent (66 2/3%) present and voting at a validly held meeting; provided however, that a Special Resolution for the approval of any Reserved Matter at a duly convened meeting shall also require that any Shares held and represented at the requisite meeting by TPG be voted in favor of such matter or abstained, for so long as there is a TPG Director.

	(b)	In the event that a resolution of the Members at a meeting is required pursuant to applicable law in respect of any Reserved Matter, no resolution shall be put forth at any meeting of the Members and no written resolution of the Members shall be passed in respect thereof unless such matter has been approved by the Board in accordance with Article 98(c).
PROXIES
64.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

65.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting:
(a)	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)	in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the Secretary or to any Director,
provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting or in any instrument of proxy sent out by the Company. The Chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

66.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

67.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

68.	Any corporation which is a Member of record of the Company may in accordance with its constitutional documents or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

69.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.
DIRECTORS
70.	The Board shall consist of five (5) persons initially (exclusive of alternate Directors), unless otherwise agreed by all of the Members. So long as the Company is not listed on any stock exchange, the Board shall be comprised of members nominated by the Members whereby the number of Directors nominated by each Member shall be as nearly as practicable in proportion to such Member’s Shareholding Percentage (for which purposes a Member may aggregate the Shareholding Percentage of some or all of its Affiliates provided those Affiliates do not also exercise their nomination rights) provided that any Director nominated by a Member shall have acceptable qualifications to serve on the Board, and provided further that:
(a)	so long as TPG and its Affiliates shall have an aggregate Shareholding Percentage of at least five percent (5%), at least one (1) Director will be nominated by TPG (the “TPG Director”); and

(b)	four (4) Directors will be nominated by FEEL (the “Ordinary Directors”), so long as FEEL or its Affiliates shall remain a Member;
provided, however, that FEEL shall always be entitled to nominated a majority of the Directors so long as FEEL and its Affiliates holds a majority of the Shareholding Percentage of the Company.

71.	The remuneration (if any) to be paid to the Directors shall be such remuneration as the Board shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

72.	The Board may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

73.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as the Directors may determine; provided, however that the remuneration shall be as the Board may determine.

74.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

75.	A shareholding qualification for Directors may be fixed by the Board in general meeting, but unless and until so fixed no qualification shall be required.

76.	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

77.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

78.	A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 76 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.
ALTERNATE DIRECTORS
79.	A Director may at any time appoint another Person (including another Director) to be his alternate and attend and vote at any meeting of the Board at which the appointing Director is absent. Any such appointment shall be in writing (by letter or facsimile) and shall be in effect until terminated by the appointing Director, whether in such writing or a subsequent writing or until the Director ceases to be a director whichever is earlier.

POWERS AND DUTIES OF DIRECTORS
80.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting or otherwise exercised in accordance with these Articles; provided, however, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

81.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

82.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

83.	The Directors shall cause minutes to be made in books provided for the purpose:
(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.
84.	The Board may by resolution pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.
MANAGEMENT
85.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit, including without limitation, through the establishment of committees, local boards or agencies for managing any of the affairs of the Company and the appointment of persons to be members of such committees or local boards or any managers or agents as determined by the Directors. The Directors from time to time and at any time may, as they shall think fit, delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors. Any such committee, local board or agency shall be chaired by an Ordinary Director. The Board shall be responsible for fixing the remuneration of all members of any such committee, local board or agency.
MANAGING DIRECTORS
86.	The Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

87.	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.
PROCEEDINGS OF DIRECTORS
88.	Except as otherwise provided by these Articles, the Board shall hold a regular meeting at least once each calendar quarter at a location the Board shall determine. The date, time and location of any such regular meeting shall be established by the Board and notified to each Director in writing at least fourteen (14) days in advance.

89.	Special meetings of the Board shall be held upon the request of the Chairman or any Director upon at least five (5) Business Days’ written notice (containing the agenda, date, time and place of the meeting) to the Directors and shall be held at such time and place designated in such notice, provided, however, that if any Reserved Matter is to be voted on in any meeting of the Board, the notice for such meeting shall specify such Reserved Matter separately from other matters and provided further, if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The provisions of Article 44 shall apply mutatis mutandis with respect to notices of meetings of Directors.

90.	The quorum for any meeting of the Board shall be a majority of the Directors, consisting of at least two (2) Ordinary Directors and, if any, the TPG Director, each Director present personally or by his alternate. If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the Directors. If at the adjourned meeting no quorum is present within half an hour from the time appointed for the meeting, any two (2) Directors present at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.

91.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

92.	The Chairman of the Board (the “Chairman”) shall be one of the Ordinary Directors. The Chairman shall chair all meetings of the Board; provided, however, that if the Chairman is absent from any such meeting, one of the other Ordinary Directors shall chair such meeting.

93.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

94.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and the Chairman shall not have a second or casting vote.

95.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

96.	The Directors may hold a meeting of the Directors by means of a telephone conference and members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. The Board may take action by written resolution signed and approved by all of the Directors in lieu of holding a meeting. Such written resolution may be signed in counterparts.
97.	(a)	A Director but not an alternate Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

	(b)	The provisions of Articles 63-66 shall mutatis mutandis apply to the appointment of proxies by Directors.

98.	(a)	Except as otherwise provided in, or delegated in accordance with, these Articles or required by applicable law, all matters requiring the approval of the Board shall be subject to the approval of a majority of the Directors present and voting at a duly convened meeting.

	(b)	Notwithstanding anything in these Articles to the contrary, all matters relating to the Qualified IPO will be subject to Board approval pursuant to Article 98(a) and will not be considered a Reserved Matter subject to consent pursuant to Article 98(c).

	(c)	Any of the following matters shall, in addition to the approval of the Members of the Company as set forth in Article 63, be subject to the approval of a majority of the Directors present and voting at a duly convened meeting at which the TPG Director shall not have voted against such matter (each a “Reserved Matter”), provided, however, that, unless the TPG Director agrees, no such Reserved Matter may be proposed at any such meeting unless the notice for such meeting provided pursuant to Articles 87 or 88 contains reasonably sufficient details regarding such Reserved Matter; provided further, that the TPG Director shall not unreasonably vote against any matter falling under Article 98(c)(x) if the purpose for incurring the additional Indebtedness is for the development of additional oilfields and other related businesses of the Company or any Material Subsidiary. In the event that the Board cannot reach a resolution of any Reserved Matter within thirty (30) days of the calling of the initial meeting for such matter, the Company and the Members shall reasonably cooperate and use reasonable best efforts to work towards a mutually agreeable resolution.
(i)	any Trade Sale, merger, consolidation, reorganization or acquisition, or any other transaction that would constitute a change of control, of the Company or any Material Subsidiary;

(ii)	any sale of all or substantially all of the business of the Company or any Material Subsidiary;

(iii)	any material change in the scope of business of the Company or MIE;

(iv)	the creation, grant or issuance of any New Securities by the Company or any shares or rights to subscribe for, or options, warrants or other securities convertible into or exercisable or exchangeable for, equity securities of any member of the MIE Group (other than any creation, grant or issuance of a new series of preferred shares of the Company (the “New Preferred Shares”); provided that (a) the New Preferred Shares shall only be issued to a third party investor (other than FEEL or any of its Affiliates) which is a leading reputable international institutional investor, (b) the aggregate principal amount, face amount or liquidation preference amount of the New Preferred Shares shall not exceed US$20,000,000 at any time outstanding, (c) the per share subscription price of the New Preferred Shares shall be equal to or higher than the Per Share Subscription Price (as defined in the SPA), and (d) the terms and conditions of, or rights relating to, the New Preferred Shares (whether pursuant to the Restated Articles, contractual or otherwise) are not more favorable than those applicable to the Series A Preferred Shares taking into consideration the percentage of shareholding represented by the New Preferred Shares;

(v)	any redemption or repurchase by the Company of any equity securities of the Company, other than a redemption of the Put Shares (as defined in the SPA or a redemption of any Shares held by Standard Bank pursuant to the Standard Bank Equity Agreements);

(vi)	change in any rights attaching to any securities issued by the Company or granting of any right to the holders of any securities issued by the Company if (a) the holder(s) of such rights is FEEL or any of its Affiliates (other than as may be required to consummate the transactions under the Standard Bank Equity Agreements) or (b) such rights are superior to the rights of the holders of the Series A Preferred Shares;

(vii)	any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares, except as set forth in the Shareholders’ Agreement.

(viii)	any repayment by MIE of any loan from a direct or indirect shareholder;

(ix)	incurrence of annual expenses by any member of the MIE Group for an individual item or directly related group of items, or any transaction, which is both outside the scope of the then annual budget as approved by the Joint Management Committee under the Company’s existing production sharing contracts with China National Petroleum Corporation (the “JMC Budget”) and which annual expense, in the aggregate, exceeds the greater of US$10,000,000 and 10% of the then current JMC Budget;

(x)	incurring any additional Indebtedness (other than any Indebtedness incurred under the Standard Bank Facility) exceeding in the aggregate US$20,000,000 during the 12-month period following the date of the completion of the Company’s initial Series A Preferred Shares financing and US$40,000,000 during the 24-month period following the date of the completion of the Company’s initial Series A Preferred Shares financing;

(xi)	entering by any member of the MIE Group into any transaction with any Person involving the making of payments by or obligations or liabilities of any member of the MIE Group outside the ordinary course of business in excess of US$15,000,000;

(xii)	entering by any member of the MIE Group into any transaction with any Affiliate or any Member, director or officer or member of the Company or Affiliate of any Member, director or officer or member of the Company outside the ordinary course of business, except as set forth in the Shareholders’Agreement.

(xiii)	any amendment of the Memorandum or these Articles or other governing documents of any member of the MIE Group to the extent such amendment would adversely affect the rights already granted to the holders of the Series A Preferred Shares;

(xiv)	any liquidation, winding up, dissolution, receivership, bankruptcy or any like scheme or arrangement of the Company or any Material Subsidiary;

(xv)	any appointment or removal of the auditors of the Company or any Material Subsidiary;

(xvi)	any material change to the accounting or tax policies of the Company or any Material Subsidiary, other than any material change implemented to be in compliance with any relevant laws, rules and regulations applicable to the Company;

(xvii)	the creation of any Encumbrance over any material asset or group of assets of, or over substantially all the undertaking of, any member of the MIE Group (save for Encumbrances that (i) arise by operation of law or (ii) which any member of the MIE Group is obliged to create under the terms of the Standard Bank Facility) or the giving by any member of the MIE Group of any guarantee or indemnity in respect of the obligation of any person (other than any guarantee or indemnity given by a member of the MIE Group in respect of the obligations of the Company or of a wholly-owned subsidiary of the Company or any guarantee or indemnity given by a member of the MIE Group under the terms of the Standard Bank Equity Agreements); and

(xviii)	(i) Acquisition of the whole or any significant part of any business or undertaking or any shares in the capital, of a company, or formation of any subsidiary company or subsidiary undertaking, (ii) entering into any joint venture or partnership with any person, or (iii) engagement in any kind of overseas expansion, in each case, exceeding US$20,000,000 in total expenditure or purchase price, as the case may be;

(xix)	Any settlement of any material litigation, arbitration or administrative proceeding involving any member of the MIE Group in excess of US$3,000,000; and

(xx)	the delegation of any authority of the Board, or the agreement with any Person, conditionally or otherwise, to do any of the foregoing.
(d)	Each Director shall have one (1) vote and no Director shall have a casting vote.
VACATION OF OFFICE OF DIRECTOR
99.	The office of a Director shall be vacated:
(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind.
APPOINTMENT AND REMOVAL OF DIRECTORS
100.	Appointment of Directors. In the event of the appointment of a Director nominated in accordance with Article 70, the Members shall vote their Shares to cause the appointment to the Board of the Director so designated for appointment by the appropriate Member.

101.	Removal of Directors. A Director may be removed and replaced at any time by the Member(s) that has nominated such Director in accordance with the provisions of the Statute. If a Director becomes disqualified under applicable law, his position of Director shall be vacated and the Member that nominated such Director shall nominate a new Director in accordance with Article 70 and the Members shall vote their Shares to cause the election to the Board of any such new Director. In the event of such a removal and/or replacement of a Director in accordance with this Article 101 and Article 102, and subject always to the terms of Article 70, the Members shall vote their Shares to cause (i) the removal from the Board of the Director so designated for removal by the appropriate Member(s) and (ii) the election to the Board of any new Director so designated for election to the Board by the appropriate Member(s).

102.	Method of Nomination and Removal. Nominations and removals of Directors shall be by written memorandum signed by the relevant Member(s) and shall be effective from the time stated in the memorandum or, if no time is stated, from the time when the memorandum is lodged at the Company’s registered office.
PRESUMPTION OF ASSENT
103.	A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
[RESERVED]
104.	[Reserved].
SEAL
105.	(a)	The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

	(b)	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

	(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.
OFFICERS
106.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.
DIVIDENDS, DISTRIBUTIONS AND RESERVE
107.	Subject to the Statute and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore.

108.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

109.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

110.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

111.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

112.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

113.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

114.	No dividend or distribution shall bear interest against the Company.
CAPITALISATION
115.	The Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.
BOOKS OF ACCOUNT
116.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.
Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

117.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.
AUDIT
118.	The Company may at any Annual General Meeting appoint an Auditor or Auditors of the Company who shall hold office until the next Annual General Meeting and may fix his or their remuneration.

119.	The Directors may before the first Annual General Meeting appoint an Auditor or Auditors of the Company who shall hold office until the first Annual General Meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

120.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

121.	Auditors shall at the next Annual General Meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.
NOTICES
122.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.
123.	(a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is posted as aforesaid.

	(b)	Where a notice is sent by cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.
124.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

125.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

126.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and
No other person shall be entitled to receive notices of general meetings.
WINDING UP
127.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

128.	If the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.
INDEMNITY
129.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such Director, Officer or trustee.

FINANCIAL YEAR
130.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
AMENDMENTS OF ARTICLES
131.	Subject to the Statute and these Articles, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.
TRANSFER BY WAY OF CONTINUATION
132.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

EXHIBIT 2
SHAREHOLDERS’ AGREEMENT

Dated This 9th day of July 2009
By and Among
TPG Star Energy Ltd.
Standard Bank Plc
Far East Energy Limited
MI Energy Corporation
AND
MIE Holdings Corporation

SHAREHOLDERS’ AGREEMENT
in relation to
MIE HOLDINGS CORPORATION

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	RESTRICTIONS ON TRANSFERABILITY	9
3.	PREEMPTION RIGHTS	16
4.	[Intentionally left blank]	17
5.	COVENANTS	17
6.	BOARD OF DIRECTORS	19
7.	MEETINGS OF SHAREHOLDERS	22
8.	ANNOUNCEMENTS AND CONFIDENTIALITY	23
9.	NOTICES	24
10.	GOVERNING LAW AND PRIORITY	26
11.	TERMINATION OF AGREEMENT	26
12.	ARBITRATION	27
13.	CERTAIN ADDITIONAL COVENANTS OF THE PARTIES	28
14.	MISCELLANEOUS	29

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made on the 9TH day of JULY 2009 by and among
(1)	TPG STAR ENERGY LTD., an exempted company incorporated with limited liability in the Cayman Islands (“TPG”);

(2)	STANDARD BANK PLC, a financial institution incorporated in England (“Standard Bank”, and together with TPG, each an “Investor” and together the “Investors”);

(3)	FAR EAST ENERGY LIMITED, a company incorporated in the Hong Kong Special Administration Region of the People’s Republic of China (“FEEL”);

(4)	MI ENERGY CORPORATION, an exempted company incorporated with limited liability in the Cayman Islands (“MIE”); and

(5)	MIE HOLDINGS CORPORATION, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”).
(The Investors and FEEL are hereinafter referred to collectively as the “Shareholders” and individually as a “Shareholder”. The Investors, FEEL, MIE and the Company are hereinafter referred to collectively as the “Parties” and individually as a “Party”).
WHEREAS, TPG, FEEL, the Company and MIE are parties to the Series A Preferred Shares Subscription and Put Option Agreement dated June 19, 2009 (the “SPA”), pursuant to which TPG will subscribe for 2,145,749 Series A Preferred Shares to be issued by the Company;
WHEREAS, Standard Bank, FEEL, Zhang Ruilin (“Zhang”), Zhao Jiangwei (“Zhao”) and Shang Zhiguo (“Shang” and collectively with Zhang and Zhao, the “FEEL Shareholders”) entered into the Shares Purchase Agreement dated January 12, 2009 (the “Original Agreement”) pursuant to which Standard Bank purchased 197,049 Ordinary Shares on the terms and subject to the conditions contained in the Original Agreement, and the Original Agreement was amended by the Amendment to Shares Purchase Agreement dated as of June June 24, 2009 by and among Standard Bank, FEEL, the FEEL Shareholders, MIE and the Company (the “Amendment”);
WHEREAS, following the Completion (as defined below), TPG, Standard Bank and FEEL will be all of the shareholders of the Company;
WHEREAS, the respective obligations of the parties under the SPA and the Amendment to be performed at the Completion (as defined in the SPA) and on the Effective Date (as defined in the Amendment) are conditioned upon the execution and delivery of this Agreement by the Shareholders, the Company, and MIE; and
WHEREAS, the Parties are desirous of regulating the relationship of the Shareholders inter se and with the Company.
NOW THEREFORE, upon the terms and subject to the conditions stated herein, the Parties agree as follows:
1. DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement, the following words have the following respective meanings:

“Adjourned Meeting”	has the meaning given such term in Clause 6.10.

“Affiliate”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any general partner, officer, director, member, manager or employee of such Person and any investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person; provided, that (i) with respect to TPG, Affiliate shall include any other person that controls, is controlled by, or is under common control with TPG Star, L.P. and/or its Affiliates, (ii) with respect to Standard Bank, Affiliate shall include any related entity or division within Standard Bank and any funds managed, controlled or advised by Standard Bank and/or its Affiliates, and (iii) with respect to FEEL, Affiliate shall include Zhang Ruilin and Zhao Jiangwei and each of their respective Affiliates.

“Agreement”	has the meaning given such term in the Preamble.

“Amendment”	has the meaning given such term in the Recitals.

“Annual General Meeting”	has the meaning given such term in Clause 7.1.

“Board”	means the board of directors for the time being of the Company or the Directors present or deemed present at a duly convened meeting of the Directors at which a quorum is present.

“Business Day”	means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Hong Kong SAR or the People’s Republic of China.

“Chairman”	has the meaning given such term in Clause 6.8.

“Companies Law”	means the Companies Law (2007 Revision) of the Cayman Islands, as amended, and every statutory modification or reenactment thereof for the time being in force.

“Company”	has the meaning given such term in the Preamble.

“Company Employee Share Option Scheme”	has the meaning given such term in Clause 5.3.

“Competing Business”	means, in respect of any Person, any business engaged by such Person that competes, directly or indirectly, with the Company or any of its Subsidiaries.

“Completion”	means completion of the issuance and subscription of the Series A Preferred Shares under the SPA.

“Completion Date”	means the date of the Completion, being July 9, 2009.

“control”	means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person (whether through ownership interest, by contract or otherwise); provided, however, that, in any event, any Person that owns directly or indirectly more than fifty percent (50%) of the ordinary voting interests in such other Person shall be deemed to control such other Person.

“Cut-Off Date”	has the meaning given such term in Clause 2.2(b).

“Debt Settlement Transactions”	has the meaning given such term in the SPA.

“Director”	means an appointed director of the Company, including, where applicable, an alternate director.

“Effective Date”	has the meaning given such term in the Amendment.

“Electing Offeree”	has the meaning given such term in Clause 2.2(b).

“Encumbrance”	means any deed to secure debt, assignment, security right, pledge, lien, charge, option, encumbrance and claim or right of any kind of third Persons, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and in relation to shares in the issued shares capital of a company, any right to appoint a proxy, exercisable by any party other than the holder of such shares.

“Extended Cut-Off Date”	has the meaning given such term in Clause 2.2(c).

“Extended Preemption Cut-Off Date”	has the meaning given such term in Clause 3.2(b).

“FEEL”	has the meaning given such term in the Preamble.

“FEEL Directors”	has the meaning given such term in Clause 6.2(b).

“FEEL Shareholders”	has the meaning given such term in the SPA.

“General Meeting”	means any general meeting of the Shareholders.

“HKIAC”	has the meaning given such term in Clause 12.2.

“Indebtedness”	means all (i) funded indebtedness of the Company and its Subsidiaries, including, (A) all funded obligations for borrowed money, (B) funded obligations evidenced by bonds, notes, debentures, loan agreements or similar instruments, (C) otherwise as an account party in respect of or arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (ii) the aggregate amount required to be capitalized under leases under which the Company or any of its Subsidiaries is the lessee, (iii) obligations of the Company or any of its Subsidiaries for deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (iv) all accrued and unpaid interest on any of the foregoing.

“Investor” or “Investors”	have the meanings given such terms in the Preamble.

“JMC Budget”	means an annual budget as approved by the Joint Management Committee under the Company’s existing production sharing contracts with China National Petroleum Corporation.

“Joint Management Committee”	has the meaning given such term in the Production Sharing Contracts.

“Management Accounts”	means the unaudited management accounts of the Company and of each of the Company’s Subsidiaries, in the agreed form.

“Material Subsidiary”	means MIE and any other member of the MIE Group having more than 10% of the assets of the MIE Group as shown in the latest financial statements of that entity.

“MIE”	has the meaning given such term in the Preamble.

“MIE Group”	means the Company, its Subsidiaries and other entities controlled directly or indirectly by the Company.

“MIE Loan”	has the meaning given such term in the SPA.

“Minimum Shareholding Percentage”	means a Shareholding Percentage of not less than five percent (5%).

“New Securities”	means Shares or rights, option, warrants or other securities convertible into or exercisable or exchangeable for Shares after the date of this Agreement, other than Shares issued or issuable:

(a) pursuant to the Company Employee Share Option Scheme in accordance with Clause 5.3;

(b) upon conversion of the Series A Preferred Shares;

(c) as a dividend or other distribution on the Series A Preferred Shares;

(d) pursuant to a Qualified IPO;

(e) in connection with any stock split or stock dividend; and

(f) pursuant to the Standard Bank Equity Agreements.

“Non-Competing Person”	means any Person that is not engaged, directly or indirectly, in a Competing Business, it being understood that TPG and Standard Bank are Non-Competing Persons.

“Non-Offering Shareholders”	has the meaning given such term in Clause 2.2(a).

“Notices”	has the meaning given such term in Clause 9.

“OFAC”	has the meaning given such term in Clause 13.5.

“Offered Shares”	has the meaning given such term in Clause 2.2(a).

“Offering Shareholder”	has the meaning given such term in Clause 2.2(a).

“Ordinary Shares”	means the ordinary shares, US$0.01 par value each, of the Company.

“Participant”	has the meaning given such term in Clause 2.3(b).

“Party” or “Parties”	have the meanings given such terms in the Preamble.

“Person”	means any natural person, individual, partnership, joint venture, company, corporation, trust, estate, juridical entity, firm, association, statutory body, unincorporated organization, or governmental authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Pre-Approved Affiliate Transaction”	has the meaning given such term in the SPA.

“Preemption Cut-Off Date”	has the meaning given such term in Clause 3.2(a).

“Production Sharing Contracts”	has the meaning given such term in the SPA.

“Proposed Transfer”	means any Transfer of any Shares proposed by any Shareholder.

“Prospective Transferee”	means any Person to whom a Shareholder proposes to make a Proposed Transfer, including a Proposed Transfer by FEEL pursuant to Clause 2.3.

“Qualified IPO”	means an underwritten public offering by the Company of its

Shares on a Recognised Stock Exchange pursuant to a prospectus or offering circular under applicable securities laws resulting in the shares of the Company becoming freely tradable.

“Recognised Stock Exchange”	means NASDAQ, the New York Stock Exchange, the Toronto Stock Exchange, the Australian Securities Exchange, the Euronext Paris, the Tokyo Stock Exchange, the Deutsche Borse, or the main board of any of the Stock Exchange of Hong Kong Limited, the Singapore Stock Exchange or the London Stock Exchange, or any other stock exchange of equal standing reasonably agreed by TPG.

“Remaining New Securities”	has the meaning given such term in Clause 3.2(c).

“Required Shareholding Ownership Expiration Date”	has the meaning given such term in Clause 13.3.

“Reserved Matter”	means any of the matters affecting the MIE Group set forth in Schedule 1.

“Restated Articles”	means the Amended and Restated Memorandum and Articles of the Company, as set out in Exhibit 1 to the SPA (as may be amended from time to time).

“Scheduled Completion Date”	has the meaning given such term in Clause 2.2(e).

“Series A Preferred Shareholder”	means each holder of the Series A Preferred Shares.

“Series A Preferred Shares”	means the Series A preferred shares, US$0.01 par value each, in the Company having the rights attached thereto as set out in the Restated Articles.

“Shareholders”	means FEEL, TPG and Standard Bank, and each Person to whom the rights of a Shareholder are assigned pursuant to Clause 14.1, each Person who hereafter becomes a signatory to this Agreement pursuant to Clause 2.6 and any one of them, as the context may require.

“Shareholding Percentage”	means, with respect to any Shareholder, the ratio (expressed as a percentage) of the number of Shares held by such Shareholder to the aggregate number of all the issued Shares. For the purposes of determining the number of Shares held by the Shareholders, all Series A Preferred Shares shall be deemed to have been converted into Ordinary Shares at the then-applicable conversion ratio.

“Shares”	means the Ordinary Shares and Series A Preferred Shares, and any other shares of the Company, whether fully or partly paid.

“SPA”	has the meaning given such term in the first Recital.

“Standard Bank”	has the meaning given such term in the Preamble.

“Standard Bank Equity Agreements”	has the meaning given such term in the SPA.

“Standard Bank Facility”	has the meaning given such term in the SPA.

“Subsidiary”	means, with respect to any Person:

(a)   any company or corporation more than fifty percent (50%) of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such company or corporation (irrespectively of whether or not at the time shares of any class or classes of such company or corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person; and

(b)   any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Tag-Along Notice”	has the meaning given such term in Clause 2.3(a).

“Tag-Along Offer”	has the meaning given such term in Clause 2.3(a).

“Tag-Along Offer Purchase Price”	means the higher of (x) the weighted average price per Share of the aggregate Shares (i) to be Transferred by the Tag-Along Seller to the Prospective Transferee pursuant to Clause 2.3 and (ii) Transferred by the Tag-Along Seller and its Affiliates during the 12-month period prior to the date of the Tag-Along Notice and (y) the price per Share of the Shares to be transferred by the Tag-Along Seller to the Prospective Transferee pursuant to Clause 2.3.

“Tag-Along Seller”	has the meaning given such term in Clause 2.3(a).

“TPG”	has the meaning given such term in the Preamble.

“TPG Director”	has the meaning given such term in Clause 6.2(a).

“Trade Sale”	means a sale of all of the Shares.

“Transfer”	means the direct or indirect sale (including by merger or sale of equity of a Person or an Affiliate of a Person having shares), offer to sell, pledge, mortgage, encumbrance, gift, assignment, transfer or disposition of Shares, or any rights or interest therein or afforded thereby, or entering into any contract or agreement to do any of the foregoing, voluntarily or involuntarily.

“Transfer Notice”	has the meaning given such term in Clause 2.2(a).

“Transaction Agreements”	has the meaning given such term in the SPA.

“UNCITRAL Rules”	has the meaning given such term in Clause 12.2(a).

“US$”	means the lawful currency of the United States of America.

“Voting Percentage”	means, with respect to any Shareholder at any particular time, the ratio (expressed as a percentage) of the number of votes which may be cast at that time at a meeting of the shareholder of the Company in relation to Shares owned, directly or indirectly, by such Shareholder and its Affiliates to the aggregate number of all the votes which may be cast at that time at any such meeting of the shareholders in relation to all issued Shares.
1.2	Principles of Construction.
(a)	Any document expressed to be in “agreed form” means a document in or substantially in the form approved by, and signed for identification purposes by or on behalf of, all the Parties.

(b)	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	The words “include,” “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of similar import.

(d)	Unless the context clearly requires otherwise, “or” is not exclusive.

(e)	All references herein to a Party’s “knowledge” shall mean, with respect to the matter in question, if such Party (or any of the executive officers of such Party) has, or would reasonably be expected to have, after conducting a reasonable investigation, actual knowledge of the matter.

(f)	Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement.

(g)	References to the Preamble, Recitals, Clauses and Schedules are to the preamble, recitals and clauses of and schedules to this Agreement.

(h)	The headings are for convenience only and shall not affect the interpretation hereof.

(i)	Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate.

(j)	This Agreement is the result of negotiations between, and has been reviewed by, the respective Parties. Accordingly, this Agreement shall be deemed to be the product of all Parties thereto, and there shall be no presumption that an ambiguity should be construed in favor of or against any of the Shareholders, MIE or the Company, as the case may be, thereto solely as a result of such Party’s actual or alleged role in the drafting of any such agreement.

(k)	Any reference in this Agreement to a Transaction Agreement shall include any schedules and exhibits attached to it and shall include that Transaction Agreement as amended, modified or supplemented from time to time and any document which amends, modifies or supplements that Transaction Agreement.
(l)	This Agreement may be translated into one or more languages other than English. In the event of any inconsistency or contradiction between the texts, this English text shall prevail.
2.	RESTRICTIONS ON TRANSFERABILITY

2.1	Transfer Restrictions.
(a)	Prior to the date falling one (1) year after the Completion Date, no Shareholder or any Affiliate of such Shareholder shall Transfer any of its Shares; provided, however, that:
(i)	TPG and its Affiliates may Transfer Shares to one (1) or more limited partners of TPG Star, L.P. or its Affiliates for a minimum of US$10,000,000 per Person, so long as, after giving effect to all such Transfers, TPG and its Affiliates hold Shares having a Shareholding Percentage of at least six percent (6%);

(ii)	Standard Bank and its Affiliates may Transfer Shares to one (1) Person so long as, after giving effect to such Transfer, Standard Bank and its Affiliates hold Shares having a Shareholding Percentage of at least one percent (1%); and

(iii)	any Transfer effected by any Shareholder in accordance with Clauses 2.2, 2.3 or 2.7 of this Agreement, Clause 7 or 8.2 of the SPA or the Standard Bank Equity Agreements shall be permitted.
(b)	On and after the date falling one (1) year after the Completion Date, no Shareholder or any Affiliate of such Shareholder shall Transfer any of its Shares; provided, however, that:

(i)	subject to Clause 13.3, any Transfer effected by any Shareholder in accordance with Clauses 2.2, 2.3 or 2.7 of this Agreement, Clause 7 or 8.2 of the SPA or the Standard Bank Equity Agreements shall be permitted.
(c)	At any time but subject to Clause 13.3, FEEL may Transfer Shares having an aggregate Shareholding Percentage of up to five percent (5%) to persons who are bona fide directors, officers or employees of the Company or MIE as of the date hereof, but any such Transfer of Shares to any one director, officer or employee shall not result in any one such transferee holding an aggregate Shareholding Percentage exceeding two percent (2%).
2.2	Right of First Refusal.
(a)	Except for a Transfer in accordance with Clause 2.1(a), 2.1(b), 2.1(c), 2.3 or 2.7 of this Agreement, Clause 7 or 8.2 of the SPA or the Standard Bank Equity Agreements if at any time, any Shareholder (the “Offering Shareholder”) desires to Transfer all or part of its Shares (the “Offered Shares”) to a Prospective Transferee, the other Shareholders (the “Non-Offering Shareholders”) shall have the right of first refusal to purchase the Offered Shares upon the terms and subject to the conditions hereinafter provided. Prior to any Proposed Transfer of Offered Shares, the Offering Shareholder shall deliver to each Non-Offering Shareholder (with a copy to the Company) a written irrevocable bona fide offer to sell the Offered Shares to the Non-Offering Shareholders stating the number of Shares to be sold, the price and terms thereof (which shall not include any warranties or indemnities (other than capacity and authority) from the transferee) and the identity of the Prospective Transferee (a “Transfer Notice”).

(b)	Each Non-Offering Shareholder shall have a period of thirty (30) days after receipt of a Transfer Notice within which to elect to purchase its pro rata share (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of all Non-Offering Shareholders) of any or all such Offered Shares on the terms offered to the Prospective Transferee in the Transfer Notice, which election shall be made by an irrevocable written notice delivered by each electing Non-Offering Shareholder to the Offering Shareholder (with a copy to the Company and each of the other Non-Offering Shareholders). The last day of such 30-day period is hereinafter referred to as the “Cut-Off Date”. Any new terms, conditions or price offered by the Offering Shareholder to any Non-Offering Shareholder during such 30-day period shall be offered to each Non-Offering Shareholder and shall be set forth in a new Transfer Notice to each such Non-Offering Shareholder, which new Transfer Notice shall trigger a new 30-day period as provided above. Any election to purchase the Offered Shares must be in accordance with the terms of the Transfer Notice then in effect, and otherwise must be unconditional (except that such purchase may be subject to the prior receipt of statutory or regulatory approvals necessary to complete such purchase). Non-Offering Shareholders who elect to purchase the Offered Shares pursuant to this Clause

2.2(b) are hereinafter referred to individually as an “Electing Offeree” and collectively as the “Electing Offerees”.

(c)	If some, but not all, of the Non-Offering Shareholders do not elect to purchase their pro rata share of the Offered Shares by the Cut-Off Date, each of the Electing Offerees shall have the right, exercisable for a period of fifteen (15) days after the Cut-Off Date (the last day of which shall be the “Extended Cut-Off Date”), to purchase all or any portion of the Offered Shares not purchased by the Electing Offerees pursuant to Clause 2.2(b) pro rata (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the other Electing Offerees).

(d)	The consideration for such Offered Shares shall be paid in full in cash, or in such other form as may be agreed between the Offering Shareholder and the Electing Offerees.

(e)	The completion of each such purchase shall take place on the thirtieth (30th) day after the Cut-Off Date or Extended Cut Off Date (as the case may be), or if such day is not a Business Day, then on the next such Business Day (the “Scheduled Completion Date”). The Scheduled Completion Date may be amended upon the mutual agreement of the Offering Shareholder and the Electing Offerees, and in any case shall be extended to the extent necessary in order to comply with applicable laws and regulations (including obtaining any necessary governmental approvals for the Transfer of such Offered Shares). On or before the relevant Scheduled Completion Date, the Offering Shareholder shall surrender the certificate or certificates representing the Offered Shares to be purchased on such Scheduled Completion Date (or, if such Offering Shareholder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Electing Offerees, against payment in full of the consideration for such Offered Shares in accordance with the provisions in this Clause 2.2.

(f)	Upon any election of the right to purchase such Offered Shares by an Electing Offeree, the Offering Shareholder and such Electing Offeree shall use their reasonable best efforts to secure any approvals required in connection therewith.

(g)	Notwithstanding the foregoing, if the Non-Offering Shareholders have not exercised their right to purchase all the Offered Shares by the end of the Cut-Off Date or the collective Electing Offerees have not offered to purchase all of the Offered Shares by the end of the Extended Cut-Off Date, then the Non-Offering Shareholders shall be deemed to have forfeited any right to purchase such Offered Shares, and the Offering Shareholder shall be free to sell all, but not less than all, of the Offered Shares to the Prospective Transferee substantially on the terms and conditions set forth in the Proposed Transfer Notice not later than the sixtieth (60th) day after the Cut-Off Date or the Extended Cut-Off Date, as the case may be.

(h)	If the Electing Offeree(s) fail(s) to complete the purchase of all of the Offered Shares on the Scheduled Completion Date in accordance with the terms of this Agreement and the applicable Transfer Notice and such failure is not remedied within seven (7) days of the Scheduled Completion Date, then the Offering Shareholder may sell all (but not less than all) of the Offered Shares to the Prospective Transferee not later than the sixtieth (60th) day after the Scheduled Completion Date. If the necessary governmental approvals to an Electing Offeree’s purchase of any Offered Shares are not obtained within a reasonable period of time after the end of the 60-day period following the Cut-Off Date or the Extended Cut-Off Date, as the case may be, such Offered Shares must be re-offered to the Non-Offering Shareholders (other than the Electing Offeree) as Offered Shares under this Clause 2.2.

(i)	Any sale to a Prospective Transferee pursuant to either Clause 2.2(g) or Clause 2.2(h) shall be on terms and conditions (including, without limitation, the price per Share) no more favourable to such Prospective Transferee than those set forth in the applicable Transfer Notice received by the Non-Offering Shareholders, and the Offering Shareholder must sell all of the Offered Shares and not some only. Concurrently with any such sale to a Prospective Transferee who is not then a party to this Agreement and, as a condition precedent for such Transfer, such Prospective Transferee shall comply with the provisions of Clause 2.6.

(j)	If all of the Offered Shares are not sold to any Person within the 60-day period specified in Clause 2.2(g) or Clause 2.2(h), then the rights of the other Shareholders under this Clause 2.2 shall be fully restored and reinstated as if such offer had never been made and the Offering Shareholder must again follow the procedures set forth in this Clause 2.2 prior to the sale of any of its Shares to any Person, except for Transfers otherwise permitted by this Agreement.
2.3	Tag-Along Rights.
(a)	Except for a Transfer pursuant to Clause 2.1(a), 2.1(b), 2.1(c), or 2.7 of this Agreement, Clause 7 or 8.2 of the SPA, or the Standard Bank Equity Agreements, and subject always to Clause 2.2, if at any time FEEL (“Tag-Along Seller”) proposes to Transfer Shares to a Prospective Transferee that, when aggregated with all other Shares Transferred by such Tag-Along Seller and its Affiliates, would result in such Tag-Along Seller owning less than fifty percent (50%) of the then total issued and outstanding Shares, such Tag Along Seller shall promptly give written notice to the Company (“Tag-Along Notice”) and each of the other Shareholders at least forty-five (45) days prior to the completion of such Transfer and shall cause the Prospective Transferee to make an offer for all of the Shares of such other Shareholders on the same terms and conditions of the Proposed Transfer (provided that the Investors shall only provide customary representations of title and capacity excluding any representations or warranties with respect to the business, assets or liabilities or financial condition of the Company) (the “Tag-Along Offer”), except that the price per Share pursuant to the Tag-Along Offer shall be the Tag-Along Offer Purchase Price. The Tag-Along Notice shall describe in reasonable detail the

Proposed Transfer including, without limitation, the class and number of Shares to be sold, the price and terms thereof and the identity of the Prospective Transferee and attach a copy of the Tag-Along Offer. Any subsequent Transfers of Shares by persons other than the Investors shall be subject to the same tag-along right under this Clause 2.3.

(b)	Each non-Transferring Shareholder shall have a period of twenty (20) days after receipt of a Tag-Along Notice within which to accept the Tag-Along Offer, which acceptance shall be made by an irrevocable written notice delivered by each electing non-Transferring Shareholder (each, a “Participant”) to the Tag-Along Seller and the Prospective Transferee (with a copy to the Company and each of the other non-Transferring Shareholders). No holders of Series A Preferred Shares shall be entitled to sell Series A Preferred Shares pursuant to this Clause 2.3, but shall be permitted to convert or exercise its applicable portion of Series A Preferred Shares for Ordinary Shares concurrently with, and subject to, the consummation of the Proposed Transfer, in which case each of the other Shareholders shall take all such steps necessary to be taken by each of them respectively in order to give effect to such conversion or exercise.

(c)	Each Participant shall effect its participation in the Transfer by delivering to the Tag-Along Seller (to hold in trust as agent for such Participant), at least three (3) Business Days prior to the date scheduled for such Transfer as set forth in the Tag-Along Notice, one (1) or more share transfer certificate(s) duly executed by the Participant, together with any share certificates, representing the Shares which such Participant is entitled to Transfer in accordance with Clause 2.3(b). Such certificate or certificates or other instruments, as applicable, shall be delivered by the Tag-Along Seller to the Proposed Transferee on the date scheduled for such Transfer in consummation of the Transfer pursuant to the terms and conditions specified in the Transfer Notice and such Proposed Transferee shall remit to each such Participant the portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale. The completion of the Transfer by the Tag-Along Seller and the Transfer by each Participant shall occur simultaneously. The Tag-Along Seller and the Participants shall be responsible for their respective pro rata portions of the aggregate transaction costs and expenses incurred by the Tag-Along Seller and the Participants in connection with such Transfers and the Tag-Along Seller and the Participants shall reimburse the other to the extent required to give effect to such expense allocation. For purposes of this Clause 2.3(c), “pro rata portion” shall mean for each Participant a fraction, the numerator of which is the number of Shares to be Transferred by such Participant pursuant to this Clause 2.3 and the denominator of which is the total number of Shares to be Transferred pursuant to this Clause 2.3.

(d)	The non-exercise of the rights of any of the non-Transferring Shareholders to participate in one (1) or more Transfers of Shares under this Clause 2.3 shall not adversely affect its right to participate in subsequent Transfers of Shares subject to this Clause 2.3.

(e)	The Tag-Along Seller shall not be permitted to Transfer Shares in circumstances where Clause 2.3 is applicable unless the sale of Shares by Participants exercising their rights under this Clause 2.3 is effected simultaneously, and any attempted Transfer by the Tag-Along Seller in violation hereof shall be null and void.

(e)	Notwithstanding anything contained in this Clause 2.3 to the contrary, there shall be no liability on the part of the Tag-Along Seller to any other Shareholder in the event no Shares are sold (by any of the Tag-Along Seller or any Participant) to the Proposed Transferee even if the provisions of this Clause 2.3 have been triggered.
2.4	Restrictive Legend.

Each certificate representing the Shares or any other securities issued in respect of the Shares upon any stock splits, stock dividend, recapitalisation, merger or similar event, shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legends required by agreement or by applicable securities laws):

THE SHARES REPRESENTED BY THIS SHARE CERTIFICATE ARE SUBJECT TO AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE SHAREHOLDERS’ AGREEMENT DATED AS OF July 9, 2009, AMONG THE HOLDER OF THIS CERTIFICATE, CERTAIN OTHER SHAREHOLDERS OF THE COMPANY, MI ENERGY CORPORATION, AND THE COMPANY.

2.5	Authorisation; Effect of Failure to Comply.
(a)	The Shareholders shall cause the Company to take any and all steps for and on behalf of a transferring Shareholder to give effect to the Transfer of Shares pursuant to this Clause 2.

(b)	Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each Party acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other Parties for which monetary damages alone could not adequately compensate. Therefore, the Parties unconditionally and irrevocably agree that any non-breaching Party shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other Transfers of Shares not made in strict compliance with this Agreement).

(c)	If any Shareholder becomes obligated to sell any Offered Shares to any Exercising Offeree under this Agreement and fails to deliver a share transfer certificate duly executed by the Shareholder, together with any share certificates, representing such purchased Offered Shares and Transfer the Offered Shares in accordance with the terms of this Agreement, such Exercising Offeree may, at its option, in addition to all other remedies it may have, send to such Shareholder the purchase price for such Offered Shares as is herein specified and request the Company to redeem and cancel on its books the relevant Shares to be sold and issue the relevant Shares to such Exercising Offeree.
2.6	Adherence on Transfer or Issue.
(a)	Any Transfer of Shares (other than a Transfer of Shares pursuant to Clause 2.1(c)) shall require the prior adherence by the transferee to the terms of this Agreement. The transferee to whom a Shareholder is to Transfer Shares shall execute and deliver to each other Shareholder and the Company a deed of adherence to this Agreement, in form and substance reasonably satisfactory to the Company, indicating such transferee’s agreement to be bound by the terms hereof in the same manner as the Transferring Shareholder and shall thereby become bound by the terms and conditions of this Agreement as a Party and a Shareholder hereunder and be entitled to the same rights to the same extent and in the same manner as the Transferring Shareholder.

(b)	Any issue of Shares by the Company to a Person who is not already a Party and a Shareholder shall require the prior adherence by such Person to the terms of this Agreement. Such Person shall execute and deliver to each Shareholder and the Company a deed of adherence to this Agreement, in form and substance reasonably satisfactory to the Company, and shall thereby become bound by the terms and conditions of this Agreement as a Party and a Shareholder hereunder and be entitled to the same rights to the same extent and in the same manner as a Shareholder.
2.7	Exempt Transfers.
(a)	Notwithstanding anything to the contrary herein, the foregoing provisions of this Clause 2 shall not apply to a Transfer by a Shareholder of all or part of its Shares to an Affiliate provided, however, that any such Transfer shall be in accordance with each of the following terms:
(1)	such Shareholder shall provide written notice of such Transfer to each other Shareholder;

(2)	the transferee to whom the Shareholder is to Transfer the Shares is a Non-Competing Person and shall execute and deliver to each other Shareholder and the Company a deed of adherence to this Agreement, in form and substance reasonably satisfactory to the Company, indicating such transferee’s agreement to be bound by the terms hereof and shall thereby become bound by the terms and conditions of this Agreement as a Party and a Shareholder hereunder in the same manner as the Transferring Shareholder and be entitled to the same rights to the same extent and in the same manner as the Transferring Shareholder;

(3)	such Shareholder shall remain bound by its obligations under this Agreement; and

(4)	if any such transferee Affiliate shall cease to be an Affiliate of such Shareholder, any Shares held by such transferee shall be promptly retransferred to such Shareholder or transferred to another of such Shareholder’s Affiliates.
(b)	Notwithstanding anything to the contrary herein, the provisions of this Clause 2 shall not apply to (i) the sale of Shares pursuant to a Qualified IPO or any Transfer after a Qualified IPO; and (ii) the creation of Encumbrances over the Shares pursuant to the Standard Bank Facility.
3.	PREEMPTION RIGHTS

3.1	Preemption Rights. The Company hereby grants to each Shareholder the right to purchase a pro rata portion (based on its Shareholding Percentage) of New Securities that the Company may, from time to time propose to sell and issue.

3.2	Preemption Rights Procedure. The preemption rights granted under this Clause 3 shall be subject to the following provisions:
(a)	In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Shareholder written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. Each Shareholder shall have thirty (30) days after receipt of such notice (the “Preemption Cut-Off Date”) to agree to purchase up to its pro rata portion (based on its Shareholding Percentage) of such New Securities at the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If a Shareholder fails to exercise the right to purchase its full pro rata portion (based on its Shareholding Percentage) of the New Securities, each of the other participating Shareholders may exercise an additional right to purchase, on a pro rata basis (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the participating Shareholders), the New Securities not previously purchased.

(b)	If some (but not all) of the Shareholders do not elect to purchase their pro rata portion of such New Securities by the Preemption Cut-Off Date, each of the participating Shareholders shall have the right, exercisable for a period of fifteen (15) days after the Preemption Cut-Off Date (the last day of which shall be the “Extended Preemption Cut-Off Date”), to purchase all or any portion of the New Securities not purchased by the participating Shareholders pursuant to Clause 3.2(a) pro rata (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the other participating Shareholders).

(c)	If none of the Shareholders have exercised their right to purchase the New Securities by the end of the Preemption Cut-Off Date or the collective participating Shareholders have not offered to purchase all of the New Securities by the end of the Extended Preemption Cut-Off Date (such unpurchased New Securities, the “Remaining New Securities”), then the Company may sell all (but not less than all) of the Remaining New Securities to a third Person.

(d)	Regardless of whether the Shareholders exercise their preemption rights granted under this Clause 3 by the Preemption Cut-Off Date or the Extended Preemption Cut-Off Date (as the case may be), the Company shall have sixty (60) days after the Extended Preemption Cut-Off Date to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) the New Securities at a price and upon terms no more favourable to the purchasers thereof than specified in the Company’s notice to the Shareholders, provided that such purchaser(s) shall execute and deliver to each other Shareholder and the Company an instrument of ratification and accession to this Agreement, in form and substance satisfactory to the Shareholders, indicating such purchaser’s agreement to be bound by the terms hereof and shall thereby become bound by the terms and conditions of this Agreement. In the event the Company has not sold the New Securities within such 60-day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of such agreement) the Company shall not thereunder issue or sell any New Securities without first offering such New Securities to the Shareholders in the manner provided above. The completion of the sale of New Securities to the participating Shareholders and other purchasers shall occur simultaneously.

(e)	The preemption rights granted under this Clause 3 shall expire immediately upon the occurrence of a Qualified IPO or a Trade Sale.
4.	[Intentionally left blank.]

5.	COVENANTS

5.1	Information Rights. The Company shall furnish to each Shareholder having, when aggregated with the Shareholding Percentages of its Affiliates, a Minimum Shareholding Percentage, provided, however, that so long as Standard Bank holds Shares of the Company, the Company shall also furnish to Standard Bank and its Affiliates:
(a)	monthly Management Accounts (where available) and quarterly operations reports within thirty (30) days of the end of each quarterly period, each prepared in a manner consistent with the manner in which such accounts and reports were prepared prior to the date thereof;

(b)	annual audited financial reports (including the notes, reports, statements and other documents which are required by law or applicable accounting standards to be, or are otherwise, annexed to the same) of the Company and of each of the Company’s Subsidiaries, and any revisions and/or supplements to the same, within one hundred and twenty (120) days of the end of each financial year, prepared in a manner consistent with the manner in which such reports were prepared prior to the date thereof;

(c)	annual budgets (including the notes, reports, statements and other documents which are annexed to the same) of the Company and of each of the Company’s Subsidiaries, and any updates, revisions and/or supplements to the same, within thirty (30) days after finalization of the annual budget prepared in the ordinary course of business and in a manner consistent with the manner in which the JMC Budgets were prepared prior to the date thereof; and

(d)	any other information required to be furnished to shareholders of an exempted company under the laws of the Cayman Islands.
5.2.	Access to Company Records. The Company shall furnish to each Shareholder having, when aggregated with the Shareholding Percentages of its Affiliates, a Minimum Shareholding Percentage with reasonable visitation and inspection rights to any of the properties of the Company and its Subsidiaries, including the books of account, and the right to discuss the Company’s and its Subsidiaries’ business affairs, finances and accounts with the Company’s and its Subsidiaries’ officers or directors, at such times as such Shareholder may reasonably request.

5.3	Employee Share Option Scheme. The Company shall adopt an employee incentive scheme pursuant to which the Company may issue Shares or options for Shares constituting up to 5% of the share capital of the Company as of the date hereof pursuant to a plan approved by the Board (“Company Employee Share Option Scheme”), provided that such issuance of Shares or options for Shares shall not result in any one person receiving such Shares holding an aggregate Shareholding Percentage exceeding 2%.

5.4	Offshore Payments. The Company and MIE shall ensure that all revenues relating to the Daan Production Sharing Contract is paid in US$ into a bank account established outside of the PRC (an “Offshore Bank Account”) in the name of MIE, but only to the extent required by the Standard Bank Facility or to the extent that such remittance to an Offshore Bank Account is commercially reasonable for the operation of MIE’s business. Subject to the required approvals being obtained, which approvals the Company and MIE shall use their commercially reasonable endeavours to obtain as soon as reasonably practicable in accordance with the Standard Bank Facility, the Company and MIE shall further ensure that all revenues relating to all other Production Sharing Contracts to which any member of the MIE Group is or may in the future be a party is paid in US$ into an Offshore Bank Account in the name of the relevant member of MIE Group, but only to the extent also required by the Standard Bank Facility or to the extent that such remittance to an Offshore Bank Account is commercially reasonable for the operation of the relevant member of MIE Group.

5.5	General Covenants. Each of the Company and MIE shall use their commercially reasonable endeavours to carry out the following matters within six (6) months of the Completion:
(a)	following completion of the amendment to the MIE Business License pursuant to (a)(i) above, apply to Beijing SAFE to change the description of business scope and operation term recorded on MIE’s foreign exchange registration certificate to be consistent with the MIE Business License;

(b)	register in the PRC trademarks and other intellectual property rights of MIE;

(c)	enter into appropriate employment contracts with all senior employees of MIE to the standard required to satisfy requirements for a listing on a Recognised Stock Exchange;

(d)	cause the FEEL Shareholders to file the details of the Debt Settlement Transactions and the related capital change in MIE Group with, and to the extent practicable or permissible, obtain all necessary registrations related thereto from, Jilin SAFE; and

(e)	adopt and establish internal and management controls of the Company and MIE to the standard required to satisfy requirements for a Qualified IPO.
5.6	Termination of Rights. The rights granted under Clauses 5.1 and 5.2 shall expire immediately upon the occurrence of a Qualified IPO or a Trade Sale.

6.	BOARD OF DIRECTORS

6.1	Number of Directors. The number of Directors holding office at any one time shall be five (5), unless otherwise agreed by all of the Shareholders.

6.2	Board Composition. So long as the Company is not listed on any stock exchange, the Board shall be comprised of members nominated by the Shareholders whereby the number of nominated Directors by each Shareholder shall be as nearly as practicable in proportion to such Shareholder’s Shareholding Percentage (for which purposes a Shareholder may aggregate the Shareholding Percentages of some or all of its Affiliates provided those Affiliates do not also exercise their nomination rights) provided that any Director nominated by a Shareholder shall have acceptable qualifications to serve on the Board, and provided further that:
(a)	so long as TPG and its Affiliates shall have an aggregate Shareholding Percentage of at least five percent (5%), at least one (1) Director will be nominated by TPG (the “TPG Director”) ; and

(b)	Four (4) Directors will be nominated by FEEL (the “FEEL Directors”), so long as FEEL or its Affiliates shall remain a Shareholder;
provided, however, that FEEL shall always be entitled to nominate a majority of the Directors so long as FEEL and its Affiliates holds a majority of the Shareholding Percentage of the Company.

6.3	Appointment of Directors. In the event of the appointment of a Director nominated in accordance with Clause 6.2, the Shareholders shall vote their Shares to cause the appointment to the Board of the Director so designated for appointment by the appropriate Shareholder.

6.4	Removal of Directors. A Director may be removed and replaced at any time by the Shareholder that has nominated such Director in accordance with the provisions of the Companies Law. If a Director becomes disqualified under applicable law, his position of Director shall be vacated and the Shareholder that nominated such Director shall nominate a new Director in accordance with Clause 6.2 and the Shareholders shall vote their Shares to cause the election to the Board of any such new Director.

6.5	Method of Nomination and Removal. Nominations and removals of Directors shall be by written memorandum signed by the relevant Shareholder(s) and shall be effective from the time stated in the memorandum or, if no time is stated, from the time when the memorandum is lodged at the Company’s registered office.

6.6	Alternate Directors. A Director may at any time appoint another Person (including another Director) to be his alternate and attend and vote at any meeting of the Board at which the appointing Director is absent. Any such appointment shall be in writing (by letter or facsimile) and shall be in effect until terminated by the appointing Director, whether in such writing or a subsequent writing or until the Director ceases to be a director whichever is earlier.

6.7	Obligations Toward Directors. The Company shall:
(a)	enter into a customary indemnification agreement with each of its Directors and officers;

(b)	obtain directors and officers liability insurance in an amount and on terms approved by the Board and by TPG; and

(c)	reimburse the Directors for all reasonable out-of-pocket expenses, including travel expenses, incurred by the Directors in connection with attending meetings of the Board.
6.8	Chairman. The Chairman of the Board (the “Chairman”) shall be one of the FEEL Directors. The Chairman shall chair all meetings of the Board; provided, however, that if the Chairman is absent from any such meeting, one of the other FEEL Directors shall chair such meeting.

6.9	Frequency of meetings; Notice. Except as otherwise provided in this Agreement, the Board shall hold a regular meeting at least once each calendar quarter at a location the Board shall determine. The date, time and location of any such regular meeting shall be established by the Board and notified to each Director in writing at least fourteen (14) days in advance. Special meetings of the Board shall be held upon the request of the Chairman or any Director upon at least five (5) Business Days’ written notice (containing the agenda, date, time and place of the meeting) to the Directors and shall be held at such time and place designated in such notice, provided, however, that if any Reserved Matter is to be voted on in any meeting of the Board, the notice for such meeting shall specify such Reserved Matter separately from other matters.

6.10	Quorum. The quorum for any meeting of the Board shall be a majority of the Directors, consisting of at least two (2) FEEL Directors and, if any, the TPG Director, each Director present personally or by his alternate. If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the Directors (the “Adjourned Meeting”). If at the Adjourned Meeting no quorum is present within half an hour from the time appointed for the meeting, any two (2) Directors present at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.

6.11	Conference Meetings. Meetings of the Directors held by means of a telephone conference which enables all persons participating in the meeting to hear each other at the same time and to communicate with each other shall be valid as if they were attended by all Directors in person. Such participation by any Director shall constitute presence in person at the meeting by such Director. All meetings of the Directors shall enable Directors to participate by means of telephone conference.

6.12	Board Approvals.
(a)	Except as otherwise provided in, or delegated in accordance with, this Agreement or the Restated Articles or required by applicable law, all matters requiring the approval of the Board shall be subject to the approval of a majority of the Directors present and voting at a duly convened meeting.

(b)	Any Reserved Matter shall, in addition to the approval of the shareholders of the Company as set forth in Clause 7.4, be subject to the approval of a majority of the Directors present and voting at a duly convened meeting at which the TPG Director shall not have voted against such matter, provided, however, that, unless the TPG Director agrees, no such Reserved Matter may be proposed at any such meeting unless the notice for such meeting provided pursuant to Clause 6.9 contains reasonably sufficient details regarding such Reserved Matter; provided further, that the TPG Director shall not unreasonably vote against any matter falling under clause (x) of Schedule 1 if the purpose for incurring the additional Indebtedness is for the development of additional oilfields and other related businesses of the Company or any Material Subsidiary. In the event that the Board cannot reach a resolution of any Reserved Matter within thirty (30) days of the calling of the initial meeting for such matter, the Company and the Shareholders shall reasonably cooperate and use reasonable best efforts to work towards a mutually agreeable resolution.

(c)	Notwithstanding anything in this Agreement to the contrary, all matters relating to the Qualified IPO will be subject to Board approval pursuant to Clause 6.12(a) and will not be considered a Reserved Matter subject to consent pursuant to Clause 6.12(b).

(d)	Each Director shall have one (1) vote and no Director shall have a casting vote.

(e)	The Company shall cause its Subsidiaries not to act with respect to Reserved Matters except in accordance with Clause 6.12(b).
6.13	Written Resolution. The Board may take action by written resolution signed and approved by all of the Directors in lieu of holding a meeting. Such written resolution may be signed in counterparts.

6.14	Board Information. The Board shall distribute (a) the minutes of any meetings of the Joint Management Committee under each of the Production Sharing Contracts to each of the Directors and (b) the technical reports received by the Company from time to time, including but not limited to, reserves updates.

6.15	Business Opportunity. TPG shall have the right to, and shall have no duty not to, engage in the same or similar business activities or lines of business as the Company or MIE, including those deemed to be competing with the Company or MIE, and in the event that TPG (or any of its Affiliates or appointed Directors) acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, TPG (and its Affiliates and appointed Directors) shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company and shall not be liable for breach of any duty (contractual or otherwise) by reason of the fact that TPG (or any of its Affiliates) directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company. Notwithstanding the foregoing, to the extent that TPG acquires knowledge of a potential transaction or matter that is likely to be a corporate opportunity for the Company solely as a result of an employee or agent of TPG (or any of its Affiliates) attending board meetings of the Company in his or her capacity as a director of the Company, then TPG will not pursue such opportunity for itself, or direct such opportunity to another Person, unless the Company has declined to pursue such opportunity or fails to actively pursue such opportunity within fifteen (15) days after it is notified by TPG about its interest in the opportunity.

7.	MEETINGS OF SHAREHOLDERS

7.1	General Meeting. A General Meeting of the shareholders of the Company (the “Annual General Meeting”) shall be held once in every calendar year and not later than fifteen (15) months after the holding of the last preceding Annual General Meeting.

7.2	Extraordinary Meetings. Extraordinary meetings of the shareholders of the Company shall be held upon the request of the Chairman, the TPG Director or any two Directors (or as otherwise required pursuant to the provisions of the Companies Law) upon at least fourteen (14) days written notice (containing the agenda, date, time and place of the meeting) to all shareholders of the Company and shall be held at such time and place designated in such notice, with attendance in person or by telephone or by proxy or corporate representative; provided, however, that, subject to applicable law, such fourteen (14) day notice requirement may be waived by shareholders of the Company having an aggregate Voting Percentage of not less than ninety percent (90%) in a particular case. Any notice period referred to above shall exclude both the day on which the notice is served or deemed to be served and the day for which the notice is given.

7.3	Quorum. The quorum for any meeting of the shareholders of the Company shall be shareholders of the Company whose aggregate Voting Percentage is not less than sixty-six and two-thirds percent (66 2/3%) present personally or by duly appointed proxy, attorney or representative, provided, however, that for the Shareholders Meeting to be validly convened, TPG shall be present or represented. If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the shareholders of the Company. If at the adjourned meeting no quorum is present within half an hour from the time appointed for the meeting, shareholders of the Company whose Voting Percentage is not less than sixty-six and two-thirds percent (66 2/3%) present or represented at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.

7.4	Shareholder Approval.
(a)	Except as required by applicable law, any action by the shareholders of the Company at any General Meeting or extraordinary meeting shall require the approval of shareholders of the Company having an aggregate Voting Percentage of more than fifty percent (50%) present and voting at a validly held meeting, and all special resolutions by the shareholders of the Company shall require the approval of shareholders of the Company having an aggregate Voting Percentage of more than sixty-six and two-thirds percent (66 2/3%) present and voting at a validly held meeting; provided, however, that a special resolution for the approval of any Reserved Matter at a duly convened meeting shall also require that any Shares held and represented at the requisite meeting by TPG be voted in favor of such matter or abstained, for so long as there is a TPG Director.

(b)	In the event that a resolution of the shareholders at a meeting is required pursuant to applicable law in respect of any Reserved Matter, no resolution shall be put forth at any meeting of the shareholders and no written resolution of shareholders shall be passed in respect thereof unless such matter has been approved by the Board in accordance with Clause 6.12(b).
7.5	Written Resolution. Except as otherwise required by applicable law, a resolution in writing (circulated to all the shareholders of the Company) approved and signed by all the shareholders of the Company shall be valid and effectual as if it had been a resolution passed at a meeting of the shareholders of the Company duly convened and held.

7.6	Chairman. The Chairman of the Board for the time being shall also preside as chairman at any General Meeting. If the Chairman of the Board is absent at any General Meeting, a Director shall act as the chairman.

8.	ANNOUNCEMENTS AND CONFIDENTIALITY

8.1	Announcements. No announcement, press release or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any Party without prior consultation with the other Parties. This shall not affect any announcement, press release or circular required by law or any regulatory body or the rules of any stock exchange but the Party with an obligation to make an announcement or issue a press release or circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

8.2	Confidentiality. Subject to Clause 8.3, each Party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to the provisions of this Agreement and any agreement entered into pursuant to this

Agreement or the existence and negotiations relating to this Agreement (and such other agreements).

8.3	Exceptions to Confidentiality. Clause 8.2 shall not prohibit disclosure or use of any information if and to the extent that:
(a)	the disclosure or use is required by law, any regulatory body or the rules and/or regulations of any stock exchange;

(b)	the disclosure or use is required for the purpose of any judicial or regulatory proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing Party;

(c)	the disclosure is made to (i) the Company’s Directors, officers, employees, legal counsel, advisors and existing lenders, (ii) any of the Shareholders and any of the Shareholders’ respective shareholders, partners, directors, legal counsel and advisors, or (iii) a bona fide prospective purchaser of Shares, on terms that such Persons undertake to comply with the provisions of Clause 8.2 in respect of such information as if they were a party to this Agreement;

(d)	the information becomes publicly available (other than by breach of this Agreement);

(e)	the other Parties have given prior written approval to the disclosure or use; or

(f)	the disclosure is made to MIE’s lenders under the Standard Bank Facility.
9.	NOTICES

All notices, consents, and other communications under or pursuant to this Agreement (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the Parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate as to itself by not less than five (5) Business Days notice to the other Parties):

if to TPG, to	:	TPG Star Energy Ltd.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Fax: (817) 871-4001
Attention: Mr. Clive D. Bode

with a copy to:

TPG Growth Capital (Asia) Limited
57th Floor, Two International Finance Centre

8 Finance Street, Central, Hong Kong
Fax: (852) 3515-8999
Attention: Mr. Stephen Law

and

Cleary Gottlieb Steen & Hamilton LLP
Bank of China Tower
One Garden Road, Hong Kong
Fax: (852) 2160-1008
Attention: Mr. Sang Jin Han

if to Standard Bank, to	:	Standard Bank Plc
Cannon Bridge House
25 Dowgate Hill
London EC 4R 2SB
Fax: +852 2822 7999
Attention: Head of Loans Administration

if to FEEL, to	:	Far East Energy Limited
Suite 406, Block C Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 100101
PRC
Facsimile: (8610) 5123 8866
Attention: Mr. Zhang Ruilin

if to MIE, to	:	MI Energy Corporation
Suite 406, Block C Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 100101
PRC
Facsimile: (8610) 5123 8866
Attention: Mr. Forrest Dietrich

with a copy to:

White & Case LLP
19th Floor, Tower 1 of China Central Place
81# Jianguo Lu, Chaoyang District, Beijing
100025, China
Facsimile: (8610) 5969 5760
Attention: Mr. Li Xiaoming / Ms. Vivian Tsoi

if to the Company, to	:	MIE Holdings Corporation
Suite 406, Block C Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 100101
PRC

Facsimile: (8610) 5123 8866 Attention: Mr. Zhang Ruilin

with a copy to:

White & Case LLP
19th Floor, Tower 1 of China Central Place
81# Jianguo Lu, Chaoyang District, Beijing
100025, China
Facsimile: (8610) 5969 5760
Attention: Mr. Li Xiaoming / Ms. Vivian Tsoi
10.	GOVERNING LAW AND PRIORITY

10.1	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

10.2	Priority. The Parties hereby agree that in the event of any conflict, discrepancy or inconsistency between the Restated Articles and this Agreement, the terms hereof shall prevail for all purposes of this Agreement. In the event of any such conflict, discrepancy or inconsistency, the Parties agree, to the extent permitted by applicable law, to amend the Restated Articles to reflect the terms of this Agreement. Nothing contained in this Agreement shall be deemed to constitute an amendment of the Restated Articles.

11.	TERMINATION OF AGREEMENT

11.1	Termination. This Agreement shall terminate:
(i)	upon the written agreement of the Parties;

(ii)	upon the liquidation of the Company;

(iii)	upon the consummation of a Qualified IPO;

(iv)	upon a Trade Sale; or

(v)	with respect to any Shareholder, if such Shareholder and its Affiliates no longer own any Shares;
provided, however, that Clauses 8, 10, 11 and 12 shall survive any termination hereof.

11.2	Effect of Termination. Upon termination of this Agreement as provided in Clause 11.1, the rights and privileges granted to and the obligations imposed upon each of the Shareholders in this Agreement shall immediately terminate; provided, however, except as otherwise agreed by the relevant Parties, no termination of this Agreement shall release any Party from any liability to any other Party which at the time of such termination has already accrued, nor affect in any way the survival of any right, duty or obligation of any Party which is expressly stated elsewhere in this Agreement to survive the termination hereof.

12.	ARBITRATION

12.1	Amicable Settlement. Any and all disputes, controversies and conflicts between the Parties arising out of or relating to or in connection with this Agreement and the performance or non-performance of the obligations set forth herein shall, so far as is possible, be settled amicably between the Parties within thirty (30) days after written notice of such dispute, controversy or conflict has been given by one Party to the other Parties.

12.2	Arbitration Procedure.
(a)	Failing an amicable settlement thereof within the 30-day period specified in Clause 12.1, any and all disputes, controversies and conflicts arising out of or in connection with this Agreement or its performance (including the validity of this Agreement) shall be settled by three (3) arbitrators under the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in accordance with the Hong Kong International Arbitration Center (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement. The place of arbitration shall be Hong Kong and the language used in the arbitral proceedings shall be English. The HKIAC shall act as the administering institute.

(b)	The arbitrators shall be appointed by mutual consent of the Parties involved in the arbitration in accordance with the procedures set out in the UNCITRAL Rules regarding the appointment of arbitrators, failing which the appointing authority shall be HKIAC.

(c)	The arbitral proceedings shall accord to each of the Parties the right to provide witnesses, including expert witnesses, the right of cross-examination of witnesses and the right to make both written and oral submissions.

(d)	The arbitral award made and granted by the arbitrator shall be final, binding and incontestable and may be used as a basis for judgment thereon in Hong Kong or elsewhere. All costs of arbitration (including, without limitation, those incurred in the appointment of the arbitrator) shall be apportioned in the arbitral award.
12.3	Court Action. By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary remedy in aid of arbitration, or order any interim injunction and a request for such provisional remedy or interim injunction by the Parties to a court shall not be deemed a waiver of this agreement to submit to arbitration.

12.4	Continued Performance During Arbitration. During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

12.5	Survival. The provisions contained in this Clause 12 shall survive the termination or expiration of this Agreement.

13.	CERTAIN ADDITIONAL COVENANTS OF THE PARTIES

13.1	Initial Public Offering. Each of the Parties shall use commercially reasonable efforts to facilitate a Qualified IPO within twenty-four (24) months of the Completion Date. The Company shall use its commercially reasonable endeavours (including providing all information necessary and appropriate) to obtain, if such Qualified IPO is on the Hong Kong Stock Exchange and if feasible, private rulings from the Hong Kong Stock Exchange that:
(a)	MIE’s current Production Sharing Contracts will be sufficient to demonstrate the right to use the land constituting the oilfields without PetroChina’s land use rights certificates for listing of the shares of the Company on the Hong Kong Stock Exchange; and

(b)	FEEL’s current shareholding arrangements will be sufficient to comply with the continuity of ownership requirements for listing of the shares of the Company on the Hong Kong Stock Exchange.
13.2	Market Stand-Off Agreement. Each Shareholder shall agree to customary market stand-off or lock-up restrictions upon a Qualified IPO as may be required by applicable rules, laws or regulations.

13.3	FEEL Shareholding. At any time from and after Completion, FEEL and its Affiliates shall maintain a Shareholding Percentage of more than fifty percent (50%) until the date falling on the earlier of (a) the expiration date of the lock-up period applicable to TPG following the Qualified IPO, (b) the date upon which TPG’s shareholding in the Company falls below the Minimum Shareholding Percentage and (c) the date falling sixty (60) months from the Completion date (such earlier date, the “Required Shareholding Ownership Expiration Date”). During the period from the Completion Date until Required Shareholding Ownership Expiration Date, the Shares held by FEEL and its Affiliates will be free and clear of any and all Encumbrances, other than any share charge as contemplated by the SPA, the Standard Bank Facility or the Standard Bank Equity Agreements.

13.4	MIE Shareholding. At any time from and after Completion, FEEL shall cause the Company to, and the Company shall, legally and beneficially own all the issued and outstanding shares of MIE until the date falling on the Required Shareholding Ownership Expiration Date. During the period from the Completion Date until the Required Shareholding Ownership Expiration Date, all the issued and outstanding shares of MIE will be free and clear of any and all Encumbrances, other than any share charge as contemplated by the Standard Bank Facility.

13.5	Consultation Rights. At least five (5) Business Days prior to the making of any decisions in relation to (a) the appointment or removal of any directors of any member of the MIE Group or increase of the remuneration of any of the same or (b) the recruitment, election, dismissal or change of the remuneration or conditions of any of the following employees of any member of the MIE Group: Zhang Ruilin, Zhao Jiangwei, the chief executive officer, the chief financial officer, the chief operating officer, the president, any senior vice presidents or any other persons serving similar positions as listed herein, the Company shall consult with TPG prior to making such decision.

13.6	Compliance with Laws. The Company shall comply with all applicable laws that are or may be applicable to the Company’s business (including laws with respect to the environment, occupational health and safety, international sanctions and business practices). The Company shall implement international best practices for governance and internal controls. The Company shall not conduct or enter into a contract to conduct any transaction with the governments or any of sub-division thereof, agents or representatives, residents of, or any entity based or resident in the countries that are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and neither the Company nor MIE has financed the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

13.7	Further Assurances. The Shareholders shall promptly and duly execute and deliver such documents and take, and cause the Company to take, such further action as may be required or reasonably desirable in order to carry out effectively and accomplish the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created under this Agreement.

13.8	Nominees. Each Shareholder shall procure that each of its nominees, including Directors nominated by it, shall perform its duties in accordance with the terms and provisions of this Agreement to the fullest extent permitted by applicable law.

13.9	Consents and Approvals for Share Transfers. If the Transfer of any Shares by any Shareholder in accordance with this Agreement requires any consent, authorization, approval and permit from, or the making of any filing or notice to, any other Person or governmental, quasi-governmental and regulatory body, agency and authority necessary and appropriate to permit such Transfer under applicable law, the Shareholders shall use reasonable best efforts to cause the Company and its Subsidiaries to procure and receive prior to such Transfer, such consent, authorization, approval or permit or makes such filing or notice.

14.	MISCELLANEOUS

14.1	Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties (provided that as long as TPG shall be a shareholder, TPG shall have the right to assign its rights under Clause 5 and Clause 6 to TPG Star, L.P.). Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

14.2	Ownership. Each Shareholder represents and warrants that such Shareholder is the sole legal and beneficial owner of the Shares subject to this Agreement and that no other Person has any interest in such Shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

14.3	Further Assurances. Each Party undertakes to and with each other Party to do all things reasonably within its power which are necessary or reasonably desirable to give full effect to the spirit and intent of this Agreement.

14.4	Amendments and Waivers. All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the Parties.

14.5	No Joint Venture or Partnership. Nothing in this Agreement shall constitute or be deemed to constitute a joint venture or a partnership between any of the Parties and none of them shall have any authority to bind the others in any way.

14.6	No Waiver. The failure of a Shareholder at any time to require observance or performance by any other Shareholder of any of the provisions of this Agreement shall in no way affect the Shareholder’s right to require such observance or performance at any time thereafter, nor shall the waiver by any Shareholder of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

14.7	Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of all remaining provisions contained herein shall not in any way be affected or impaired thereby; and the invalid, illegal or unenforceable provisions shall be interpreted and applied so as to produce as near as may be the legal, economic and commercial result intended by the Parties.

14.8	Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitutes one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitutes one and the same instrument.

14.9	Effecting the Intentions of the Parties under this Agreement. Each Shareholder agrees to exercise its voting rights in the Company to effect the intentions, agreements and purposes specified herein. Each Shareholder agrees that if as a result of any applicable law the intentions of the Parties expressed in this Agreement shall not be effected, it will take all reasonable steps necessary to give effect to such intentions.

14.10	Entire Agreement. The Transaction Agreements contain the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede and cancel all prior oral and written agreements or representations, if any, among the Parties or any of them relating to the subject matter thereof.

14.11	Share Splits, Share Dividends, etc. In the event of any issuance of the Company’s voting securities hereafter to any of the Shareholders (including, without limitation, in connection with any share split, share dividend, recapitalization, reorganization, or the like), such securities shall become subject to this Agreement and shall be endorsed with the legend set forth in Clause 2.4.

14.12	Costs and Attorneys’ Fees. Each Party shall pay its own expenses in connection with the transactions contemplated by this Agreement.

14.13	No Liability for Election of Directors. Neither the Company or any of the Shareholders, nor any officer, director, shareholder, partner, employee or agent of any such Party, makes any representation or warranty as to the fitness or competence of the member of the Board designated by any Party hereunder to serve on the Board by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such designee pursuant to this Agreement.

14.14	Obligations of Investors Several. The obligations of the Investors under this Agreement are several and no Investor shall be liable for the default of another Investor.
[Signature Page Follows]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year written above.

MIE HOLDINGS CORPORATION
By:	/s/ Ruilin Zhang
Name:
Title:

MIE ENERGY CORPORATION
By:	/s/ Zhao Jiangwei
Name:
Title:

TPG STAR ENERGY LTD.
By:	/s/
Name:
Title:

STANDARD BANK PLC
By:	/s/
	Name:	Ng Man Lai Pursuant to Power of Attorney dated 29/5/09
Title:

FAR EAST ENERGY LIMITED
By:	/s/ Ruilin Zhang
Name:
Title:

SCHEDULE 1
MATTERS REQUIRING SPECIAL APPROVAL OF THE BOARD
(i)	Any Trade Sale, merger, consolidation, reorganization or acquisition, or any other transaction that would constitute a change of control, of the Company or any Material Subsidiary;

(ii)	Any sale of all or substantially all of the business of the Company or any Material Subsidiary;

(iii)	Any material change in the scope of business of the Company or MIE;

(iv)	The creation, grant or issuance of any New Securities by the Company or of any shares or rights to subscribe for, or options, warrants or other securities convertible into or exercisable or exchangeable for, equity securities of any member of the MIE Group (other than any creation, grant or issuance of a new series of preferred shares of the Company (the “New Preferred Shares”); provided that, (a) the New Preferred Shares shall only be issued to a third party investor (other than FEEL or any of its Affiliate) which is a leading reputable international institutional investor, (b) the aggregate principal amount, face amount or liquidation preference amount of the New Preferred Shares shall not exceed US$20,000,000 at any time outstanding, (c) the per share subscription price of the New Preferred Shares shall be equal to or higher than the Per Share Subscription Price (as defined in the SPA), and (d) the terms and conditions of, or rights relating to, the New Preferred Shares (whether pursuant to the Restated Articles, contractual or otherwise) are not more favorable than those applicable to the Series A Preferred Shares taking into consideration the percentage of shareholding represented by the New Preferred Shares.

(v)	Any redemption or repurchase by the Company of any equity securities of the Company, other than a redemption of the Put Shares or a redemption of any Shares held by Standard Bank pursuant to the put option granted to Standard Bank under the Standard Bank Equity Agreements;

(vi)	Change in any rights attaching to any securities issued by the Company or granting of any right to the holders of any securities issued by the Company if (a) the holder(s) of such rights is FEEL or any of its Affiliates (other than as may be required to consummate the transactions under the Standard Bank Equity Agreements) or (b) such rights are superior to the rights of the holders of the Series A Preferred Shares;

(vii)	Any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares, except for the deemed dividend distribution referred to in Clause 5.1(a)(xiv) of the SPA and any additional deemed dividend distribution (which shall not involve any cash distribution) in connection with any additional equity investment by one or more third parties in the Company in an aggregate amount not to exceed US$12,000,000 for the sole purpose of forgiving or writing off the MIE Loan (as defined in the SPA);

(viii)	Any repayment by MIE of any loan from a direct or indirect Shareholder;

(ix)	Incurrence of annual expenses by the MIE Group for an individual item or directly related group of items, or any transaction, which is both outside the scope of the then current annual budget as approved by the Joint Management Committee under the Company’s existing production sharing contracts with China National Petroleum Corporation (the “JMC Budget”) and which annual expenses, in the aggregate, exceeds the greater of US$10,000,000 and 10% of the then current JMC Budget;

(x)	Incurring any additional Indebtedness (other than any Indebtedness incurred under the Standard Bank Facility) exceeding in the aggregate US$20,000,000 during the 12-month period following the Completion and US$40,000,000 during the 24-month period following the Completion;

(xi)	Entry by any member of the MIE Group into any transaction with any Person involving the making of payments by or obligations or liabilities of any member of the MIE Group outside the ordinary course of business in excess of US$15,000,000;

(xii)	Entry by any member of the MIE Group into any transaction with any Affiliate or any Shareholder, director, officer or shareholder of the Company or Affiliate of any Shareholder, director, officer or shareholder of the Company outside the ordinary course of business, including but not limited to the waiver or release of any rights of such member of the MIE Group and the write-off or forgiveness of any Indebtedness owed to such member of the MIE Group (other than (a) the write-off or forgiveness of the MIE Loan as contemplated by the SPA or under paragraph (vii) above, (b) any Pre-Approved Affiliate Transaction, and (c) any transactions between the Company and MIE to transfer to MIE the proceeds from the sale of 2,145,749 Series A Preferred Shares to TPG);

(xiii)	Amendment of the Article of Association, Bylaws or other governing documents of any member of the MIE Group to the extent such amendment would adversely affect the rights already granted to the holders of Series A Preferred Shares;

(xiv)	Any liquidation, winding up, dissolution, receivership, bankruptcy or any like scheme or arrangement of the Company or any Material Subsidiary;

(xv)	Any appointment or removal of the auditors of the Company or any Material Subsidiary;

(xvi)	Any material change to the accounting or tax policies of the Company or any Material Subsidiary, other than any material change implemented to be in compliance with any relevant laws, rules and regulations applicable to the Company;

(xvii)	The creation of any Encumbrance over any material asset or group of assets of, or over substantially all the undertaking of, any member of the MIE Group (save for Encumbrances that (i) arise by operation of law, (ii) which any member of the MIE Group is obliged to create under the terms of the Standard Bank Facility) , or the giving by any member of the MIE Group of any guarantee or indemnity in respect of the obligation of any person (other than any guarantee or indemnity given by a member of the MIE Group in respect of the obligations of the Company or of a wholly-owned subsidiary of the Company or any guarantee or indemnity given by a member of the MIE Group under the terms of the Standard Bank Equity Agreements);

(xviii)	(i) Acquisition of the whole or any significant part of any business or undertaking or any shares in the capital, of a company, or formation of any subsidiary company or subsidiary undertaking, (ii) entering into any joint venture or partnership with any person, or (iii) engagement in any kind of overseas expansion, in each case, exceeding US$20,000,000 in total expenditure or purchase price, as the case may be;

(xix)	Any settlement of any material litigation, arbitration or administrative proceeding involving any member of the MIE Group in excess of US$3,000,000; and

(xx)	The delegation of any authority of the Board, or the agreement with any Person, conditionally or otherwise, to do any of the foregoing.

EXHIBIT 3
RELEASE OF TRANSACTION FEES

TPG Star Energy Ltd.
57th Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong
Phone: 852-3515-8888      Fax: 852-3515-8999
July 9, 2009
MIE Holdings Corporation
Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 10010
People’s Republic of China
Attention: Mr. Zhang Ruilin
Re:    Release of Transaction Fees
Dear Sirs:
Reference is made to (1) the Series A Preferred Shares Subscription and Put Option Agreement (the “SPA”) dated June 19, 2009 among TPG Star Energy Ltd. (“TPG”), Far East Energy Limited (“FEEL”), MIE Holdings Corporation (the “Company”) and MI Energy Corporation (“MIE”) and (2) the letter (the “LOI”) dated January 24, 2009 among TPG, FEEL, the Company and MIE.
Pursuant to Paragraph 4 of Part Two of the LOI, the Company shall pay TPG a transaction fee of US$3 million (the “Transaction Fee”) upon the Completion (as defined in the SPA). TPG hereby unconditionally and irrevocably releases and discharges the Company from its obligation to pay the Transaction Fee to TPG pursuant to Clause 2.2(b) of the SPA.
This letter will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles.

Very truly yours, TPG Star Energy Ltd.
By:	/s/
Name:
Title:

Accepted and agreed to on the terms set forth above as of the date first written above: MIE Holdings Corporation
By:	/s/ Ruilin Zhang
Name:
	Title:	Director

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EXHIBIT 4
SHARE CHARGE

Dated July 9, 2009
FAR EAST ENERGY LIMITED
as Chargor
in favour of
TPG STAR ENERGY LTD.
as Secured Party

SHARE CHARGE

WARNING
THE EXECUTION OR TAKING OR SENDING OF THIS DOCUMENT IN OR INTO (AS THE CASE MAY BE) THE CAYMAN ISLANDS MAY GIVE RISE TO THE IMPOSITION OF CAYMAN ISLANDS STAMP DUTY EQUAL TO THE AMOUNT OF 1.5% OF THE AMOUNT CHARGED (SUBJECT TO A CAP OF CI$500 OR ABOUT US$600)

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THIS SHARE CHARGE (this “Charge”) is made by way of deed on July 9, 2009.
BETWEEN
(1)	FAR EAST ENERGY Limited, a company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (the “Chargor”); and

(2)	TPG STAR ENERGY LTD., an exempted company incorporated with limited liability in the Cayman Islands, and/or one or more of its Affiliates (the “Secured Party”),
(the Secured Party and the Chargor are hereinafter referred to collectively as the “Parties” and individually as a “Party”).
RECITALS:
(A)	The Chargor, the Secured Party and others have entered into the SPA (as defined below), pursuant to which the Secured Party will subscribe for 2,145,749 Series A Preferred Shares issued by the Company (as defined below).

(B)	One of the conditions under the SPA is that the Chargor shall have entered into this Charge as security for the Secured Obligations (as defined below).

(C)	The board of directors of the Chargor is satisfied that the Chargor is entering into this Charge for the purposes of its business and that its doing so benefits the Chargor.

(D)	The Parties intend this Charge to take effect as a deed.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Charge:

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Hong Kong SAR or the People’s Republic of China.

“Charge” has the meaning given such term in the Preamble.

“Charged Portfolio” means the Shares and the Related Assets.

“Collateral Rights” means all rights, powers and remedies of the Secured Party provided by this Charge or by law.

“Company” means MIE Holdings Corporation, an exempted company incorporated with limited liability in the Cayman Islands.

“Material Adverse Effect” means a material adverse effect on the business, results of operation or financial condition of the Chargor and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the effects of (a) any changes or developments generally affecting the industry in which the Chargor or any of its Subsidiaries operates, which changes or developments do not disproportionately affect the Chargor or any of its Subsidiaries relative to other participants in such industry in any material respect, (b) any changes or developments in connection with general economic, political or regulatory conditions, which changes do

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not disproportionately affect the Chargor or any of its Subsidiaries and (c) any changes or proposed changes in accounting standards used by the Chargor or any of its Subsidiaries.

“Party” has the meaning given such term in the Preamble.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Portfolio appointed by law or in accordance with the terms of this Charge.

“Related Assets” means, in relation to the Chargor, (i) all dividends, interest and other monies payable in respect of the Shares and/or assets within this definition of Related Assets and (ii) all other rights, benefits and proceeds in respect of or derived from any or all of the Shares and/or assets falling within this definition of Related Assets (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise) held by, to the order or on behalf of the Chargor.

“Relevant Event” means the failure of the Chargor, the Company and/or MIE to comply with any obligation under clauses 6 and 7 of the SPA.

“Secured Party” has the meaning given such term in the Preamble.

“Secured Obligations” means all obligations at any time due, owing or incurred by the Chargor, the Company and/or MIE to the Secured Party under clauses 6 and 7 of the SPA.

“Security” means the security created under or pursuant to or evidenced by this Charge.

“Shares” means 2,064,777 Ordinary Shares in the Company held by, to the order or on behalf of the Chargor, as specified in Schedule 6 (Details of Shares).

“SPA” means the Series A Preferred Shares Subscription and Put Option Agreement dated June 19, 2009 between, amongst others, the Chargor, the Secured Party and the Company.

“Transaction Agreements” has the meaning given such term in the Purchase Agreement.

1.2	Terms defined in the SPA

Unless defined in this Charge or the context otherwise requires, a term defined in the SPA has the same meaning in this Charge or any notice given under or in connection with this Charge, as if all references in such defined terms to the SPA were a reference to this Charge or such notice.

1.3	Construction

Clause 1.3 (Principles of Construction) of the SPA will apply as if incorporated in this Charge or in any notice given under or in connection with this Charge, as if all references in such Clauses to the SPA were a reference to this Charge or such notice.

2.	COVENANT TO PAY AND CHARGE

2.1	Covenant to Pay

The Chargor covenants with the Secured Party to promptly pay and discharge on demand of the Secured Party any Secured Obligation which is due and payable by it pursuant to and under the terms of the SPA.

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2.2	Charge

The Chargor, as legal and beneficial owner, charges by way of first fixed charge the Charged Portfolio in favour of the Secured Party as continuing security for the payment and discharge of the Secured Obligations.

3.	DEPOSIT OF CERTIFICATES, RELATED RIGHTS, RELEASE AND ANNOTATION OF REGISTER OF MEMBERS

3.1	Deposit of certificates

The Chargor will immediately upon the execution of this Charge (or upon coming into possession of the Chargor at any time) deposit (or procure there to be deposited) with the Secured Party:
3.1.1.	certified copies of its corporate documents required to authorise the due execution and delivery of this Charge;

3.1.2.	all certificates and other documents of title to the Shares which shall be issued as separate certificates to correspond to number of Shares charged to the Secured Party to facilitate enforcement;

3.1.3.	share transfer forms substantially in the form set out in Schedule 1 (Form of Share Transfer) (executed in blank by or on behalf of the Chargor) in respect of the Shares which by the shareholders letter of authority referred to in Clause

3.1.4	below the Secured Party will be entitled to date following the occurrence of a Relevant Event;

3.1.4.	a duly executed and dated shareholders letter of authority in the form of Schedule 2 (Form of Shareholder Letter of Authority) to this Charge and an irrevocable power of attorney which in accordance with its terms shall be exercisable following the occurrence of a Relevant Event for as long as such Relevant Event is continuing;

3.1.5.	an executed irrevocable proxy and power of attorney in the forms set out in Parts I and II of Schedule 3 (Forms of Proxy and Power of Attorney) to this Charge made in favour of the Secured Party in respect of, among other things, all shareholder meetings and written resolutions of the Company;

3.1.6.	executed but undated written resolutions of the board of directors of the Company substantially in the form of Schedule 4 (Form of written resolutions of directors); and

3.1.7.	an undertaking from the Company to register transfers of the Shares to the Secured Party or such parties’ nominee(s) and pending such registration to recognise the irrevocable proxy and power of attorney (in the form set out in Parts I and II of Schedule 3 (Forms of Proxy and Power of Attorney) to this Charge in the form set out in Schedule 5 (Form of Undertaking from the Company) to this Charge.
3.2	Related Assets

Subject to clause 5.2(g), the Chargor shall, promptly upon the accrual, offer or issue of any Related Assets (in the form of stocks, shares, warrants or other securities) in which the Chargor has a beneficial interest, procure the delivery to the Secured Party of (a) all certificates and other documents of title representing those Related Assets and (b) such duly executed blank (stamped, if necessary or desirable for the Secured Party) share

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transfer forms substantially in the form set out in Schedule 1 (Form of Share Transfer) or other instruments of transfer in respect of those Related Assets as the Secured Party may require.

3.3	Release

Upon the latest to occur of (i) the General Warranty Expiration Date, (ii) the final settlement of all claims from the Secured Party which may be outstanding on such Warranty Expiration Date in respect of the indemnities under Clause 6 of the SPA and (ii) the payment of the Put Return Deficiency, the Secured Party shall, promptly at the request of the Chargor but at the cost of the Secured Party, execute all such documents and do all such other things as may be considered reasonably necessary to release this Charge.

3.4	Annotation of Register of Members

The Chargor shall, within three (3) Business Days following execution of this Charge or in the case where the Chargor has acquired Related Assets, promptly upon the issuance of such Related Assets:
3.4.1	procure that the following notation be entered on the Register of Members of the Company:

“2,064,777 ordinary shares of US$0.01 par value issued to Far East Energy Limited as fully paid up are charged in favour of TPG Star Energy Ltd. (including its successors, assigns and transferees) pursuant to a share charge dated July 9, 2009 as amended from time to time.”; and

3.4.2	provide the Secured Party with a certified copy of such Register of Members of the Company with such notation.
3.5	Registration

The Chargor shall procure that prescribed particulars of this Charge shall forthwith upon execution hereof be presented (together with this Charge) to the Hong Kong Companies Registry for registration against it (and in any event within two (2) weeks of the date of execution of this Charge).

4.	VOTING RIGHTS AND DIVIDENDS

4.1	Voting rights and dividends prior to a Relevant Event

Except while a Relevant Event is continuing, the Chargor shall:
(a)	be entitled to all dividends, interest and other monies arising from the Charged Portfolio; and

(b)	subject to Clause 5.2(f), be entitled to exercise all voting rights in relation to the Charged Portfolio.
Without prejudice to the foregoing, the Secured Party shall not have any duty to ensure that any dividends, interest or other monies and assets receivable in respect of the Charged Portfolio are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Charged Portfolio or to ensure the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of redemption bonus, rights, preference, or otherwise on or in respect of, any of the Charged Portfolio.

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4.2	Calls and other payments prior to a Relevant Event

The Chargor shall pay all calls, instalments or other payments, and shall discharge all other obligations, which may become due in respect of any of the Charged Portfolio. While a Relevant Event is continuing, the Secured Party may if it thinks fit make such payments or discharge such obligations on behalf of the Chargor. Any amounts so paid by the Secured Party in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.

4.3	Voting rights and dividends after a Relevant Event

Upon the occurrence of a Relevant Event and for so long as such Relevant Event is continuing, the Chargor shall pay to the Secured Party all dividends, interest and other monies received by it in connection with its Charged Portfolio or any part thereof at any time during the subsistence of this Charge and shall, at all times prior to such payment to the Secured Party, hold the same on trust for the Secured Party. Without prejudice to the foregoing, upon the occurrence of a Relevant Event and for so long as such Relevant Event is continuing, the Secured Party may, at their discretion, (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):
(a)	exercise (or refrain from exercising) any voting rights in respect of the Charged Portfolio;

(b)	apply all dividends, interest and other monies arising from all or any part of the Charged Portfolio towards the discharge of the Secured Obligations as though they were the proceeds of sale under this Charge;

(c)	date and deliver the documents delivered to it pursuant to this Charge as it considers appropriate and to take all steps to register the Charged Portfolio in the name of the Secured Party or such parties’ nominee or nominees and to transfer control to the Secured Party or their nominee(s) as registered owner of the Shares; and

(d)	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Portfolio including without limitation the right, in relation to any company whose shares or other securities are included in the Charged Portfolio, to concur or participate in:
(i)	the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including without limitation the exchange, conversion or reissue of any shares or securities as a consequence thereof);

(ii)	the release, modification or variation of any rights or liabilities attaching to such shares or securities; and

(iii)	the exercise, renunciation or assignment of any right to subscribe for any shares or securities, in each case in the manner and on the terms the Secured Party thinks fit, and the proceeds of any such action shall form part of the Charged Portfolio.

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5.	CHARGOR’S REPRESENTATIONS AND UNDERTAKINGS

5.1	Representations

The Chargor makes the following representations and warranties to the Secured Party and acknowledges that the Secured Party has become a Party to this Charge in reliance on these representations and warranties:
(a)	Status
(i)	It is duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(ii)	It has the power to own its assets and carry on its business as it is being conducted.
(b)	Binding obligations

The obligations expressed to be assumed by it in this Charge are, subject to any general principles of law as at the date of this Charge limiting its obligations, legal, valid and binding obligations enforceable in accordance with its terms.

(c)	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Charge (including any transfer of the Shares on creation or enforcement of the security constituted by this Charge) do not and shall not:
(i)	conflict with:
(A)	any material law or regulation applicable to it;

(B)	its constitutional documents; or

(C)	any material agreement or instrument binding upon it, any of its assets or the Shares; or
(ii)	result in the existence of, or oblige it to create, any security over the Shares (other than the security contemplated by this Charge).
(d)	Ranking

The security created by this Charge has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking security.

(e)	Power and authority
(i)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Charge and the transactions contemplated by this Charge.

(ii)	No limit on its powers will be exceeded as a result of the grant of security contemplated by this Charge.

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(f)	Ownership of Shares

It is the sole legal and beneficial owner of the Charged Portfolio free and clear of all security interests save as created by this Charge and has not sold or disposed of or granted any options or pre-emption rights in respect of any of its right, title and interest, in the Charged Portfolio and all of the Shares are validly issued, fully paid and are not subject to any options to purchase, pre-emption rights or similar rights or other restrictions upon disposal which would operate to restrict in any way their disposal by any of the Secured Party should any of the Secured Party come to enforce its security over the Charged Portfolio contained in this Charge.

(g)	Authorisations

All consents, licences, approvals and authorisations required or desirable:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Charge; and

(ii)	to make this Charge admissible in evidence in its jurisdiction of incorporation and in the Cayman Islands, have been obtained or effected and are in full force and effect.
(h)	Governing law

Subject to any general principles of law as at the date of this Charge limiting its obligations:
(i)	the choice of Cayman Islands law as the governing law of this Charge will be recognised and enforced in its jurisdiction of organisation; and

(ii)	any judgment obtained in the Cayman Islands in relation to this Charge will be recognised and enforced in its jurisdiction of organisation.
(i)	Insolvency

No order or petition has been presented or resolution passed for the administration, winding-up, dissolution or liquidation of the Chargor and no administrator, receiver or manager has been appointed in respect thereof. The Chargor has not commenced any other proceeding under any bankruptcy, reorganization, composition, arrangement, adjustment of debt, release of debtors, dissolution, insolvency, liquidation or similar law of any jurisdiction and there has not been commenced against he Chargor any such proceeding.

(j)	No proceedings pending or threatened

There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or, to the knowledge of the Chargor, threatened, against the Chargor or its activities, properties or assets, or to the knowledge of the Chargor, against any officer, director or key employee of the Chargor in connection with such officer’s director’s or key employee’s relationship with, or action taken on behalf of, the Chargor, including but not limited to any legal, administrative, arbitration or other action or proceeding or governmental investigation that questions the validity of this Charge, or the right

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of the Chargor to enter into this Charge, or the consummation of the transactions contemplated hereby, or that would result in a Material Adverse Effect or any change in the current equity ownership of the Chargor, nor is the Chargor aware that there is any basis for the foregoing.

(k)	Pari passu ranking

Its payment obligations under this Charge rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(l)	No Stamp Taxes

Under the laws of Hong Kong, it is not necessary or desirable for the Secured Party that any stamp, registration or similar tax be paid on or in relation to this Charge.
5.2	Undertakings
(a)	Authorisations

The Chargor shall promptly:
(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Secured Party of,
any material authorisation required under applicable law or regulation to enable it to perform its obligations under this Charge (where the failure to obtain and comply with such authorisation could reasonably be expected to have a Material Adverse Effect) and each other authorisation required to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Charge.

(b)	Compliance with laws

The Chargor shall comply in all material respects with all laws applicable to it, if failure to comply could reasonably be expected to materially impair its ability to perform its obligations under this Charge enforceable in accordance with its terms.

(c)	No Action

The Chargor shall not without the prior written consent of the Secured Party:
(i)	permit any person other than the Chargor, the Secured Party or any transferee nominated by the Secured Party on enforcement of this Charge to be the registered holder of any of the Charged Shares;

(ii)	take any action to vary the rights attaching to the Charged Shares; or

(iii)	take any action which results in an increase or reduction in the authorised or issued share capital of the Company or the number of shares that the Company is authorised to issue or the issued share or share capital of the Company, other than as permitted by the Transaction Agreements.

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(d)	Disposals

The Chargor will not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of the Charged Portfolio without the written consent of the Secured Party.

(e)	Calls on Shares

The Chargor undertakes to pay all calls or other payments when due in respect of any part of the Charged Portfolio. If the Chargor fails to make any such payment the Secured Party may make that payment on behalf of the Chargor and any sums so paid by the Secured Party shall be reimbursed by the Chargor on demand.

(f)	Voting Rights

The Chargor shall not exercise its voting rights in relation to the Charged Portfolio in any manner, or otherwise permit or agree to, or concur or participate in any:
(i)	variation of the rights attaching to or conferred by all or any part of the Charged Portfolio;

(ii)	increase in the issued share capital of any company whose shares are charged pursuant to this Charge;

(iii)	exercise, renunciation or assignment of any right to subscribe for any shares or securities; or

(iv)	reconstruction, amalgamation, sale or other disposal of any company or any of the assets of any company (including the exchange, conversion or reissue of any shares or securities as a consequence thereof) whose shares are charged under this Charge, which in the opinion of the Secured Party would prejudice the value of, or the ability of the Secured Party to realise, the security created by this Charge or the legality, validity or enforceability of this Charge.

(g)	No Other Security Interests

The Charged Portfolio shall remain free and clear of all security interests save as created by this Charge.

(h)	No Action

The Chargor shall not take any action which would cause any of the representations made in Clause 5.1 to be untrue or incorrect in any respect at any time before the Security is released.
6.	FURTHER ASSURANCE

6.1	Covenant for Further Assurance

The Chargor will promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Secured Party may reasonably specify (and in such form as the Secured Party may

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reasonably require in favour of the Secured Party or such parties’ nominee(s)) for the purpose of exercising the Collateral Rights or perfecting the Security created or intended to be created in respect of the Charged Portfolio (which may include the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, the Charged Portfolio) or for the exercise of the rights, powers and remedies of the Secured Party provided by or pursuant to this Charge or by law in each case in accordance with the rights vested in it under this Charge.

6.2	Prescribed Wording

The following covenants shall be implied in respect of any action taken by the Chargor to comply with its obligations under Clause 6.1:
(a)	the Chargor has the right to take such action in respect of the Charged Portfolio; and

(b)	the Chargor will at its own cost do all that it reasonably can to give the Secured Party or such parties’ nominee(s) the title and/or rights that it purports to give.
7.	POWER OF ATTORNEY

7.1	Appointment and powers

The Chargor irrevocably and by way of security for the payment of the Secured Obligations appoints the Secured Party and any Receiver severally to be its true and attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be necessary or desirable for:
(a)	carrying out any obligation imposed on the Chargor by this Charge (including the execution and delivery of any deeds, charges, assignments, written resolutions or other security and any transfers of the Charged Portfolio) if the Chargor has not itself carried out such obligation; and

(b)	enabling the Secured Party to exercise, or delegate the exercise of, all or any of the Collateral Rights (including without limitation, upon the occurrence of a Relevant Event and for so long as such Relevant Event is continuing, the exercise of any right of a legal or beneficial owner of the Chargor’s Charged Portfolio); and

(c)	enabling any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Charge or by law.
Notwithstanding any other provision of this Charge, any power of attorney granted hereunder shall not be exercisable by or on behalf of the Secured Party until the occurrence of a Relevant Event and shall only be exercisable for so long as such Relevant Event is continuing.

7.2	Ratification

The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

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8.	SECURITY ENFORCEMENT

8.1	Time for Enforcement

On and at any time after the occurrence of a Relevant Event (which is continuing) or if a petition or application is presented for the making of an administration order in relation to the Chargor or if any person gives written notice of its intention to appoint an administrator of the Chargor or files such a notice with the court, the security created by or pursuant to this Charge is immediately enforceable and the Secured Party may, without notice to the Chargor or prior authorisation from any court, in its absolute discretion:
(a)	secure and perfect their title to all or any part of the Charged Portfolio (including transferring the Charged Portfolio into the name of the Secured Party or such parties’ nominees);

(b)	enforce all or any part of the Security (at the times, in the manner and on the terms they think fit) and take possession of and hold, sell, or otherwise dispose of all or any part of the Charged Portfolio (at the time, in the manner and on the terms they think fit); and

(c)	whether or not the Secured Party have appointed a Receiver, exercise all or any of the powers, authorisations and discretions conferred by any applicable law in the Cayman Islands (as varied or extended by this Charge) on chargees and by this Charge on any Receiver or otherwise conferred by law on chargees or Receivers.
8.2	Secured Party liability
(a)	Neither the Secured Party nor any Receiver will be liable to account as mortgagee or mortgagee in possession in respect of the Charged Portfolio or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection with the Charged Portfolio for which a mortgagee or mortgagee in possession might as such be liable.

(b)	Neither the Secured Party nor any Receiver will be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Charge or to make any claim or to take any action to collect any monies assigned by this Charge or to enforce any rights or benefits assigned to the Secured Party by this Charge or to which the Secured Party may at any time be entitled hereunder.

(c)	Neither the Secured Party nor their respective agents, managers, officers, employees, delegates or advisors will be liable for any claim, demand, liability, loss, damage, consequential damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder.
8.3	Statutory powers

The powers conferred by this Charge on the Secured Party are in addition to and not in substitution for the powers conferred on mortgagees and mortgagees in possession by law and in the case of any conflict between the powers contained in any such law and those conferred by this Charge the terms of this Charge will prevail.

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9.	RECEIVERS AND ADMINISTRATORS

9.1	Appointment and removal

After this Charge becomes enforceable in accordance with Clause 8 (Security Enforcement), the Secured Party may by writing or otherwise, without prior notice to the Chargor:
(a)	appoint one or more persons to be a Receiver of the whole or any part of the Charged Portfolio;

(b)	appoint one or more Receivers of separate parts of the Charged Portfolio respectively;

(c)	remove (so far as it is lawfully able) any Receiver so appointed; and

(d)	appoint another person(s) as an additional or replacement Receiver(s).
9.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 9.1 (Appointment and removal) will be:
(a)	entitled to act individually or together with any other person appointed or substituted as Receiver;

(b)	for all purposes deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Secured Party; and

(c)	entitled to remuneration for his services at a rate to be fixed by the Secured Party from time to time.
9.3	Powers of Receivers

In addition to the powers conferred by Clause 9.1, each Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Portfolio in respect of which he was appointed, and as varied and extended by the provisions of this Charge (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):
(a)	all the powers conferred on a receiver by any applicable law;

(b)	all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do;

(c)	the power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Charge (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Receiver itself; and

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(d)	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be incidental or conducive to:
(i)	any of the functions, powers, authorities or discretions conferred on or vested in him;

(ii)	the exercise of any rights, powers and remedies of the Secured Party provided by or pursuant to this Charge or by law (including realisation of all or any part of the Charged Portfolio); or

(iii)	bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Portfolio.
9.4	Consideration

The receipt of the Secured Party or any Receiver shall be a conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Portfolio or making any acquisition, the Secured Party or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

9.5	Protection of purchasers

No purchaser or other person dealing with the Secured Party or any Receiver shall be bound to inquire whether the right of the Secured Party or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Secured Party or such Receiver in such dealings.

10.	EFFECTIVENESS OF COLLATERAL

10.1	Collateral Cumulative

The collateral constituted by this Charge and the Collateral Rights shall be cumulative, in addition to and independent of every other security which Secured Party may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law. No prior security held by the Secured Party over the whole or any part of the Charged Portfolio shall merge into the collateral constituted by this Charge.

10.2	No Waiver

No failure to exercise, nor any delay in exercising, on the part of any of the Secured Party, any right, power or remedy of any of the Secured Party provided by this Charge or by law shall impair such right, power or remedy, or operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of any of the Secured Party provided by this Charge or by law. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Secured Party may deem expedient. Any waiver by the Secured Party of any terms of this Charge shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

10.3	Illegality, Invalidity, Unenforceability

If, at any time, any provision of this Charge is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Charge nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

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10.4	No liability

None of the Secured Party, the Secured Party’s nominee(s) or any Receiver appointed pursuant to this Charge shall be liable by reason of (a) taking any action permitted by this Charge or (b) any neglect or default in connection with the Charged Portfolio or (c) the taking possession or realisation of all or any part of the Charged Portfolio, except in the case of gross negligence or wilful default upon its part.

10.5	Implied Covenants for Title

It shall be implied in respect of Clause 2.2 (Charge) that the Chargor is charging the Charged Portfolio free from all charges and encumbrances (whether monetary or not) and from all other rights exercisable by third parties (including liabilities imposed and rights conferred by or under any enactment).

10.6	Continuing security
(a)	The Security from time to time constituted by this Charge is a continuing security and will remain in full force and effect as a continuing security until released or discharged by the Secured Party.

(b)	No part of the Security from time to time constituted by this Charge will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.
10.7	Immediate recourse

The Chargor waives any right it may have of first requiring the Secured Party to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Chargor under this Charge. This waiver applies irrespective of any law or any provision of this Charge to the contrary.

10.8	Avoidance of Payments

Notwithstanding Clause 3.3 (Release) if the Secured Party consider that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Chargor under this Charge and the security constituted by this Charge shall continue and that amount shall not be considered to have been irrevocably paid.

10.9	Waiver of defences

The obligations of the Chargor under this Charge and this Security will not be affected by any act, omission, matter or thing which, but for this Clause 10.9 (Waiver of defences), would reduce, release or prejudice any of its obligations, or might operate to impair, affect or discharge the rights and security of the Secured Party, in whole or in part, under this Charge and this Security and whether or not known to the Company, the Chargor, the Secured Party or any other person including:
(a)	any time, waiver or consent granted to, or composition with, the Chargor or other person;

(b)	the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of the Chargor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Chargor or other person or any non-presentment or non-observance of

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any formality or other requirement in respect of any instruments or any failure to realise the full value of any other security;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of, the Chargor or any other person;

(e)	any amendment (however fundamental) or replacement of any document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any document or security; or

(g)	any insolvency or similar proceedings.
11.	INDEMNITY

11.1	Enforcement expenses

The Chargor shall, within three (3) Business Days of demand, pay to the Secured Party the amount of all costs and expenses (including legal fees) incurred by the Secured Party in connection with the exercise, enforcement or preservation of any rights, powers and remedies under this Charge, the enforcement of the Security created pursuant to this Charge and any proceedings instituted by or against the Secured Party (other than proceedings instituted by or against the Chargor) as a consequence of taking, holding or enforcing the Security created pursuant to this Charge or of exercising those rights, powers and remedies.

11.2	Indemnity

The Chargor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Secured Party, their respective attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this Charge, the exercise or purported exercise of any of the rights and powers conferred on them by this Charge or otherwise relating to the Charged Portfolio.

11.3	Currency

If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Chargor or the bankruptcy or liquidation of the Chargor or for any other reason any payment under or in connection with this Charge is made or falls to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Charge (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Secured Party when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Charge, the Chargor, as a separate and independent obligation, shall indemnify and hold harmless the Secured Party against the amount of such shortfall. For the purposes of this clause, “rate of exchange” means the rate at which the Secured Party is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

12.	APPLICATION OF PROCEEDS

All monies received or recovered by the Secured Party or any Receiver pursuant to this Charge or the powers conferred by it shall (subject to the claims of any person having prior rights thereto) be applied first in the payment of the costs, charges and expenses

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incurred and payments made by the Receiver, the payment of his remuneration and the discharge of any liabilities incurred by the Receiver in, or incidental to, the exercise of any of his powers, and thereafter shall be applied by the Secured Party (notwithstanding any purported appropriation by the Chargor) to the payment of the Secured Obligations.

13.	ASSIGNMENT

13.1	No Assignment and Exception

The provisions of this Charge shall be binding upon and accrue to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, none of the Parties may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other Parties, except that the Secured Party is permitted to assign their rights and benefits under this Charge, in whole or in part, to any Person who acquires Series A Preferred Shares of the Company held by the Secured Party.

13.2	Disclosure

The Secured Party shall be entitled to disclose such information concerning the Chargor or any other person and this Agreement as the Secured Party consider appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

14.	NOTICES

14.1	All notices, consents, and other communications under or pursuant to this Charge

(“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the Parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate as to itself by not less than five (5) Business Days notice to the other Parties):

if to the Secured Party, to :	TPG Star Energy Ltd. 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102 Fax: (817) 871-4001 Attention: Clive D. Bode

with a copy to:

TPG Growth Capital (Asia) Limited 57th Floor, Two International Finance Centre 8 Finance Street, Central, Hong Kong Fax: (852)3515-8999 Attention: Stephen Law

if to the Chargor, to :	Far East Energy Limited Suite 406, Block C Grand Palace 5 Hui Zhong Road Chaoyang District, Beijing 100101 PRC Fax: (8610) 5123 8866 Attention: Mr. Zhang Ruilin

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14.2	English Language

Any notice and all other documents given under or in connection with this Agreement must be in English.

15.	WAIVERS AND COUNTERPARTS

15.1	Waivers

No waiver by the Secured Party of any of its rights under this Charge shall be effective unless given in writing.

15.2	Counterparts

This Charge may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Charge.

16.	LAW

This Charge is governed by Cayman Islands law.

17.	ENFORCEMENT

17.1	Jurisdiction of the Cayman Islands Courts

The Parties agree that:
(a)	the courts of the Cayman Islands have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Charge (including a dispute regarding the existence, validity or termination of this Charge) (a “Dispute”) and for such purpose the Chargor and the Secured Party irrevocably submit to the jurisdiction of the Cayman Islands courts;

(b)	the courts of the Cayman Islands are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary; and

(c)	a final judgment or order in connection with this Charge of any court referred to in this Clause 17.1 is conclusive and binding on the Parties and may be enforced against it in the courts of any other jurisdiction, provided that nothing in this clause shall affect the right of the Secured Party to serve process in any manner permitted by law or limit the right of the Secured Party to take proceedings with respect to this Charge against the Chargor in any other jurisdiction, nor shall it limit the right of the Chargor to take proceedings with respect to this Charge against the Secured Party in any other jurisdiction, whether concurrently or not.
17.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Chargor:
(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the Cayman Islands courts in connection with this Charge;

(b)	agrees that failure by an agent for service of process to notify the Chargor of the process will not invalidate the proceedings concerned; and

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(c)	if the agent referred to in paragraph (a) above ceases to be appointed, agrees to appoint another agent with an address in the Cayman Islands, promptly upon request by the Secured Party and authorises the Secured Party to appoint another agent if the Chargor fails to appoint one following such request.
THIS CHARGE has been signed on behalf of the Secured Party and executed as a deed by the Chargor and is hereby delivered by the Chargor on the date specified above.

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SCHEDULE 1
Form of Share Transfer
MIE HOLDINGS CORPORATION (the “Company”)
SHARE TRANSFER FORM
We, Far East Energy Limited (the “Transferor”), for good and valuable consideration received by us from                                                           (the “Transferee”) of                                                                          , do hereby transfer to the Transferee                      share(s) (the “Shares”) standing in our name in the register of members of the Company.
As Witness Our Hands
Signed by the Transferor on the
______ day of
in the presence of:

Witness	Transferor
Signed by the Transferee on the
______ day of
in the presence of:

Witness	For and on behalf of Transferee

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SCHEDULE 2
Form of Shareholder Letter of Authority
To:    TPG Star Energy Ltd.
Date: [•] 2009
Dear Sirs
MIE HOLDINGS CORPORATION (the “Company”)
We hereby unconditionally and irrevocably authorise you to date, deliver, give full effect to and otherwise complete the share transfer form(s) (in respect of our shares in the Company) deposited by ourselves with yourselves pursuant to the Share Charge dated [•] (the “Charge”) between ourselves and TPG Star Energy Ltd., following the occurrence of a Relevant Event (as defined in the Charge) and for as long as such Relevant Event is continuing and for such purposes we attach duly executed and dated irrevocable appointment of proxy and irrevocable power of attorney given by way of security in the forms as annexed hereto.
Yours faithfully,

For and on behalf of
Far East Energy Limited

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SCHEDULE 3
Forms of Proxy and Power of Attorney
PART I
MIE HOLDINGS CORPORATION
IRREVOCABLE APPOINTMENT OF PROXY GIVEN BY WAY OF SECURITY
We, Far East Energy Limited, hereby irrevocably (1) appoint TPG Star Energy Ltd. as our proxy to vote at meetings of the Shareholders of MIE Holdings Corporation (the “Company”) in respect of any existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name and (2) ratify and confirm all acts and things TPG Star Energy Ltd. may do or cause to be done pursuant to this proxy.
This proxy is given by way of security pursuant to a share charge dated [•] made between Far East Energy Limited and TPG Star Energy Ltd. and is irrevocable.
IN WITNESS whereof this instrument has been duly executed as a deed this [•] day of [•] 2009.

The COMMON SEAL of FAR EAST ENERGY LIMITED	) )
was hereunto affixed in the presence of:	) )

Director

Witness Name:
Address:
Fax No.:
Attention:

Witness Name:
Address:
Fax No.:
Attention:

22

PART II
MIE HOLDINGS CORPORATION
IRREVOCABLE APPOINTMENT OF ATTORNEY-IN-FACT GIVEN BY WAY OF
SECURITY
We, Far East Energy Limited, by way of security and in order to more fully secure the performance of our obligations under the Share Charge dated [•] (the “Charge”) between ourselves and TPG Star Energy Ltd., pursuant to the Power of Attorney Law (1996 Revision) hereby irrevocably appoint TPG Star Energy Ltd. and the persons deriving title under it to be our attorney:
(a)	to execute and complete in favour of the Secured Party (as defined in the Charge) or its nominees or of any purchaser any documents which the Secured Party may from time to time require for perfecting its title to or for vesting any of the assets and property hereby charged or assigned in the Secured Party or its nominees or in any purchaser and to give effectual discharges for payments;

(b)	to take and institute on non payment (if the Secured Party in its sole discretion so decides) all steps and proceedings in the name of the Secured Party or of the Secured Party for the recovery of such monies, property and assets hereby charged and to agree accounts;

(d)	to act as our corporate representative (and/or to appoint any officer or nominee of ours for such purpose) to represent us at any general meeting of members of MIE Holdings Corporation (the “Company”) and to sign any resolution in writing of the members of the Company (including in respect of any existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name) or to requisition or convene general meetings of the Company or to waive or consent to short notice of such in that capacity;

(d)	to make allowances and give time or other indulgence to any surety or other person liable;

(e)	otherwise generally to act for us and in our name and on our behalf; and

(f)	to sign, execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents over the monies, property and assets hereby charged, and all such deeds, instruments, acts and things (including, without limitation, those referred to in Clause 6 of the Charge) which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid.
The power hereby conferred shall be a general power of attorney and we hereby ratify and confirm and agree to ratify and confirm any instrument, act or thing which any such attorney may execute or do. In relation to the power referred to herein, the exercise by the Secured Party of such power shall be conclusive evidence of its right to exercise the same.
IN WITNESS whereof this instrument has been duly executed as a deed this [•] day of [•] 2009.

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The COMMON SEAL of FAR EAST ENERGY LIMITED was hereunto affixed in the presence of:	) ) ) )

Director

Witness Name:
Address:
Fax No.:
Attention:

Witness Name:
Address:
Fax No.:
Attention:

24

SCHEDULE 4
Form of written resolution of directors
MIE HOLDINGS CORPORATION (the “Company”)
Written resolution of the board of directors of the Company
TRANSFER OF SHARES
IT IS HEREBY RESOLVED THAT the following transfer of shares be approved:

Transferor	Transferee	Number and Class of Shares
SHARE CERTIFICATES
IT IS HEREBY RESOLVED THAT on the transfer of the shares pursuant to the foregoing resolutions, entries be made forthwith upon presentation of the form of transfer notwithstanding any suspension of the registration of transfers in the Register of Members and that upon the surrender to the Company of share certificates representing the shares being transferred that they be cancelled and that any Director be instructed to prepare, sign, seal and deliver on behalf of the Company share certificates as follows:

Name	Class of Shares	Share Certificate Number

By:
(Director)
Dated:

By:
(Director)
Dated:

25

SCHEDULE 5
Form of Undertaking from the Company
MIE HOLDINGS CORPORATION
[•] 2009
TPG Star Energy Ltd.
Dear Sirs
MIE HOLDINGS CORPORATION (THE “COMPANY”)
We refer to the Series A Preferred Shares SPA dated                     , 2009 between, amongst others, TPG Star Energy Ltd. and Far East Energy Limited (the “SPA”). We also refer to the Share Charge dated [•] between Far East Energy Limited (the “Chargor”) and TPG Star Energy Ltd. (the “Secured Party”) (the “Charge”) whereby, inter alia, the Chargor granted a charge over the Charged Portfolio in favour of the Secured Party.
Capitalised words and expressions used in this letter which are not expressly defined herein have the meanings ascribed to them in the Charge.
This letter of undertaking is given pursuant to Clause 3.1.7 of the Charge.
In consideration of the right of the Chargor referred to above and for other valuable consideration receipt of which is hereby acknowledged, the Company hereby irrevocably and unconditionally undertakes and covenants to register in the Company’s register of members any and all share transfers to either or both of the Secured Party or their respective nominees in respect of the Charged Portfolio submitted to the Company by or on behalf of the Secured Party upon presentation of the form of transfer and notwithstanding any suspension of the registration of transfers and pending such registration to recognise the irrevocable proxy and power of attorney in the forms set out in Parts I and II of Schedule 3 (Forms of Proxy and Power of Attorney) to the Charge.
EXECUTED AS A DEED under the common seal of the Company on [date].

The COMMON SEAL of MIE HOLDINGS CORPORATION was hereunto affixed in the presence of:	) ) ) )

Director

Witness Name:
Address:
Fax No.:
Attention:

26

SCHEDULE 6
The Shares

Name of			Par Share value of
shareholder	Certificate Number	Number of Shares	each
Far East Energy Limited	006	2,064,777 Ordinary Shares	US$	0.01

27

EXECUTION PAGE
The Chargor

The COMMON SEAL of	)
FAR EAST ENERGY LIMITED	)
was hereunto affixed	)
in the presence of:	)	/s/ Ruilin Zhang
Director [Common Seal of Far East Energy Limited affixed]

/s/ Tian Liu
Witness Name:	Tian Liu
Address:	19th Floor, Tower 1 of China Central Place, Chaoyang District, Beijing
Fax No.:	+86 10 5969 5760
Attention:

28

The Secured Party
Signed for and on behalf of
TPG STAR ENERGY LTD.

By:
/s/
Address:
Fax No.: Attention:

29

EXHIBIT 5
FEEL SHAREHOLDERS UNDERTAKINGS

FEEL SHAREHOLDERS UNDERTAKINGS
Zhang Ruilin, Zhao Jiangwei and Shang Zhiguo
Suite 406, Block C, Grand Place, 5 Hui Zhong Road, Chaoyang District, Beijing 10010, PRC
Attention: Mr. Zhang Ruilin Facsimile: (8610) 5123 8866
July 9, 2009
TPG Star Energy Ltd.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Fax: (817) 871-4001
Attention: Clive D. Bode
Re:	Series A Preferred Shares Subscription and Put Option Agreement — FEEL Shareholders Undertakings
Dear Sirs:
We provide this letter to TPG Star Energy Ltd. pursuant to the Series A Preferred Shares Subscription and Put Option Agreement (the “SPA”) dated June 19, 2009 among TPG Star Energy Ltd., Far East Energy Limited, MIE Holdings Corporation and MI Energy Corporation. This letter shall have effect as of June 19, 2009. Save as defined in this letter, words and expressions defined in the SPA shall have the same meanings when used in this letter.
In connection with the SPA and the transactions contemplated therein, we hereby represent, warrant and undertake as follows:
1. WARRANTITES
1.1	Warranties by the FEEL Shareholders. Each FEEL Shareholder warrants to TPG that:
(a)	the FEEL Shareholders are the joint legal owners, free and clear of any Encumbrances, of all of the issued and outstanding FEEL shares and there are no other shares or rights to acquire new shares in FEEL and that no person other than a FEEL Shareholder will have any beneficial interest in any shares in FEEL;

(b)	he is not a party to any contract creating rights in respect of any FEEL shares in any third Person or relating to the voting of FEEL shares or which would otherwise restrict his ownership of the FEEL shares;

(c)	he has the full power and authority and full legal capacity to execute, deliver and perform his obligations under the Transaction Agreements to which he is a party and each of such Transaction Agreements will be or have been duly executed and delivered and constitute or will constitute a valid and binding obligation of such

1

FEEL Shareholder enforceable in accordance with its terms, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity;
(d)	the execution, delivery and performance of the Transaction Agreements to which he is a party, and the subscription and acceptance of the Subscription Shares by TPG, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) any Governmental Rule or order applicable to him of any Governmental Authority or any court, domestic or foreign, having jurisdiction over him or any of his properties or (ii) any agreement or instrument to which he is a party or by which he is bound or to which any of his properties is subject, other than, in each case, where such breach, violation or default has not had, and is not reasonably likely to have, a material adverse effect on his ability to perform his obligations under any of the Transaction Agreements;

(e)	except for the relevant approval of and registration with the PRC State Administration of Foreign Exchange under Circular 75 (as defined in the SPA), he is not and will not be required to give any notice or to make any filing with or obtain any Permit, consent, waiver or other authorization from any governmental or regulatory authority or other Person in connection with the execution, delivery and performance of the Transaction Agreements;

(f)	there is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or, to his knowledge, threatened, against him that challenges the validity or performance of the Transaction Agreements, or which, if successful, could hinder or prevent him from performing his obligations hereunder;

(g)	he has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this letter or the other Transaction Agreements; and

(h)	in relation to each of the Intercompany Agreements to which he is a party, (i) he has the full power and authority and full legal capacity to execute, deliver and perform such Intercompany Agreement, (ii) such Intercompany Agreement is a valid and binding agreement of him, enforceable against such party in accordance with its terms, and (iii) the execution and delivery of it by him do not, and the performance of the obligations thereunder by him will not, (x) conflict with any of, or require any other Consent of any Person under any Governmental Rule or applicable law, or (y) violate any Governmental Rule or any provision of applicable law, or require any Permit of any Governmental Authority having jurisdiction over him.
1.2	Each FEEL Shareholder hereby acknowledges that each statement in Clause 1.1 above is true and correct as of the date of the SPA and as of the Completion Date, and TPG has relied upon such warranties to enter into the SPA. Each of the warranties shall be

2

separate and independent and save as expressly otherwise provided shall not be limited by reference to any provision in this letter or the SPA.
1.3	During the period from the date of the SPA until the Completion, each FEEL Shareholder shall notify TPG in writing immediately if it becomes aware of a fact or circumstance which would cause any warranty given herein or the undertaking set forth in Clause 2.1 herein to be unfulfilled, untrue, inaccurate or misleading in any material respect if given in respect of the facts or circumstances as at any time on or prior to the Completion. Such Updating to Completion shall not affect any of the conditions precedent to TPG’s obligations or satisfaction thereof under the SPA.

1.4	The warranties set out in Clause 1.1(a) through (g) shall survive indefinitely. The warranties set out in Clause 1.1(h) shall survive until the General Warranty Expiration Date.
2. UNDERTAKINGS
2.1	Pre-completion undertakings. During the period from the date of the SPA until the Completion, none of the FEEL Shareholders shall transfer (or create or permit any Encumbrance over) any interest in any of the shares in FEEL, (except for the creation of Encumbrances over the shares in FEEL pursuant to the terms of the Standard Bank Facility), or allow the creation, grant or issuance of new shares by FEEL or of any shares or rights to subscribe for, or option warrants or other securities convertible into or exercisable or exchangeable for the shares in FEEL.

2.2	Post-completion undertaking.
(a)	From and after Completion, the FEEL Shareholders shall maintain a shareholding percentage in FEEL of more than 50% until the date falling on the Required Shareholding Ownership Expiration Date. During the period from the Completion Date until the Required Shareholding Ownership Expiration Date, the shares held by the FEEL Shareholders in FEEL will be free and clear of any and all Encumbrances, other than any Encumbrance as contemplated by the Standard Bank Facility. For the purposes of this Clause 2.2, “shareholding percentage” means, with respect to the FEEL Shareholders, the ratio (expressed as a percentage) of the number of shares in FEEL held by the FEEL Shareholders to the aggregate number of all the issued shares of FEEL.

(b)	For so long as TPG remains a shareholder of the Company, Zhang shall (i) be employed by the Company as the Executive Director of the Company and fulfil his obligations under the executive services agreement with the Company and (ii) serve as the Chairman of the Company Board. For the avoidance of doubt, in the event Zhang ceases to (A) be employed by the Company as the Executive Director of the Company or fails to comply with his obligations under the executive services agreement with the Company or (B) serve as the Chairman of the Company Board, it shall constitute a breach of this letter agreement.

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2.3	Further Assurances. Each FEEL Shareholder shall promptly and duly execute and deliver such documents and take, and cause any relevant Person to take, such further action as may be required or reasonably desirable in order to carry out effectively and accomplish the intent and purpose of this letter and the SPA and to establish and protect the rights and remedies created or intended to be created under this letter, including but not limited to the registration with SAFE or its local branches in connection with the transactions contemplated by the SPA.
3. NOTICES
All notices, consents, and other communications under or pursuant to this letter (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate as to itself by not less than five (5) Business Days notice to the other parties):

if to TPG, to:	TPG Star Energy Ltd.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Fax: (817) 871-4001
Attention: Mr. Clive D. Bode

with a copy to:

TPG Growth Capital (Asia) Limited
57th Floor, Two International Finance Centre
8 Finance Street, Central, Hong Kong
Fax: (852) 3515-8999
Attention: Mr. Stephen Law

if to any FEEL Shareholder, to:	Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 10010, PRC
Attention: Mr. Zhang Ruilin
Facsimile: (8610) 5123 8866
4. MISCELLANEOUS
4.1	Governing Law and Arbitration. This letter shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles. The provisions of Clause 13 of the SPA shall be deemed to be incorporated in this letter in full, mutatis mutandis, save that references to “this Agreement” shall be

4

construed as references to this letter and references to “Parties” or “Party” shall be construed as references to parties or party to this letter.
4.2	Assignment. The provisions of this letter shall be binding upon and accrue to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, none of the Parties may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other party, except that TPG may assign its rights under this letter, in whole or in part, to any Person who acquires Shares held by TPG.

4.3	Amendments and waivers. All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the parties.

4.4	No Waiver. The failure of a party at any time to require observance or performance by any other party of any of the provisions of this letter shall in no way affect the party’s right to require such observance or performance at any time thereafter, nor shall the waiver by any party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision. The rights and remedies provided in this letter are cumulative and not exclusive of any rights or remedies otherwise provided by law.

5.6	Counterparts. This letter may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitute one and the same instrument. This letter may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instruments.
[Remainder of Page Intentionally Left Blank]

5

Very truly yours, ZHANG RUILIN
By:	/s/ Zhang Ruilin

ZHAO JIANGWEI
By:	/s/ Zhao Jiangwei

SHANG ZHIGUO
By:	/s/ Shang Zhiguo

Accepted and agreed to on the terms set forth above as of the date first written above: TPG Star Energy Ltd.
By:	/s/
Name:
Title:

6

EXHIBIT 6
ZHANG RUILIN’S EMPLOYMENT CONTRACT TERM SHEET

SERVICE CONTRACT TERM SHEET
BETWEEN
MIE Holdings Corporation
MIE
AND
Zhang Ruilin
Dated: July 9, 2009

SERVICE CONTRACT TERM SHEET
THIS SERVICE CONTRACT TERM SHEET (the “Contract”) is made on this 9th day of July, 2009 by and between:
(1)	MIE Holdings Corporation (the “Company”), a company established and existing under the laws of Cayman Islands; and

(2)	Zhang Ruilin, an individual, a PRC citizen (with passport number G18206054 and identification card no. 222303197101280436). (the “Employee”).
The Company and the Employee shall hereinafter individually be referred to as a “Party” and collectively as the “Parties.”
ARTICLE 1 — INTERPRETATION
In this Contract, unless the context otherwise requires, the following terms shall have the following meanings:
“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any general partner, officer, director, member, manager or employee of such Person.
“Board” means the board of directors from time to time of the Company or (as the context may require) the majority of directors present and voting at any meeting of the Board duly convened and held.
“Business” means all the business and affairs carried out by the Group or any member of it from time to time.
“Business Day” means any day (other than Saturday and Sunday) on which banks in the PRC generally are open for business.

2

“Group” means the Company and its Affiliates from time to time. A member of the Group refers to any one or all of the Company and its Affiliates.
“Person” means an individual, partnership, corporation, proprietorship, business undertakings, joint stock company, trust, unincorporated association, enterprise, governmental body and organ, or any other similar entity of any of the foregoing.
“PRC” means the People’s Republic of China.
“Renewed Term” has the meaning ascribed to such term in Article 2.3.
“Term” has the meaning ascribed to such term in Article 2.2.
ARTICLE 2 — EMPLOYMENT
2.1	Employment

The Employee will work in the position of Executive Director of the Company, reporting directly to the Board of Directors of the Company.

2.2	Term

Subject to the provisions for termination set out in Article 6, the term of this Contract (the “Term”) shall be approved by a resolution duly passed by the shareholders of the Company.

3

2.3	Renewal of Contract

At least thirty (30) days prior to the scheduled expiration of the Term, the Company shall either offer the Employee a renewal of the Contract for the same or a new term (the “Renewed Term”), or shall inform the Employee in writing that the Company does not intend to renew the Contract. If the Company offers to renew the Contract, the Employee shall accept or refuse the renewal prior to the expiration of the Term. In the event that the Employee fails to respond prior to the expiration of the Term, the Employee shall be deemed to have refused to renew the Contract and the Contract shall expire at the end of the Term.

ARTICLE 3 — DUTIES AND SERVICES
3.1	General Obligations

The Employee hereby undertakes with the Company that during the Term, he shall use his best endeavours to carry out his duties hereunder and to protect, promote and act in the best interests of the Company and the Group.

3.2	Duties of the Employee

The Employee in his office as Executive Director of the Company shall:
(1)	diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Company, including, but not limited to:
(i)	managing all aspects of the business of the Company and such subsidiaries and associated companies as the Company may from time to time request; and

(ii)	formulating and implementing clear business strategies for the Company and such subsidiaries and associated companies;

4

(2)	comply with all reasonable and lawful directions given to him by the Company;

(3)	promptly make such reports to Board of Directors as the Company requests; and

(4)	use his best endeavours to promote, protect, develop and extend the business of the Company and such subsidiaries and associated companies as the Company may from time to time request;

(5)	comply with all applicable laws and regulations.
3.3	Duty to Inform

The Employee shall at all times give promptly to the Board (in writing if so requested) all such information as the Board may reasonably require in relation to his duties hereunder and of the Business in so far as such information is or ought to be within the knowledge of the Employee and provide such explanation as the Board may require in connection therewith.

3.4	Work Hours

The Employee’s normal work hours shall be eight hours each day excluding meals, five days per week, Monday to Friday, for a total of forty (40) hours per week. The Employee may be required to (and, if so required, shall) work outside these normal hours without additional pay.

3.5	Leave

The Employee shall be entitled to legal holidays, annual leave and other paid leaves of absence in accordance with applicable law, this Contract and the Company’s work rules (if any).

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ARTICLE 4 — REMUNERATION
4.1	Salary

In consideration for the performance of his all duties and obligations hereunder, the annual base salary of the Employee during the Term shall be further discussed between the Employee and the Board.
ARTICLE 5 — CONFIDENTIALITY
5.1	Confidentiality

The Employee shall maintain all information which may be disclosed to him concerning operation, management, technology, marketing or financial information of the Company or any business entity affiliated with the Company and information relating to the business and services of the Company as well as any confidential information received by the Company from third parties (the “Confidential Information”) in the strictest confidence and agrees not to disclose, directly or indirectly, in any manner, any Confidential Information to any person inside or outside the Company without the prior written consent of the Company.

ARTICLE 6 — TERMINATION
6.1	Termination by the Company

The Company may dismiss the Employee at any time upon thirty (30) days prior written notice upon passing a shareholders resolution to dismiss the Employee.

6

6.2	Termination by the Employee

The Employee may at any time resign from employment with the Company upon thirty (30) days prior written notice. Upon the Employee’s resignation, the Company shall have no obligation to pay any compensation to the Employee in respect of the termination of this Contract.

ARTICLE 7 — MISCELLANEOUS
7.1	Language

This Contract is executed in both English and Chinese. Both versions have equal effect.

7.2	Service Agreement

Within three (3) months of July 9, 2009, the Company and the Employee shall enter into an executive director services agreement on substantially the terms set forth on this term sheet and such other terms as agreed by the Parties.

7

IN WITNESS WHEREOF this Contract has been duly executed the day and year first above written.
For and on behalf of

MIE Holdings Corporation	Zhang Ruilin
MIE

/s/	/s/ Ruilin Zhang

Name:	Name:

:	:
Title:

:

8

EXHIBIT 7
STANDARD BANK CONSENT LETTER

From:	MI Energy Corporation (“MIE”) MIE Holdings Corporation (“MIEH”) Far East Energy Limited (“Far East”)

To:	Standard Bank PLC (the “Original Lender” and the “First Investor”) Standard Bank Asia Limited (the “Agent” and the “Security Trustee”)
12 June 2009
Dear Sirs,
Reference is made to (i) the borrowing base facility agreement dated 29 October 2007 by, amongst others, MIE, the Original Lender and the Agent, as amended by a waiver and amendment letter dated 23 November 2007, and as amended and restated by a new first amendment and restatement agreement dated 12 January 2009 (the “Facility Agreement”); (ii) the Shares Purchase Agreement 12 January 2009 between the First Investor, Zhang Ruilin, Zhao Jiangwei, Shang Zhiguo and Far East (the “Shares Purchase Agreement”) and (iii) the option agreement dated 12 January 2009 between Far East and the First Investor (the “Option Agreement”). Unless otherwise defined in this letter or the context otherwise requires, terms used in this letter have the meanings provided in the Facility Agreement.
MIE, MIEH and Far East are pleased to inform the Original Lender, the First Investor, the Agent and the Security Trustee that:
(a)	MIE, MIEH and Far East are finalising a Series A Preferred Shares Subscription and Put Option Agreement (the “Series A SPA”), pursuant to which TPG Star Energy Ltd. (“TPG”) will subscribe for 2,145,749 Series A Preferred Shares to be issued by MIEH, and pursuant to which, amongst other things, TPG shall be granted
(i)	a put option relating to such shares (the “TPG Put Option”), the performance of such put option (as well as the indemnities obligations of FEEL and MIEH under the Series A SPA) to be secured with a share charge (the “TPG Share Charge”) by Far East of 2,064,778 ordinary shares of MIEH; and

(ii)	a right to compensation if the final price per Ordinary Share of the MIEH in a qualified initial public offering is less than a defined amount set forth in the Series A SPA (the “TPG IPO Return Deficiency Compensation”)
(b)	Immediately upon completion of the issuance and subscription of the Series A Preferred Shares to TPG (“Completion”), TPG will hold shares representing 17.66667% of the total issued and outstanding share capital of MIEH, the First

USA 2203 Timberloch Place, Suite 220 The Woodlands, Texas 77380 USA Phone 1 (281) 298 8920 • Fax 1 (281) 298-8958	CHINA Suite 402. Block C, Grand Place 5 Hui Zhong Road, Chaoyang District Beijing 100101 P.R. China Phone 86 (10) 8489-2298 • Fax 86 (10) 8489-2290

Investor will hold shares representing 1.62237%, and Far East will hold shares representing 80.71096%;

(c)	The aggregate consideration for the issuance and subscription of such shares is US$53 million, of which the net consideration to be received by MIEH at the Completion is US$50 million (the “Net Price”);

(d)	Following payment of the Net Price to MIEH by TPG,
(i)	MIEH intends (and hereby proposes) to make a loan constituting Subordinated Indebtedness to MIE, with the terms of such loan providing that MIE will apply the loan proceeds solely towards capital expenditure in connection with MIE’s drilling operations and related working capital payables (and MIEH and MIE will agree that the terms of such loan constituting Subordinated Indebtedness may not be amended without the prior written consent of the Majority Lenders unless the Agent has confirmed to MIE in writing that the Secured Obligations have been satisfied in full);

(ii)	MIE intends (and hereby proposes) to declare and pay a dividend (by book entry) to MIEH in an amount equal to the Net Price;

(iii)	MIEH intends (and hereby proposes) to declare and pay a dividend (by book entry) to Far East only (and not to the First Investor) in an amount equal to the Net Price; and

(iv)	immediately following the distribution of the dividend set out in (iii) above, Far East intends (and hereby proposes) to repay the Interim Loan using the dividend set out in (iii) above in an amount equal to the Net Price, and each of the transactions set out in (ii) to (iv) above of this paragraph (d) shall take place by way of accounting entries on the respective books of MIE, MIEH and Far East and shall not involve the cash payment of any amount between the same; and

(e)	TPG, MIE, MIEH and Far East are reaching the final stages of the negotiation of the documentation for the transactions set forth above (the transactions contemplated by the Series A SPA, including those contemplated in paragraphs (a) to (d) above, are referred to herein as the “TPG Transactions”). Other than as specifically contemplated in this letter (and save for other typographical, conforming or clarificatory changes), there will be no amendments to the commercial terms of (i) the draft Series A SPA (draft dated 5 June 2009) or (ii) the draft shareholders’ agreement by and between TPG, Far East, MIE and MIEH (the “Shareholders’ Agreement”) (draft dated 2 June 2009) which have been sent to the First Investor for its review, unless the First Investor has given its consent to such amendments; provided that, (1) the reference to “date falling forty-eight (48) months after the Completion” in subclause (A) of the definition of “Put Option Period” in the Series A SPA shall be changed to the “date falling sixty (60) months after the Completion,” (2) the reference to the “date falling forty-eight (48) months from the Completion Date” in subclause (c) of Clause 13.3 of the Shareholders’ Agreement shall be changed to the “date falling sixty (60) months after the Completion Date,” and (c) the execution of the amendments to the Share Purchase Agreement and the Option Agreement referred to in

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paragraph (f) shall be added as an additional condition precedent in Clause 5.1(a) of the Series A SPA.

(f)	Far East, Zhang Ruilin, Zhao Jiangwei, Shang Zhiguo and the First Investor propose to amend each of the Shares Purchase Agreement and the Option Agreement to respectively provide that:
(i)	upon the conversion of ordinary shares held by the First Investor into Preferred Shares pursuant to the Shares Purchase Agreement, the First Investor shall be granted (A) a put option (the “SB Put Option”) on terms substantially identical to the TPG Put Option, and (B) the benefit of the specific indemnities set out in Clause 6.4 of the Series A SPA, in each case proportionate to the First Investor’s shareholding in MIEH following such conversion; and

(ii)	upon each exercise by the First Investor during the Option Period (as defined in the Option Agreement) of its option to purchase Preferred Shares pursuant to the Option Agreement and delivery of such Preferred Shares to the First Investor, (A) the First Investor shall be granted a put option on terms substantially identical to the TPG Put Option which shall be proportionate to the First Investor’s shareholding in MIEH following such exercise of the option, (B) the First Investor shall be granted the benefit of the specific indemnities set out in Clause 6.4 of the Series A SPA, which shall be proportionate to the First Investor’s shareholding in MIEH following such exercise of the option, (c) the First Investor shall be granted a right to compensation if the final price per Ordinary Share of the MIEH in a qualified initial public offering is less than a defined amount set forth in the Series A SPA (the “SB IPO Return Deficiency Compensation”) on terms substantially identical to the TPG IPO Return Deficiency Compensation (but in respect only of the Preferred Shares purchased pursuant to such exercise of the option) and (d) Far East shall execute a charge in favour of the First Investor over such number of ordinary shares in MIEH equal to 96.226446% of the number of Preferred Shares purchased in such exercise of the option (rounded up to the nearest ordinary share).
Far East undertakes that such amendments to the Shares Purchase Agreement and the Option Agreement shall be effected on or prior to the date of Completion.

(g)	Pursuant to Clause 5.5 of the Shares Purchase Agreement, FEEL undertakes that the First Investor shall be a party to the shareholders agreement to be entered into with TPG pursuant to the Series A SPA, in which the First Investor shall be granted exceptions to the transfer restrictions on terms substantially similar to the exceptions to the transfer restrictions granted to the First Investor under the Form of Shareholders Agreement by and among ARF MIE Holding Limited, TPG, the First Investor, Zhang Ruilin, Zhao Jiangwei, Shang Zhiguo, MIE and MIEH attached as Exhibit 1 to the Series A Preferred Shares Purchase Agreement dated as of the 6th of June 2008 by and among ARF MIE Holding Limited, TPG, the First Investor, Zhang Ruilin, Zhao Jiangwei, Shang Zhiguo and Far East, and (the “June 2008 Agreement”). The First Investor and its successors and transferees shall also be granted information rights substantially similar to the information rights granted to the First Investor in the June 2008 Agreement, but without the

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requirement for a minimum Shareholding Percentage (as defined in the June 2008 Agreement) to be held by the First Investor, its successors or transferees.
MIE, MIEH and Far East request that, by countersignature of this letter:
(i)	each of the Original Lender (in its capacity as the Majority Lender), the First Investor, the Agent and the Security Trustee irrevocably and unconditionally confirms and consents that, notwithstanding any provision in the Facility Agreement, any Finance Document, the Shares Purchase Agreement or the Option Agreement to the contrary, the TPG Transactions may be undertaken provided that nothing in this letter shall constitute or be deemed to constitute a waiver of any Event of Default which may arise in connection with the enforcement of the TPG Share Charge by any person entitled to do so;

(ii)	each of the Original Lender (in its capacity as the Majority Lender) and the Agent irrevocably and unconditionally confirms that it will promptly instruct the Security Trustee to, and the Security Trustee irrevocably and unconditional confirms that it shall, release, without recourse or warranty, the Second MIH Share Charge, and the rights of the Security Trustee under the Second MIH Share Charge, promptly following receipt of evidence satisfactory to them that (A) the dividends referred to in paragraphs (d)(ii) and (d)(iii) above have been declared and paid by way of accounting entry and (B) MIE has received an amount equal to the Net Price representing repayment by Far East of the Interim Loan by such amount;

(iii)	the Original Lender (in its capacity as the Majority Lender), agrees to permanently and irrevocably waive any Event of Default which may arise under Clause 23.21 (Repayment of Interim Loan) of the Facility Agreement resulting from the non-payment in full of the Interim Loan by 30 June 2009 provided that:
(A)	the Series A SPA is executed by 30 June 2009 by all the persons expressed to be party thereto;

(B)	the Net Price is received by MIEH by 31 July 2009; and

(C)	the Interim Loan is repaid by an amount equal to the Net Price by 31 July 2009, and MIE shall provide the Agent with evidence (in form and substance satisfactory to the Agent) of its compliance with each of the above conditions promptly upon the occurrence of the same and further provided that there will be no amendments to the commercial terms of (i) the draft Series A SPA (draft dated 5 June 2009) or (ii) the draft Shareholders’ Agreement (draft dated 2 June 2009) which have been sent to the First Investor for its review (other than as specifically contemplated in this letter and save for other typographical, conforming or clarificatory changes and the changes set forth in the proviso in paragraph (e) above), unless the First Investor has given its consent to such amendments..

(iv)	notwithstanding article 38.2 of the articles of association of MIEH, the First Investor consents to the dividend referred to in paragraph (d)(iii)

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above being paid to FEEL only (and not also to the First Investor pro rata in accordance with par value of the shares in MIEH held by the First Investor at such time) provided that the Interim Loan is, immediately after the declaration and payment of such dividend, repaid by an amount equal to the Net Price (as referred to in paragraph (d)(iv) above); and

(v)	you confirm your agreement with us that this letter shall be designated as a Finance Document.
Far East further kindly requests that the First Investor consider and confirm in due course if, (i) under the Option Agreement, the First Investor would like to exercise the option contained therein; and (ii) under the Shares Purchase Agreement, the First Investor would like to request that the Ordinary Shares it currently holds be converted into Preferred Shares (each term as defined in such agreement) in accordance with the terms and conditions thereof.

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This letter is governed by English law.
Very truly yours,

MI Energy Corporation
/s/ Forrest Dietrich
Name:
Title:

MIE Holdings Corporation
/s/ Ruilin Zhang
Name:
Title:

Far East Energy Limited
/s/ Ruilin Zhang
Name:
Title:

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Accepted and agreed to on the terms set forth above as of the date first written above:

Standard Bank PLC, in its capacity as the Original Lender and the First Investor

/s/
Name:
Title:

Standard Bank Asia Limited, in its capacity as the Agent and the Security Trustee
/s/
Name:
Title:

EXHIBIT 8
ZHONG LUN LEGAL OPINION

Beijing Shanghai Shenzhen Guangzhou Tokyo Wuhan

36/37 100022	/ Tel: (8610) 5957-2288
/ Fax: (8610) 6568-1838
36-37/F, SK Tower, 6A Jianguomenwai Avenue,	/URL: http://www.zhonglun.com

Chaoyang District, Beijing 100022, P.R. China
To:	MI Energy Corporation S402 & S406, Block C, Grand Place, 5 Hui Zhong Road, Chaoyang District, Beijing 100101 P.R.China

CC:	TPG Star Energy Ltd. 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, U.S.A.

Date:	July 6, 2009
Re:	Legal Opinion Regarding Debt Settlement among MI Energy Corporation, Far East Energy Ltd. and Mr. Zhang and Remittance of Revenue to Offshore Accounts
Dear Sir,
We, Zhong Lun Law Firm (“Our Firm”), are a law firm legally registered in the People’s Republic of China (“China” or the “PRC”). Our Firm is duly qualified to practice law within the PRC and is authorized by the PRC Ministry of Justice to practice and to issue legal opinions in relation to laws of the PRC, and such qualification and authorization have not been revoked, suspended, restricted or limited in any manner whatsoever. Accordingly, Our Firm is duly qualified and authorized to issue this Legal Opinion.
At the request of the Company, Our Firm is issuing this Legal Opinion in connection with the debt settlement among MI Energy Corporation (“MIE” or the “Company”), Far East Energy Ltd. (“FEEL”) and Mr. Zhang Rui Lin (“Mr. Zhang”) and the related issues.
Unless otherwise provided herein, this Legal Opinion is given on the basis of the laws, regulations, rules, directives, circulars, notices and administrative directions of the PRC effective as at the date hereof (collectively, the “PRC Laws”) and is given on the basis that the Legal Opinion will be governed by, and construed in accordance with
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such laws and regulations. There is no assurance that such laws and regulations will not be repealed, amended, re-interpreted or replaced in the immediate future or in the long term with or without retrospective effect.
Our Firm does not purport to be experts on or generally familiar with or qualified to express legal opinion based on the laws of any jurisdiction other than the PRC. Accordingly we express or imply no opinion on the laws of any jurisdiction other than the PRC.
Our Firm is issuing this Legal Opinion in accordance with the facts and information as at the date of this Legal Opinion, the documents and materials provided to us by MIE, and Our Firm’s understanding of the PRC Laws. For the purposes of rendering this Legal Opinion, Our Firm has assumed that (a) all documents submitted to us as copies conform to their originals; (b) all signatures, seals and chops on such documents are genuine and duly authorized; (c) all facts and documents which may affect our opinions herein have been disclosed to us, and there has not been or will not be any omission or misleading in respect of such disclosure; (d) other than the citizens of the PRC and entities relevant to any of the documents or to such other documents as referred to in this Legal Opinion which entities are established or established or organized under the PRC Laws, all other non-PRC parties have the requisite power and authority to enter into, and have duly executed and delivered the documents and performed their obligations thereunder and these documents constitute legal, valid and binding obligations on the non-PRC parties thereto under the laws (other than the PRC Laws) by which they are expressed to be governed. In addition, we have made the necessary verbal queries and consultations with relevant PRC governmental authorities, departments, branches and bureaus, as we consider necessary, advisable or desirable as a basis for our opinions expressed herein.
This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.
This Legal Opinion is hereby rendered for and solely for the purposes of advising MIE on the debt settlement and the remittance of revenue to offshore accounts issues and shall not be used by any other parties for any other purpose without our prior written consent except this Legal Opinion may be relied upon by TPG Star Energy Ltd. for the purpose of its private equity investment in MIE Holdings Corporation, the sole shareholder of MIE.
Based on the above, we are issuing our legal opinions as follows:
A. Repayment Agreements, Tripartite Agreement, Guarantee and the Transactions
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I            Background
The Inter-company and Shareholders Debts:
According to (i) a repayment agreement dated September 18, 2007 between MIE and FEEL, FEEL has paid an aggregate amount of USD42,470,741.19 to third parties on behalf of MIE and the outstanding balance as of December 31, 2008 was USD22,469,681; (ii) an intercompany loan agreement dated June 26, 2008 between MIE and FEEL, FEEL has made a single advance of up to USD9,000,000 to MIE and the outstanding balance as of December 31, 2008 was USD2,450,000; (iii) a repayment agreement dated September 18, 2007 between FEEL and Mr. Zhang, Mr. Zhang had paid an aggregate amount of USD 51,959,559.24 to third parties on behalf of FEEL and the outstanding balance as of December 31, 2008 was USD52,055,023; (iv) a repayment agreement dated September 18, 2007 between Mr. Zhang and MIE, MIE has paid an aggregate amount of RMB equal to USD119,206,906.36 to third parties on behalf of Mr. Zhang and the outstanding balance as of December 31, 2008 was USD106,793,113 (RMB730,005,680) (these three repayment agreements and one intercompany loan agreement are hereinafter referred to collectively as the “Repayment Agreements” and individually as a “Repayment Agreement”). As a result:
(i)	Mr. Zhang owes MIE a debt of USD106,793,113 “ Debt 1”);

(ii)	FEEL owes Mr. Zhang a debt of USD52,055,023 (“Debt 2”); and

(iii)	MIE owes FEEL a debt of USD24,919,681 (“Debt 3”).
All the debts are interest free and shall be repaid in whole or in part prior to July 31, 2010.
Appendix 1 to this memorandum sets out the relations of the three debts.
The Tripartite Agreement and Guarantee:
In order to settle the debts under the Repayment Agreements and to permit the proposed initial public offering of the shares of or other financial transactions involving (including the private placement of Series A shares) the MI Group (including MIE, FEEL and MIE Holdings Corporation), MIE, FEEL and Mr. Zhang have entered into a tripartite agreement on December 31, 2008 (the “Tripartite Agreement”), and Mr. Zhang and MIE have entered into a guarantee on January 12, 2009 (the “Guarantee”). Under the Tripartite Agreement and the Guarantee:
(i)	Mr. Zhang transferred the obligations under Debt 1 to FEEL (with the approval of MIE), and as a result, (A) Mr. Zhang owes FEEL an amount of USD106,793,113 (“Debt l(a)”) and (B) FEEL owes MIE the same amount (“Debt l(b)”). Concurrently, Mr. Zhang provided a personal guarantee to
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MIE under the Guarantee for the repayment of Debt 1(b);

(ii)	MIE used a part of Debt 1(b) to offset Debt 3 owed to FEEL;

(iii)	FEEL used a part of Debt 1(a) to repay Debt 2 owed to Mr. Zhang;

(iv)	MIE repaid FEEL a part of Debt 1(b) owed to FEEL in the amount of USD20,000,000 through a deemed distribution (i.e., book entry, no cash is distributed) of dividends of the same amount;

(v)	FEEL shall repay MIE all or a portion of the remaining Debt 1(b) owed to MIE in the amount equal to any subscription proceeds received by MIE from third parties in connection with any issuance and allotment of shares in MIE (the “Series A Investment”) through a deemed distribution (i.e., book entry, no cash is distributed) of dividends (or through other ways) of the same amount at the time of the receipt of such subscription proceeds.

At the consummation of the repayments described in each of (iv) and (v) above, the Guarantee shall be adjusted according to an amount of the remaining outstanding balance of Debt 1(b).

The aforesaid debt settlements described in (i) to (v) above among MIE, FEEL and Mr. Zhang are hereinafter referred to as the “Debt Settlement Transactions” (together with the transactions contemplated under the Repayment Agreements, the “Transactions”).
Appendix 2 to this memorandum sets out the operational steps of the Debt Settlement Transactions.
Legal Documents for the Transactions
We have reviewed the following documents solely for the purpose of rendering our opinion under the PRC Law:
(i)	The Repayment Agreements;

(ii)	The Tripartite Agreement; and

(iii)	The Guarantee.
II Legal Analysis
Based on and subject to the above legal documents and information, we would like to specify the risks and our analysis as follows:
The Debt 1 is in violation of the PRC SAIC administrative rules:
According to the Regulations of the People’s Republic of China on the Administration of Company Registration and the Provisions on the Administration of Registration of the Business Scope of Enterprises, as a registered branch of a foreign company, MIE shall conduct operations within the range approved and registered and strictly in
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compliance with the PRC laws, including the PRC foreign exchange law and the administration of the PRC State Administration for Industry and Commerce (“SAIC”).
We note that the business scope of MIE branch in the PRC, as indicated in a business license issued by the Jilin Administration of Industry and Commerce on February 27, 2009, does not include extending loans to third parties. Therefore, the extension of Debt 1 by MIE to Mr. Zhang will constitute a violation of PRC Laws, which, according to the PRC Company Law and Regulations of the People’s Republic of China on the Administration of Company Registration, may subject MIE to an administrative penalty with a fine of up to RMB30,000, in addition to a corrective order (which is likely to be in the form of forced return of the debt amount, and the proposed settlement may be acceptable to the Jilin Administration for Industry and Commerce, as an alternative).
Governmental approval/registration relating to foreign debt and guarantee overseas:
Since MIE and FEEL are foreign entities, the debts of Mr. Zhang shall constitute foreign debts, i.e., debts owed by a PRC person to a foreign entity. Similarly, the Guarantee by Mr. Zhang to MIE shall constitute a foreign guarantee and the obligation of Mr. Zhang thereunder shall also constitute a foreign debt (Article 7 of the Interim Provisions on the Management of Foreign Debts ()).
According to the Interim Provisions on the Management of Foreign Debts ( ) (the “Interim Provisions”) which was promulgated on January 8, 2003 by the National Development and Reform Commission (, “NDRC”), the Ministry of Finance and the State Administration for Foreign Exchange (, “SAFE”) jointly, PRC enterprises are not allowed to incur foreign debt except with prior approval of both NDRC and SAFE. Furthermore, according to the Procedures for the Administration of Guarantees Overseas By Institutions Within the Chinese Territory () (the “Procedures”) promulgated by the People’s Bank of China (“PBOC”) on September 25, 1996 and its implementation rules, PRC institutions who intends to provide guarantees to overseas parties shall first apply for approvals from SAFE. However, both the Interim Provisions and the Procedures apply only to PRC institutions and do not apply to a PRC individual such as Mr. Zhang. As a result, the Transactions shall not be subject to the Interim Provisions or the Procedures.
Note further that according to the Measures for the Administration of Individual Foreign Exchange () promulgated by PBOC on December 25, 2006, where a PRC individual grants a loan to anyone overseas, incurs a foreign debt, provides a guarantee overseas or directly participates in any transaction involving overseas commodity futures or financial derivative products, he/she shall comply with the relevant provisions and the corresponding registration formalities at the foreign
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exchange authorities. However, as far as we are aware and as confirmed by oral consultation with SAFE Beijing Branch, no implementation rules specifying the procedures of registration formalities with respect to registration of personal foreign guaranty or other foreign debt have been issued yet. Furthermore, we orally consulted with the SAFE Beijing Branch and they confirmed to us that the foreign exchange authorities would refuse to register individual foreign debt and foreign guarantee until new implementation rules are issued.
Accordingly, we are of the opinion that the failure to obtain approval from or register with NDRC or SAFE with respect to the Transactions in accordance with the above foreign exchanges laws and regulations shall not cause MIE, FEEL and Mr. Zhang to be subject to any penalty or fine as a result.
Risk of Exchange Arbitrage:
Under the PRC foreign exchange laws, circulation of foreign exchange and use of RMB by foreign company outside of China are strictly restricted. Specifically, according to Article 40 of the Regulation of the PRC on Foreign Exchange Administration () promulgated by the PRC State Council on January 29, 1996 and amended on January 14, 1997 and August 5, 2008 respectively, a payment which shall be made in RMB but is made in foreign currency will constitute a foreign exchange arbitrage and subject the relevant party to administrative penalties (even criminal penalties in serious violations).
Literally and strictly interpreting the Article 40, there is a risk that the Debt Settlement Transactions, which involve offshore payments for “onshore debts” which are denominated in RMB and owed by Mr. Zhang, a PRC resident, may be regarded as a foreign exchange arbitrage by the relevant authorities.
However, taking into consideration of the following, we are of the opinion that the Debt Settlement Transactions would not constitute a foreign exchange arbitrage for the following reasons: firstly, as discussed above, the debt owed by Mr. Zhang to MIE (or FEEL after the assignment) described in step (i) under the heading “Tripartite Agreement and the Guarantee” in Part I of this Legal Opinion, is legally a foreign debt because it is owed to MIE or FEEL, each of which is an offshore entity, even though it is denominated in RMB. Satisfaction of foreign debt using financial resources offshore is unlikely to constitute a foreign exchange arbitrage, especially when the foreign exchange authorities have not yet issued implementation rules to specify the procedures for registration formalities and would in fact refuse to register personal foreign debt or foreign guarantee. Secondly, unlike a typical cross border foreign exchange arbitrage where there are two parallel moving of funds, MIE repaid the debts by book entry where there was no actual moving of funds. Furthermore, since the purpose of the Debt Settlement Transactions is to cure a past violation of PRC Laws, and the Debt Settlement Transactions are not designed to intentionally
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violate PRC Laws, the Debt Settlement Transactions should not be subject to administrative penalties.
To further confirm our understanding, we have orally consulted with SAFE Beijing Branch on November 19, 2008 (telephone number 010-68559845) on a no name’s basis, and were advised by the officer that SAFE generally won’t investigate if there is no actual movement of foreign exchange across the PRC border.
Accordingly, we are of the opinion that the Transactions shall not cause MIE, FEEL and Mr. Zhang to be subject to any penalty or fine under any applicable PRC foreign exchange rules.
Registration under Notice 75:
The Notice of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investment via Overseas Special Purpose Companies , “Notice 75”) and Notice of the General Affairs Department of the State Administration of Foreign Exchange on Printing and Distributing the Operating Rules for the Notice of the State Administration of Foreign Exchange on the Relevant Issues about Foreign Exchange Control over the Financing and Return Investment of Domestic Residents through Overseas Special Purpose Companies ,
“Notice 106”) promulgated by SAFE on October 21, 2005 and May 29, 2007, respectively, provide that: where an overseas special purpose vehicle conducts a change in capital (which is not related to investment back to China), the PRC resident shall, within 30 days of such change, apply to the relevant local SAFE branch for modification or archival filing of the original Notice 75 registration (the “Notice 75 Registration”) of the overseas investments.
We are of the opinion that the Debt Settlement Transactions may constitute a change in the capital of the overseas special purpose vehicles (including but not limited to FEEL and MIE). Therefore, it is desirable for Mr. Zhang and other PRC shareholders of the MI Group to apply for archival filing of the Notice 75 Registration to file the details of the Debt Settlement Transactions and the related capital change in the MI Group to the SAFE Jilin Branch within 30 days after the settlement happens. While it is desirable to complete such registration or filing, we are of the opinion that the failure or delay in completing such registration or filing will not affect our conclusions set out in Part A.III (Conclusion) of this Legal Opinion.
Ill Conclusion
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To sum up, it is our opinion that:
(i)	the execution and delivery of each of the Repayment Agreements, the Tripartite Agreement, the Guarantee by MIE, FEEL and Mr. Zhang that is a party thereto do not, and the performance by each of MIE, FEEL and Mr. Zhang of its obligations under any of the Repayment Agreements, the Tripartite Agreement and the Guarantee will not (a) require any consent, approval, authorization, registration or qualification of or with any governmental authority of the PRC and (b) results in a violation of any PRC Laws;

(ii)	the choice of law provision set forth in each of the Repayment Agreements, Article 5 of the Tripartite Agreement and Clause 22 of the Guarantee will be given effect by the courts of the PRC; and

(iii)	if the PRC Laws were nevertheless held to be applicable to any of the Repayment Agreements, the Tripartite Agreement and the Guarantee, each of the Repayment Agreements, the Tripartite Agreement and the Guarantee is a valid and binding agreement of each of MIE, FEEL and Mr. Zhang that is a party thereto, enforceable against such party in accordance with its terms under PRC Laws.
B. Remittance of revenue to offshore accounts
Pursuant to a letter from PetroChina dated May 12, 2003, MIE was prohibited from remitting its revenue to any offshore accounts. Such prohibition was lifted in relation to MIE’s revenue from the Daan oil field before April 30, 2006 pursuant to a specific approval dated July 27, 2006 issued by the SAFE. No other specific approval has been issued by SAFE or its local counterparts in relation to MIE’s revenue from its other oil fields.
In relation to MIE’s revenue from the Daan oil field from April 30, 2006 and MIE’s revenue from the Moliqing oil field and the Miao-3 oil field, it is our opinion that the general approval letter “SAFE Reply No. 222” issued by SAFE on August 10, 2006 has the effect of lifting the prohibition referred to in the foregoing paragraph and that MIE does not require any additional consent, approval, authorization, registration or qualification of or with SAFE or any consent or approval from PetroChina in order to remit its revenue from the Daan oil field from April 30, 2006 and from the Moliqing oil field and the Miao-3 oil field to offshore accounts as long as it submits the following documents to a bank:
1. The application to purchase foreign exchanges as required;
2. The oil distribution chart signed by both PetroChina and MIE’s representatives;
3. The oil sales agreements with respect to the MIE’s oil portion;
4. The monthly financial information regarding the joint account of the cooperative oil projects;
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5. The most recent audited annual financial statement; and
6. (If the cooperative oil project has already entered into the profits distribution stage), the tax payment certificate.
Yours faithfully,
/s/ Guanchun Dai
[Chop of Zhong Lun Law Firm affixed]
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Appendix 1
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Appendix 2
(i) Mr. Zhang transfers Debt 1 to FEEL:
(ii) After Mr. Zhang transfers Debt 1 to FEEL and MIE uses part of Debt l(b) to offset Debt 3 with FEEL:
(iii) After FEEL uses part of Debt 1 (a) to offset Debt 2 with Mr. Zhang:
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(iv) Declare deemed distribution dividend US$20,000,000
After deemed distribution dividend US$20,000,000
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(V) After Series A Investment
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